Exhibit T3C-2

SATÉLITES MEXICANOS, S.A. de C.V.
as Issuer,
each of the SECOND PRIORITY GUARANTORS named herein,
as Second Priority Guarantors,
and
as Trustee
WELLS FARGO BANK, NATIONAL ASSOCIATION

INDENTURE
Dated as of November 29, 2006

$140,000,000
10 1/8% Second Priority Senior Secured Notes due 2013

i

TRUST INDENTURE ACT CROSS-REFERENCE TABLE

TIA Section	Second Priority Indenture Section(s)

310(a)(1)	7.10
310(a)(2)	7.10
310(a)(3)	N.A.
310(a)(4)	N.A.
310(a)(5)	7.8; 7.10
310(b)	7.8; 7.10; 12.2
310(b)(1)	7.10
310(c)	N.A.

311	7.11
311(a)	7.11
311(b)	N.A.
311(c)	N.A.

312(a)	2.5
312(b)	12.2
312(c)	12.2

313(a)	7.6
313(b)(1)	7.6
313(b)(2)	7.6
313(c)	7.6; 12.2
313(d)	7.6

314	4.7
314(a)	4.8; 12.2
314(a)(4)	4.7
314(b)	4.7; 12.4; 12.5
314(c)(1)	4.8; 12.4; 12.5
314(c)(2)	4.8; 12.4; 12.5
314(c)(3)	4.8; 12.4; 12.5
314(d)	11.2
314(e)	12.5
314(f)	N.A.

315(a)	7.1
315(b)	7.5; 12.2
315(c)	7.1
315(d)	6.11; 7.1
315(e)	6.13
316(a)(last sentence)	2.9
316(a)(1)(A)	6.2

v

TIA Section	Second Priority Indenture Section(s)

316(a)(1)(B)	6.12
316(a)(2)	9.2
316(b)	6.8
316(c)	9.4
317(a)(1)	6.3
317(a)(2)	6.4
317(b)	2.4
318(a)	12.1
318(c)	12.1

Notes:
(1)	For the purposes of this cross-reference table, N.A. means not applicable.

(2)	Notwithstanding anything to the contrary in this Second Priority Indenture or otherwise, this cross-reference table shall not be and shall not be deemed to be a part of this Second Priority Indenture for any purpose whatsoever.

          INDENTURE, dated as of November 29, 2006, by and between Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), each of the Guarantors (defined below) named herein and Wells Fargo Bank, National Association, as Trustee and Principal Paying Agent.
          Each party hereto agrees as follows for the benefit of each other party and for the equal and ratable benefit of the holders from time to time of the Company’s 10 1/8% Second Priority Senior Secured Notes due 2013 (the “Second Priority Securities”):
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.1 Definitions.
          “Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person became or was designated a Restricted Subsidiary or was merged with or into a Restricted Subsidiary or the Company.
          “Additional Amounts” shall have the meaning specified in Section 4.2(a).
          “Additional Satellite” means any satellite, other than the Existing Satellites, in which the Company or any of its Restricted Subsidiaries has any insurable interest, including without limitation any Replacement Satellite.
          “Additional Second Priority Securities” means Second Priority Securities issued from time to time after the Issue Date pursuant to Section 4.1(b) of this Indenture.
          “Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person (other than net income or loss attributable to a Restricted Subsidiary) in which any Person (other than the Company or any of its Restricted Subsidiaries) has a joint interest and the net income (or loss) of any Unrestricted Subsidiary, except that Adjusted Consolidated Net Income for any period shall include the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of Section 4.11 hereof (and in such case, except to the extent includible pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the company or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Company or any of its Restricted Subsidiaries; (iii) any gains or losses (on an after-tax basis) attributable to Asset Sales; (iv) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (iii) of Section 4.11 hereof, any amount paid or accrued as dividends on Preferred Stock of the Company or any Restricted Subsidiary owned by Persons other than the Company and any of its Restricted

Subsidiaries; (v) all extraordinary losses; and (vi) any net income (or loss) of any Guarantor that ceases to be a Guarantor because it is designated an Unrestricted Subsidiary
          “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of the Company and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisition in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Company and its Restricted Subsidiaries (excluding inter company items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as determined on a consolidated basis in conformity with GAAP.
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.
          “Agent” means any Registrar, Paying Agent or co-registrar.
          “Agent Members” shall have the meaning specified in Section 3.4(d).
          “Applicable Procedures” means the rules and procedures of the Depositary, Euroclear and Clearstream, in each case to the extent applicable.
          “Approved Buyer” means a Buyer that is, or is controlled by (i) a leading international satellite or telecommunications company having a minimum net worth of one billion dollars ($1,000,000,000), and/or (ii) a person or company listed on Schedule A hereto; provided, however, that (whether or not otherwise qualifying as an Approved Buyer) no Person or group may be an Approved Buyer if such Person or group, or Affiliate thereof, has been indicted for a felony or charged (civilly or criminally) with a violation of securities laws or regulations of the U.S. or Mexico during the preceding five (5) years; and provided further, that if the Approved Buyer is a “foreign investor” or such Person’s investment in the Company would be deemed a “foreign investment” within the meaning provided under the Foreign Investment Law, then such Approved Buyer must be part of a group constituting a Buyer with another Approved Buyer that is not a “foreign investor,” nor whose investment in the Company would be deemed a “foreign investment” within such meanings.
          “Asset Acquisition” means (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries; or (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that in the case of either (i) or (ii) such Person’s primary business is a Permitted Business.
          “Asset Sale” means any Disposition of Property or series of related Dispositions of Property of the Company or any of its Restricted Subsidiaries.

          “Average Life” means, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment, redemption, or similar payment with respect to such Indebtedness, and (b) the amount of such principal payment by (ii) the sum of all such principal payments.
          “Base Currency” shall have the meaning specified in Section 12.16(b)(1)(A).
          “Bankruptcy Law” means Title 11 of the United States Code, the Concurso Law of Mexico (Ley de Concursos Mercantiles), or any similar federal, state, or foreign law for the relief of debtors, as such laws may be amended from time to time.
          “Beneficial Owner” or “beneficial owner” has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) shall be deemed to have “beneficial ownership” of all securities that such “person” (as defined in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date) has the right to acquire, whether such right is exercisable immediately or only after the passage of time.
          “Board of Directors” means the board of directors of the Company.
          “Business Day” means any day (other than a Saturday or Sunday) on which DTC, Euroclear and Clearstream and banks in New York and Mexico, D.F., and the Corporate Trust Offices are open for business.
          “Buyer” means a Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) that following a Change of Control is the beneficial owner of, and solely Controls, shares of the Company representing not less than a majority of the equity financial rights of the Company and not less than a majority of the equity voting rights of the Company (including the right to appoint or elect a majority of the Board of Directors of the Company).
          “Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
          “Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding at the Issue Date or issued after the Issue Date, including, without limitation, all Common Stock and Disqualified Stock, and any and all rights, warrants or options exchangeable for or convertible into any thereof.
          “Capitalized Lease” means, as applied to any Person, any lease or license of, or other agreement conveying the right to use, any property (whether real, personal or mixed, movable or immovable) of which the present value of the obligations of such Person to pay rent or other amounts is required, in conformity with GAAP, to be classified and accounted for as a finance lease obligation; and “Capital Lease Obligation” is defined to mean the capitalized present value of the obligations to pay rent or other amounts under such lease or other agreement, determined in accordance with GAAP. For purposes of this Indenture, the Concessions shall not be deemed Capitalized Leases.
          “Cash Equivalents” means each of the following: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000 (or any Subsidiary of any such bank established under the laws of Mexico with a banking license); (iii) commercial paper of an issuer, organized under the laws of a state of the United States, rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six (6) months from the date of acquisition; (iv) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than thirty (30) days with respect to securities issued or fully guaranteed or insured by a Person described in clause (i) above; (v) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (vi) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any lender or any commercial bank satisfying the requirements of clause (ii) of this definition; and (vii) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (i) through (vi) of this definition and the shares of which are repriced daily to provide a constant net asset value of $1.00 per share.
          “Change of Control” means the occurrence of any of the following events:
          (i) any person or group (other than (A) the Equity Trust or (B) Servicios and Mexico as a group) shall acquire (through a single or a series of related transactions, whether voluntarily or by operation of prior agreement or law, by merger or consolidation, or otherwise) or own, or become the beneficial owner of, directly or indirectly, more than fifty percent (50%) of (x) the Capital Stock of the Company having a right to elect a majority of the Board of Directors (determined on a fully diluted basis) or (y) the Capital Stock of any surviving Person into or with which the Company is merged or consolidated having a right to elect a majority of the board of directors of such surviving Person (determined on a fully diluted basis); provided, however, that the Equity Trust is excluded as a person or member of a group to which this subparagraph applies only to the extent of its direct ownership of Capital Stock of the Company or of any such surviving Person; or

          (ii) (x) on or prior to the first Change of Control pursuant to subparagraphs (i) or (iv) of this definition (the “First Change of Control Date”), the seven (7) member Board of Directors shall cease to include four (4) members elected by the Series A Shares that have each issued a “Certificate of Independence” (as such term is defined in the Irrevocable Equity Trust Agreement No. [       ], dated [November      ], 2006, entered into by and between the Company and the trustee thereunder (the “Equity Trust Agreement”) in effect on the Issue Date) (other than on account of the death or incapacity of a director or because a director could not, solely pursuant to provisions of Mexican law or the by-laws of the Company as in effect on the Issue Date, serve as a director prior to the replacement of such director by a director that issues such a Certificate of Independence), or (y) following the First Change of Control Date, the individuals who immediately prior to the First Change of Control Date constituted the Board of Directors of the Company (together with any new directors elected thereafter by the holders of the Capital Stock of the Company pursuant to the by-laws of the Company who are also approved pursuant to a vote of or resolution adopted solely for purposes of this First Priority Indenture by a majority of directors then still in office either (A) who were directors(or alternates thereof) immediately prior to the First Change in Control Date or (B) whose election or nomination for election was previously so approved), shall cease for any reason (other than on account of the death or incapacity of a director or because a director could not, solely pursuant to provisions of Mexican law or the by-laws of the Company as in effect on the Issue Date serve as a director), to constitute a majority of the members of the Board of Directors of the Company; provided, however, that (1) this clause (y) shall not be applicable to any such change in the individuals who constitute a majority of the members of the Board of Directors of the Company immediately prior to the First Change of Control Date if such change is effected prior to the later of (A) the date that is six (6) months following the First Change of Control Date and (B) the date of the first General Ordinary Shareholders’ Meeting (as defined in the Company’s by-laws in effect on the Issue Date) following the First Change in Control Date at which the by-laws of the Company could be in accordance with applicable law amended to eliminate the requirement that the four (4) members of the Board of Directors of the Company elected by the Series A Shares be Independent, and (2) if the individuals who constitute a majority of the members of the Board of Directors of the Company immediately prior to the First Change of Control Date are changed in accordance with this proviso, then following the date of such change (the “Board Change Date”), for purposes of this clause (y) (without regard to this proviso) the term “Board Change Date” shall be substituted for the term “First Change in Control Date”; or
          (iii) on or prior to the First Change of Control Date, any person or group shall acquire (through a single transaction or a series of related transactions or otherwise, and whether voluntarily or by operation of prior agreement or law or otherwise) or own, directly or indirectly, 66 2/3% of the Voting Agency Agreement Shares (defined below) and the Equity Trust Agent shall thereafter exercise or be directed to exercise its right to approve (a “Shareholder Approval Right”) or reject (a “Shareholder Rejection Right”) any (A) merger of the Company (other than a merger with or into a Restricted Subsidiary or a Subsidiary of the Company that becomes a Restricted Subsidiary in accordance with the terms of this Indenture or a merger or consolidation that is not a Change of Control under subparagraph (i) of this definition), or (B) spin-off of the Company (other than a spin-off into a Restricted Subsidiary or a Subsidiary of the Company that becomes a Restricted Subsidiary in accordance with the terms of this Indenture), or (C) transfer of all or a significant portion of the Company’s material assets, or (D) transfer of the orbital concessions held by the Company (each a “Shareholder Applicable Matter”), in each case where the Applicable Shareholder Matter would be rejected at a Shareholders’ Meeting (or by written shareholders’ resolution) but for such exercise of a Shareholder Approval Right or would be approved at a Shareholders’ Meeting (or by written shareholders’ resolution) but for such exercise of a Shareholder Rejection Right; provided than any amendment, modification, or supplement to the by-laws of the Company that enhances or expands any of the Applicable Shareholder Matters or the rights of the shareholders to approve or reject such matters shall be deemed an enhancement or expansion of the Applicable Shareholder Matters or the rights of shareholders to approve or reject such matters, as applicable, for purposes of this subparagraph (iii); provided further that, for purposes of this subparagraph (iii), no person that acquires or owns, directly or indirectly, any of the Agency Agreement Shares or interests therein shall be deemed to constitute a “group” with any other person or persons that acquire or own, directly or indirectly, Agency Agreement Shares or interests therein solely due to the fact that the voting of the Agency Agreement Shares is subject to the Agency Agreement, as in effect on the Issue Date, for the benefit of the holders of the Agency Agreement Shares, pursuant to which the holders of the Agency Agreement Shares have ratable rights to instruct, directly or indirectly through the Equity Trust Agent acting for the benefit of the beneficial owners from time to time of the Agency Agreement Shares, the trustee under the Equity Trust to vote all of the Agency Agreement Shares in accordance with the instructions of 2/3rds of the interests therein that actually give instructions with respect to any matter submitted for vote by the holders of the Company’s Capital Stock, whether as a class or otherwise; or
          (iv) any person or group (other than the Company or its Restricted Subsidiaries or any Subsidiary of the Company that becomes a Restricted Subsidiary in accordance with the terms of this Indenture) shall acquire (through a single or a series of related transactions, whether voluntarily or by operation of prior agreement or law, or otherwise) or own, or become the beneficial owner of, directly or indirectly, all or substantially all of the assets of the Company and its Restricted Subsidiaries considered as a whole; or
          (v) any plan of liquidation or dissolution of the Company shall be approved.
          For purposes of the definition of “Change of Control” (A) the term “Agency Agreement Shares” shall mean the 7,166,667 Class II, Series B Shares and 29,395,883 Class II, Series N Shares of the corporate capital of the Company, issued by the Company on or about the date hereof in exchange and capitalization of certain of the claims of the holders of the Company’s US$320,000,000 of 10-1/8% Unsecured Senior Notes due November 1, 2004 and any additional shares issued in respect thereto or otherwise acquired by the trustee under the Equity Trust Agreement for the benefit of the Equity Trust Agent or transferred by the Equity Trust Agent to the trustee under the Equity Trust Agreement under the terms of the Equity Trust Agreement, (B) the term “Voting Agency Agreement Shares” shall mean the Agency Agreement Shares directly or indirectly having a right to vote with respect to the election of Series B Directors, (C) the terms “person” and “group” mean, as applicable and without limitation, “person” and “group” as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, including without limitation any person or group acting for the purpose of acquiring, holding, or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), (D) the term “Equity Trust Agent” shall mean the agent acting for the benefit of the beneficial owners from time to time of the Agency Agreement Shares, and (E) the term “Agency Agreement” shall mean that certain Agency Agreement For the Benefit of the Holders of Trust Interests dated on or about the date hereof.
          “Change of Control Date” means, as to any Change of Control, the date that the Change of Control occurs, or, in the case of an anticipated Change of Control, the date that the Change of Control is reasonably anticipated to occur.
          “Change of Control Redemption” shall have the meaning specified in Section 3.4(a).
          “Clearstream” means Clearstream Banking SA.
          “Collateral” means any assets of the Company or any Guarantor defined as “Collateral,” "Mortgaged Property,” “Trust Property” or the like in any of the Second Priority Security Documents.
          “Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding at the Issue Date, and includes, without limitation, all series and classes of such common stock or ordinary shares.
          “Common Representative” has the meaning specified in the Common Representative Agreement.
          “Common Representative Agreement” means that certain Common Representative Agreement dated as of the Issue Date by and among the common representative thereunder, the First Priority Indenture Trustee, the Second Priority Indenture Trustee, the Second Priority Collateral Trustee, and the Company, which is attached as an exhibit to the Intercreditor Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Company” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and, thereafter, “Company” shall mean such successor.
          “Company Segregated Account” means a bank account containing cash or Cash Equivalents and held in the name of the Company at the Company’s regular bank, segregated from all other accounts of the Company and containing only amounts required to be deposited or held therein pursuant to Section 4.25(a), which account and its contents have been pledged as security for the Second Priority Obligations as part of the Second Priority Collateral and in which the Second Priority Collateral Trustee has a valid, enforceable, and perfected first-priority lien.
          “Concession” means any and all of the concessions granted by Mexico to the Company or any Restricted Subsidiary (whether or not such Restricted Subsidiary was a

Restricted Subsidiary at the time of the grant), as the same may be amended, supplemented, reinstated, renewed, or replaced from time to time, including without limitation all orbital concessions and all property concessions and all amendments, supplements, reinstatements, renewals, and replacements thereof.
          “Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents and Permitted Peso Investments) that would, in conformity with U.S. GAAP, be set forth as a component of “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date.
          “Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with U.S. GAAP, be set forth as a component of “total current liabilities” (or any equivalent caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Company and its Restricted Subsidiaries.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization, or write-off of debt discount and debt issuance costs and commissions, discounts, and other fees and charges associated with Indebtedness (including the First Priority Obligations and Second Priority Obligations), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs and (e) any extraordinary, unusual, or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis.
          “Consolidated Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA for the immediately preceding prior four consecutive fiscal quarters, to (b) Consolidated Fixed Charges for such fiscal quarters (including, for pro forma purposes, Indebtedness to be incurred and Capital Expenditures to be made on or about such date).
          “Consolidated Fixed Charges” means, for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) provision for cash income taxes made by the Company or any of its Restricted Subsidiaries on a consolidated basis in respect of such period, (c) scheduled payments made during such period on account of principal of Indebtedness of the Company or any of its Restricted Subsidiaries and (d) permitted Capital Expenditures of the Company and its Restricted Subsidiaries for such period.
          “Consolidated Interest Coverage Ratio” means, as of any date, the ratio of (a) Consolidated EBITDA for the immediately preceding prior four consecutive fiscal quarters,

to (b) Consolidated Interest Expense for such fiscal quarters (including, for pro forma purposes, Indebtedness to be incurred on or about such date).
          “Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of interest income, of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Protection Agreements to the extent such net costs are allocable to such period in accordance with U.S. GAAP, but excluding any amortization of costs of issuing Indebtedness).
          “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded (i) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (ii) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions, and (iii) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Second Priority Document) or Requirement of Law applicable to such Restricted Subsidiary.
          “Consolidated Net Worth” means, with respect to any Person as of any date, the total of the amounts shown on the balance sheet of such Person and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter for which consolidated financial statements for such Person and its consolidated Subsidiaries have been prepared prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of such Person plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (iv) (A) any accumulated deficit and (B) any amounts attributable to Disqualified Stock of such Person not held by such Person or any of its Subsidiaries.
          “Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, or other undertaking to which such Person is a party or by which it or any of its Property is bound.
          “Control” and “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, is defined to mean the possession by another Person (whether directly or indirectly and whether by the ownership of share capital, the possession of voting power, contract or otherwise) of the power to appoint and/or remove the majority of the members of the board of directors or other governing body of such Person or otherwise to direct or cause the direction of the affairs and policies of such Person.
          “Corporate Trust Offices” means, collectively, (i) the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, at the date of this Agreement, the address of the Trustee specified in Section 12.2 hereof, or such other address as to which the Trustee shall have given notice to the Company, and (ii) the office of the Second Priority Collateral Trustee at which the corporate trust business of the Second Priority Collateral Trustee shall, at any particular time, be principally administered, which office is, at the date of this Agreement, the address of the Second Priority Collateral Trustee specified in Section 12.2 hereof, or such other address as to which the Second Priority Collateral Trustee shall have given notice to the Company.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values.
          “Custodian” means any receiver, trustee, sindico, conciliador, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.
          “Default” means an event that is, or with the passing of time or the giving of notice or both would constitute, an Event of Default.
          “Defaulted Interest” shall have the meaning specified in Section 2.12.
          “Definitive Security” means a Second Priority Security that is in the form of the Second Priority Security attached hereto as Exhibit A that does not include the information called for by footnote 1 thereof.
          “Depositary” means, with respect to the Second Priority Securities issuable or issued in whole or in part in global form, the Person specified in Section 2.3 as the Depositary with respect to the Second Priority Securities, until a successor shall have been appointed and become such pursuant to the applicable provision of this Indenture, and, thereafter, “Depositary” shall mean or include such successor.
          “Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is exchangeable for

Indebtedness, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the Second Priority Securities.
          “Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of United States dollars obtained by converting such foreign currency involved in such computation into United States dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by Reuters (or if Reuters ceases to provide such spot quotations, by any other reputable service which provides such spot quotations, as selected by the Company), at approximately 11:00 a.m. (New York time) on the date two Business Days prior to such determination.
          “DTC” shall have the meaning specified in Section 2.3.
          “Enlaces Integra” means Enlaces Integra, S. de R.L. de C.V., a company organized under the laws of the United Mexican States.
          “Equity Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date executed by the Company in favor of the holders of global trust certificates, providing for registration rights to certain holders thereof.
          “Equity Trust” means that certain trust established pursuant to the Administration Trust Agreement No. [       ] dated as [of November      ], 2006, by and between the Company, in its capacity as Settlor and Beneficiary, Deutsche Bank México, S.A., institución de banca múltiple, división fiduciaria, as Trustee and the other settlors and beneficiaries party thereto.
          “Estimated Consolidated Net Income” means, for any period, the estimated consolidated net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP; provided, however, that there shall be excluded (i) the estimated income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (ii) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions, and (iii) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Second Priority Document) or Requirement of Law applicable to such Restricted Subsidiary.
          “Euroclear” shall mean Euroclear Clearance system.
          “Event of Default” shall have the meaning specified in Section 6.1.
          “Excess Cash Flow” means, for any fiscal quarter of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Estimated Consolidated Net Income for such fiscal quarter, (ii) an amount equal to the amount of all non-cash charges (including but not limited to depreciation and amortization) deducted in arriving at such Estimated Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal quarter, (iv) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Company and its Restricted Subsidiaries during such fiscal quarter (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Estimated Consolidated Net Income; and (v) the net increase during such fiscal quarter (if any) in deferred tax accounts of the Company; minus (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Estimated Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Restricted Subsidiaries in cash during such fiscal quarter on account of Capital Expenditures permitted under Section 4.24 hereof and insurance premiums, (iii) all permitted prepayments of Indebtedness made in cash during such fiscal quarter, (iv) the aggregate amount of all regularly scheduled and permitted principal and interest payments of Indebtedness of the Company and its Restricted Subsidiaries made in cash during such fiscal quarter, (such payments being limited by Section 4.10(c) hereof) (v) increases in Consolidated Working Capital for such fiscal quarter, (vi) an amount equal to the aggregate net non-cash gain on the Disposition of Property by the Company and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Estimated Consolidated Net Income, (vii) the net decrease during such fiscal quarter (if any) in deferred tax accounts of the Company and its Restricted Subsidiaries, and (viii) $5,000,000, provided, however, that items (a)(ii) through (v) shall be added only to the extent that they were deducted in calculating Estimated Consolidated Net Income and items (b)(ii) through (b)(vii) shall be subtracted only to the extent that they were not deducted in calculating Consolidated Net Income. Notwithstanding the foregoing, the Segregated Amounts shall be excluded from the calculation of Excess Cash Flow.
          “Excess Cash Flow Application Date” has the meaning given in Section 3.2(b).
          “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated by the SEC thereunder, as amended from time to time.
          “Existing Satellites” means any telecommunications satellite owned by the Company or any Restricted Subsidiary as of the Issue Date, including but not limited to the three telecommunications satellites related to the Concessions, known as the Solidaridad 2, Satmex 5, and Satmex 6 satellites.
          “Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under pressure or compulsion to complete the transaction. Unless otherwise specified in this Indenture, Fair Market Value shall be determined by the chief financial officer of the Company and approved by a resolution of the Board of Directors and shall be evidenced by a resolution delivered to the Trustee; provided that for purposes of Section 4.19, if through one or more related transactions the Company and/or one or more Restricted Subsidiaries were to receive assets in consideration having an aggregate value in excess of $5 million, the Fair Market Value of such assets shall be determined by an Independent Financial Advisor.
          “First Priority Collateral” means any Property of the Company and any Restricted Subsidiary, now owned or hereafter acquired, upon which a Lien is purported to be created pursuant to the First Priority Security Documents.
          “First Priority Collateral Trust Agreement” means the First Priority Collateral Trust Agreement, dated as of the date hereof, among the Company and each First Priority Guarantor, the First Priority Collateral Trustee, and the First Priority Indenture Trustee.
          “First Priority Collateral Trustee” means the collateral trustee under the First Priority Collateral Trust Agreement and any permitted successor thereto.
          “First Priority Documents” means, collectively, the First Priority Indenture, the First Priority Securities, the First Priority Collateral Trust Agreement, the First Priority Security Documents, the First Priority Guarantees, First Priority Mortgage, and any other document executed or delivered by any of the Company or any First Priority Guarantor in connection with any of the First Priority Securities or First Priority Obligations (other than the First Priority Registration Rights Agreement), as such documents may be amended, supplemented, or otherwise modified from time to time.
          “First Priority Guarantees” means any and all guarantees of the First Priority Obligations and documents reflecting Guarantee Obligations regarding the First Priority Obligations, but not including the First Priority Indenture, as the same may be amended, supplemented, or otherwise modified from time to time.
          “First Priority Guarantor” and “First Priority Guarantors” means each and every Restricted Subsidiary until a successor replaces any or all of them in accordance with the provisions of the First Priority Indenture, and thereafter means such successor or successors.
          “First Priority Holder” means a Person in whose name a First Priority Security is registered in accordance with the terms of the First Priority Indenture.
          “First Priority Indenture” means the Indenture of even date herewith, by and between the Company and the First Priority Indenture Trustee, providing for the issuance of the First Priority Securities, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof.
          “First Priority Indenture Trustee” means the party named as such in the preamble to the First Priority Indenture and any permitted successor thereto.
          “First Priority Mortgage” means the first-priority statutory telecommunications mortgage made by the Company in favor of, and/or for the benefit of, the First Priority Collateral Trustee for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, as described on Schedule to the First Priority Collateral Trust Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.

          “First Priority Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity, acceleration, or other due date of any of the First Priority Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, concurso mercantil, or like proceeding, relating to the Company or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the First Priority Securities (including, without limitation, any Additional Amounts) and all other obligations and liabilities of the Company or Restricted Subsidiary to the First Priority Indenture Trustee, the First Priority Collateral Trustee, any First Priority Holder, or any of their respective Affiliates, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any First Priority Document, any Interest Rate Protection Agreement entered into with any party thereto or any Affiliate of any such party, or any other document made, delivered, or given in connection therewith, whether existing on the date hereof or hereafter arising, and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges, and disbursements of counsel to the First Priority Indenture Trustee and/or First Priority Collateral Trustee) or otherwise.
          “First Priority Pledges” means the pledges in favor of, and/or for the benefit of, the First Priority Collateral Trustee for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement, as described on Schedule II to the First Priority Collateral Trust Agreement, by the Company, over the shares of the Company’s Subsidiairies and by the Restricted Subsidiairies over the shares of such Restricted Subsidiaries’ Subsidiaries, as the same may be amended, supplemented, or otherwise modified from time to time.
          “First Priority Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date executed by the Company in favor of certain First Priority Holders.
          “First Priority Securities” means the [$238,200,000] aggregate original principal amount of First Priority Senior Secured Notes due 2011 issued by the Company pursuant to the First Priority Indenture, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.
          “First Priority Security Documents” means, collectively, the First Priority Mortgage, the First Priority Collateral Trust Agreement, the First Priority Pledges and all other documents hereafter delivered to the First Priority Collateral Trustee that secure or guarantee, or grant a Lien on any Property of any Person to secure or guarantee, the First Priority Obligations, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one (1) year from the date of its creation or matures within one (1) year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year from such date, including, without limitation, all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one (1) year from the date of its creation and, in the case of the Company, Indebtedness in respect of the First Priority Obligations and the Second Priority Obligations and any refinance of the First Priority Obligations or Second Priority Obligations.
          “GAAP” means generally accepted accounting principles in the United States as in effect from time to time as set forth in the rules, regulations, opinions, statements, and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants or the Financial Accounting Standards Board (“FASB”) or such other entity that has been approved by a significant segment of the accounting profession in the United States, or, if applicable, the SEC (or successors thereto or agencies with similar functions). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Indenture, then the Company in order to amend such provisions of this Indenture so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Company and the Trustee, all financial covenants, standards, and terms in this Indenture shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, opinion, statement, or pronouncement of the American Institute of Certified Public Accountants or FASB or such other entity that has been approved by a significant segment of the accounting profession in the United States or, if applicable, the SEC (or successors thereto or agencies with similar functions).
          “Global Security” means a Second Priority Security that is in the form of the Second Priority Security attached hereto as Exhibit A that includes the information called for by footnote 1 thereof.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government (including, without limitation, the National Association of Insurance Commissioners).
          “Ground Control Station” means an on-ground facility and associated equipment of the Company or a Restricted Subsidiary that is linked to one or more satellites by an antenna for the purpose of tracking, controlling and receiving messages from Existing Satellites or Additional Satellites.
          “Guarantee” and “Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which obligation the guaranteeing person has issued a reimbursement, counterindemnity, or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith.
          “Guarantee Acknowledgement” means any Guarantee Acknowledgement substantially in the form attached hereto as Exhibit B.
          “Guarantor” means each Person, including the Restricted Subsidiaries of the Company, which guarantees the obligations of the Company under this Indenture and the Second Priority Securities pursuant to the terms hereof.
          “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise, contingently or otherwise, become liable, directly or indirectly, for or with respect to, or become responsible for, the payment of such Indebtedness, including an Incurrence of Acquired Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term “Incurrence” used as a noun has a corresponding meaning.
          “Indebtedness” means, with respect to any Person at any date, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person for the deferred purchase price of Property or services (other than current Trade Payables incurred in the ordinary course of such Person’s business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (v) all Capital Lease Obligations of such Person, (vi) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vii) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (viii) all Guarantee Obligations of such

Person in respect of obligations of the kind referred to in clauses (i) through (vii) above; (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (x) all obligations of such Person in respect of Interest Rate Protection Agreements; and (xi) the liquidation value of any mandatorily redeemable preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.
          “Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.
          “Independent” has the meaning ascribed to it in the by-laws of the Company, as in effect on the Issue Date.
          “Independent Financial Advisor” means an investment banking firm, accounting firm or satellite consulting or satellite appraisal firm, in each case of international standing (i) which does not, and whose shareholders, members, directors, officers or Affiliates do not, have a material direct or indirect financial interest in the Company or one or more Restricted Subsidiaries and (ii) which is otherwise independent and qualified to perform the task for which it is to be engaged.
          “Initial Second Priority Securities” means the $140,000,000 aggregate principal amount of Second Priority Securities issued by the Company on the Issue Date.
          “Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among the First Priority Indenture Trustee, the First Priority Collateral Trustee, the Second Priority Indenture Trustee, the Second Priority Collateral Trustee, the Company, and the Guarantors, including the Common Representative Agreement attached as an exhibit thereto, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Interest Payment Date” means the stated due date of an installment of interest on the Second Priority Securities.
          “Interest Rate Protection Agreement” means any interest rate protection agreement, interest rate futures contract, interest rate option, interest rate cap, or other interest rate hedge arrangement, to or under which the Company or any of its Restricted Subsidiaries is a party or a beneficiary on the date hereof or becomes a party or a beneficiary after the date hereof, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.
          “Investment” means, with respect to any Person, any direct or indirect advance, loan, account receivable (other than an account receivable arising in the ordinary course of business), or other extension of credit (including, without limitation, by means of any Guarantee

Obligation or similar arrangement) or any capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others, or otherwise), or any purchase or ownership of any stocks, bonds, notes, debentures or other securities of, or substantially all of the assets or Property of, any other Person. Notwithstanding the foregoing, in no event shall any issuance of Capital Stock (other than Disqualified Stock) of the Company in exchange for Capital Stock, property or assets of another Person constitute an Investment by the Company in such other Person. For purposes of the definition of “Unrestricted Subsidiary” set forth below and Section 4.11, (i) “Investment” shall include the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary of the Company at the time that such Restricted Subsidiary of the Company is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors of the Company in good faith or, if it may be in excess of $25 million, by an Independent Financial Advisor.
          “Issue Date” means the date of first issuance of the Second Priority Securities under the Indenture.
          “Judgment Currency” shall have the meaning specified in Section 12.16(b)(1)(A).
          “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or any preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Loral” means Loral Skynet Corporation, a corporation organized under the laws of Delaware.
          “Loral Grant” means the usufructo under Articles 980 et seq. of Mexico’s Federal Civil Code granted to Loral with respect to those certain three (3) transponders on the Satmex 5 satellite and those certain four (4) transponders on the Satmex 6 satellite, pursuant to the applicable agreements between Loral and the Company dated as of the date hereof.1
          “Mandatory Redemption” shall have the meaning specified in Section 3.2(d).

[1]	Subject to the transfer of rights among Loral entities.

          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or the ability of the Company to perform its obligations under this Second Priority Indenture, the Second Priority Securities, the Second Priority Collateral Trust Agreement, the Second Priority Guarantees, or any of the other Second Priority Documents or (b) the validity or enforceability of this Second Priority Indenture, the Second Priority Securities, the Second Priority Collateral Trust Agreement, the Second Priority Guarantees, or any of the other Second Priority Documents, or the Liens granted under the Second Priority Documents, or the rights or remedies of the Second Priority Indenture Trustee, the Second Priority Collateral Trustee, or the Second Priority Holders under the Second Priority Documents.
          “Maturity Date” means, when used with respect to any Second Priority Security, the date on which the principal of such Second Priority Security becomes due and payable as therein or herein provided, whether at Stated Maturity, or by declaration of acceleration, Redemption or otherwise.
          “Mexican Telecommunications Law” means Mexico’s Federal Telecommunications law (Ley Federal de Telecomunicaciones), promulgated June 7, 1995, as amended, supplemented, or otherwise modified from time to time, and regulations thereunder, as amended, supplemented, or otherwise modified from time to time.
          “Mexico” means the Estados Unidos Mexicanos (United Mexican States) and any branch of power, ministry, department, authority or statutory corporation or either entity (including a trust) owned or controlled directly or indirectly by the Estados Unidos Mexicanos (United Mexican States) or any of the foregoing or created by law as a public entity.
          “Moody’s” means Moody’s Investors Services, Inc., and its successors.
          “Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted under Section 4.16(b), (e), (f), (i) or (j) on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Second Priority Security Document) and other customary fees and expenses (including currency conversion costs) actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans or other Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

          “Officer” means the chairman of the Board of Directors, the chief executive officer, the chief financial officer, the treasurer, general counsel or the controller of the Company (or the equivalents thereof), who is vested with sufficient power and authority to carry out his or her respective acts as provided under the Second Priority Documents.
          “Officers’ Certificate” means a certificate signed by any two (2) of the chief executive officer, chief operating officer, general counsel and chief financial officer of the Company (or the equivalents thereof), duly vested with sufficient power and authority under applicable law, and, with respect to any supplemental indenture adding a Guarantor hereunder, a certificate signed by any two (2) of the chief executive officer, chief operating officer, general counsel and chief financial officer of the Guarantor (or the equivalents thereof).
          “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee, which may include an individual employed as counsel to the Company or the Trustee.
          “Optional Redemption” has the meaning set forth in Section 3.1.
          “Participant” means, with respect to the Depositary or Euroclear, a Person who has an account with the Depositary or Euroclear, respectively (and, with respect to DTC, shall include Euroclear).
          “Paying Agent” shall have the meaning specified in Section 2.3.
          “Permitted Business” means the satellite telecommunications business in which the Company and its Restricted Subsidiaries are engaged on the Issue Date or which are reasonably related thereto.
          “Permitted Investment” means (i) an Investment in a Restricted Subsidiary or an Asset Acquisition permitted by Section 4.24 hereof ; (ii) Cash Equivalents and Permitted Peso Investments not to exceed the greater of (x) $25.0 million (based on the Dollar Peso currency exchange rate in effect at the time such Investments are made) and (y) 10.0% of the gross revenues of the Company for its most recent full fiscal year from time to time (excluding Cash Equivalents deposited in the Company Segregated Account and the First Priority Collateral Trustee Segregated Account); (iii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits in the ordinary course of business; (iv) Interest Rate Protection Agreements and Currency Agreements permitted by Section 4.20 hereof; (v) Investments made in the ordinary course of business as payment for the construction or acquisition of a Permitted Business or the acquisition of Concessions not held by the Company on the Issue Date in an aggregate amount (valued at cost) not to exceed an aggregate outstanding amount of $100,000 at any time, (vi) notes received in connection with an Asset Sale; and (vii) Investments by the Company or any Restricted Subsidiary in an aggregate amount (valued at cost) not to exceed an aggregate outstanding amount of $ 0.5 million per year.
          “Permitted Lien” has the meanings given such term in Section 4.16.

          “Permitted Peso Investments” means Peso-denominated Investments of the following types: (i) marketable direct obligations issued by, or unconditionally guaranteed contractually by, the government of Mexico and backed by the full faith and credit of the government of Mexico, in each case maturing within six (6) months from the date of acquisition and (ii) certificates of deposit, time deposits, or overnight bank deposits having maturities of six (6) months or less from the date of acquisition issued by Banco Nacional de Mexico S.A. or another commercial bank of comparable standing and credit quality organized under the laws of Mexico, or any commercial bank organized under the laws of the United States of America or any state thereof and having combined capital and surplus of not less than $500,000,000 or the Dollar Equivalent of such amount (or any subsidiary of any such bank established under the laws of Mexico with a banking license).
          “Peso” means the lawful currency of Mexico.
          “Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued after the Issue Date.
          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, or mixed, and whether tangible or intangible, including, without limitation, Capital Stock, rights to and in the Concessions and the orbital slots subject thereto, and regulatory, governmental, and all other rights and assets under the laws of Mexico, the U.S., and otherwise.
          “Record Date” means a Record Date specified in the Second Priority Securities whether or not such Record Date is a Business Day.
          “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset or Property of the Company or any Restricted Subsidiary.
          “Redemption” means any Change of Control Redemption, Mandatory Redemption, or Optional Redemption.
          “Redemption Date” means, with respect to any Second Priority Security, the fixed date on which such Second Priority Security is to be redeemed, in whole or in part, by the Company pursuant to the terms of the Second Priority Securities.
          “Redemption Price” when used with respect to any Second Priority Security to be redeemed, means the outstanding principal amount of such security plus accrued and unpaid interest thereon (and Additional Amounts, if any) to the Redemption Date.
          “Reference Period” with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of this Indenture and the Second Priority Securities.

          “Refinanced FPS” has the meaning set forth in Section 4.10 hereof.
          “Registrar” shall have the meaning specified in Section 2.3.
          “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company and/or any Restricted Subsidiary in connection therewith which are not applied to pay the Second Priority Obligations as a result of the delivery of and as specified in a Reinvestment Notice.
          “Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.
          “Reinvestment Notice” means a written notice executed by an Officer of the Company stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the Permitted Business in which the Second Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected lien.
          “Reinvestment Redemption Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Redemption Date to acquire assets useful in the Permitted Business in which the Second Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected lien.
          “Reinvestment Redemption Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring two hundred seventy (270) days after such Reinvestment Event, if the Company has not used the relevant Reinvestment Deferred Amount to acquire, or has not placed firm orders or otherwise made contractual commitments to acquire, assets useful in the Permitted Business in which the Second Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected lien, and has not cancelled or otherwise failed to pursue acquisition of such assets; and (b) the date on which the Company shall have determined not to, or shall have otherwise ceased to, use the relevant Reinvestment Deferred Amount to acquire assets as permitted hereunder, or shall have cancelled or ceased to pursue an acquisition of assets described in clause (a) of this definition.
          “Related Person” is defined in Section 4.14.
          “Relevant Taxing Jurisdiction” means Mexico and any other country, state, or political subdivision or other jurisdiction in which the Company, any Restricted Subsidiary, or any Guarantor, or any of their respective successors, is organized, incorporated, or otherwise resident for tax purposes, or from or through which any payment on account of Second Priority Objections is made, and any Taxing Authority of or in Mexico or such other country, state, political subdivision, or other jurisdiction.
          “Relevant Withholding Taxes” shall have the meaning specified in Section 4.2(i).

          “Replacement Satellite” means any satellite that replaces or that is intended by the Company to replace any Existing Satellite or Additional Satellite, whether because an Existing Satellite or Additional Satellite is at or near the end of its useful life or has become impaired or otherwise.
          “Representative” means, the indenture trustee or other trustee, agent or representative for any Senior Indebtedness.
          “Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other constitutive, organizational, or governing documents of such Person (including, in the case of a Person organized under the laws of Mexico, the estatutos sociales of such Person) and any law, treaty, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, including without limitation any Bankruptcy Law, any Mexican Telecommunications Law, the Securities Act, the Exchange Act, Sarbanes-Oxley, and the TIA, in each case from time to time applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
          “Requisite Second Priority Holders” means, at any time, (1) except in the case of Section 3.5, one or more Second Priority Holders that hold Second Priority Securities in an aggregate principal amount equal to more than fifty percent (50%) of the then outstanding aggregate principal amount of Second Priority Securities and (2) in the case of Section 3.5 only, one or more Second Priority Holders that hold Second Priority Securities in an aggregate principal amount equal to more than two-thirds (66.66%) of the then outstanding aggregate principal amount of Second Priority Securities.
          “Restricted Payment” means (i) any dividend or distribution of any kind or character (whether in cash, securities or other property) on account of any class of the Company’s or any of its Restricted Subsidiaries’ Capital Stock or to holders thereof (including, without limitation, any payment to stockholders of the Company in connection with a merger or consolidation involving the Company), other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or (b) dividends or distributions payable solely to the Company or any Restricted Subsidiary and, if such Restricted Subsidiary paying the dividend or distribution is not a Wholly-Owned Subsidiary, payable simultaneously to its minority shareholders on a pro rata basis; (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary; (iii) any principal payment on, or the purchase, redemption, defeasance or other acquisition or retirement for value of, any Subordinated Indebtedness of the Company or any Restricted Subsidiary prior to any scheduled repayment date, mandatory sinking fund payment date or final maturity date, other than through the payment, purchase, redemption or acquisition by the Company of Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries through the issuance in exchange for Capital Stock (other than Disqualified Stock) of the Company or other Subordinated Indebtedness of the Company or of such Restricted Subsidiary; or (iv) the making of any Investment (other than a Permitted Investment) in any Person (other than an Investment by a Restricted Subsidiary in the Company or an Investment by the Company or a Restricted Subsidiary in either (x) a Restricted Subsidiary or (y) a Person that becomes a Restricted

Subsidiary as a result of such Investment; provided that the primary business of such Restricted Subsidiary is a Permitted Business).
          “Restricted Subsidiary” means any Subsidiary of the Company or of any of the Company’s Restricted Subsidiaries that is not an Unrestricted Subsidiary, including without limitation any such Subsidiary of a Restricted Subsidiary.
          “S&P” means Standard & Poor’s Rating Group and its successors.
          “Sale and Leaseback Transactions” means, with respect to any Person, any direct or indirect arrangement (excluding, however, any such arrangement between such Person and a Wholly-Owned Restricted Subsidiary of such Person or between one or more Wholly-Owned Restricted Subsidiaries of such Person) pursuant to which property is sold or transferred by such Person or a Subsidiary of such Person and is thereafter leased back from the purchaser or transferee thereof by such Person or one of their Subsidiaries.
          “Sarbanes-Oxley” means the U.S. Sarbanes-Oxley Act of 2002, as amended.
          “SEC” means the U.S. Securities and Exchange Commission.
          “Second Priority Collateral” means all right, title, and interest of the Company and each Guarantor in any assets or other Property, including but not limited to all assets and other Property of whatever nature, whether real, personal, or mixed, tangible or intangible, now owned or existing or hereafter acquired or arising, and including but not limited to all assets and other Property with respect to which a Lien or security interest is purported to or may be created or granted as security for any of the Second Priority Obligations pursuant to any of the Second Priority Documents, and all products and Proceeds of the foregoing. Without limiting the generality of the foregoing the Second Priority Collateral includes any and all assets and other Property of the Company and each Guarantor in which the Second Priority Collateral Trustee, for itself or for the benefit of the Trustee or the Second Priority Holders, acquires a Lien or security interest or other interest after the commencement of any proceeding under any Bankruptcy Law.
          “Second Priority Collateral Trust Agreement” means the Second Priority Collateral Trust Agreement, dated as of the date hereof, among the Company, the Guarantors, the Second Priority Collateral Trustee, and the Trustee, substantially in the form of Exhibit C to the Indenture.
          “Second Priority Collateral Trustee” means the collateral trustee under the Second Priority Collateral Trust Agreement and any permitted successor thereto.
          “Second Priority Collateral Trustee Segregated Account” means a bank account containing cash and Cash Equivalents and held by and in the name of the Second Priority Collateral Trustee, as part of the trust estate under this Second Priority Indenture and as part of the Second Priority Collateral, in which account and its contents the Second Priority Collateral Trustee has a valid, enforceable, and perfected first-priority lien.

          “Second Priority Documents” means, collectively, the Indenture, the Second Priority Securities, the Second Priority Collateral Trust Agreement, the Second Priority Security Documents, the Second Priority Guarantees, the Second Priority Mortgage and any other document executed or delivered by the Company or any Guarantor in connection with any of the Second Priority Securities or Second Priority Obligations (other than the Equity Registration Rights Agreement and the Second Priority Registration Rights Agreement), as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Guarantee Obligations” has the meaning set forth in Section 10.1(a).
          “Second Priority Guarantees” means any and all guarantees of the Second Priority Obligations and documents reflecting Guarantee Obligations regarding the Second Priority Obligations, including without limitation any and all such guarantees by Guarantors, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Holder” means a Person in whose name a Second Priority Security is registered on the Registrar’s books.
          “Second Priority Mortgage” means the second-priority statutory telecommunications mortgage made by the Company in favor of, and/or for the benefit of, the Second Priority Collateral Trustee for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, as described on Schedule II to the Second Priority Collateral Trust Agreement, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity, acceleration, or other due date of any of the Second Priority Securities and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization, concurso mercantil, or like proceeding, relating to the Company and/or any Restricted Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Second Priority Securities (including, without limitation, any Additional Amounts) and all other obligations and liabilities of the Company to the Trustee, the Second Priority Collateral Trustee, any Second Priority Holder, or any of their respective Affiliates, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Second Priority Security Document, any Interest Rate Protection Agreement entered into with any party thereto or any Affiliate of any such party, and any other document made, delivered, or given in connection herewith or therewith, whether existing on the date hereof or hereafter arising, and whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges, and disbursements of counsel to the Trustee and/or Second Priority Collateral Trustee) or otherwise.
          “Second Priority Pledges” means the pledges by the Company in favor of, and/or for the benefit of, the Second Priority Collateral Trustee for the benefit of the beneficiaries of the

Second Priority Collateral Trust Agreement over the shares of the Company’s Subsidiairies and the pledges by the Restricted Subsidiairies over the shares of such Restricted Subsidiaries’ Subsidiaries, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Second Priority Registration Rights Agreement” means the Registration Rights Agreement dated as of the Issue Date executed by the Company in favor of certain Second Priority Holders.
          “Second Priority Securities” has the meaning assigned to such term in the preamble of this Indenture, and includes the Initial Second Priority Securities and any Additional Second Priority Securities.
          “Second Priority Securities Custodian” means the Registrar, as custodian with respect to the Second Priority Securities in global form, or any successor entity thereto.
          “Second Priority Security Documents” means, collectively, the Second Priority Mortgage, the Second Priority Collateral Trust Agreement, Second Priority Pledges and all other documents hereafter delivered to the Second Priority Collateral Trustee that secure or guarantee, or grant a Lien on any Property of any Person to secure or guarantee, the Second Priority Obligations, as the same may be amended, supplemented, or otherwise modified from time to time.
          “Securities Act” means the U.S. Securities Act of 1933, as amended.
          “Segregated Amounts” means amounts held in or required to be held in a Company Segregated Account or a Second Priority Trustee Segregated Account.
          “Series A Shares” means the Series A shares of the Company as described in, and on the terms set forth in, the organizational documents of the Company, as the same may be amended from time to time.
          “Series B Shares” means the Series B shares of the Company as described in, and on the terms set forth in, the organizational documents of the Company, as the same may be amended from time to time.
          “Series N Shares” means the Series N shares of the Company which entitle each holder thereof to the same economic rights as common shares of the Company but do not entitle such holders to vote at shareholder meetings of the Company.
          “Servicios” means Servicios Corporativos Satelites, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States.
          “Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary of the Company that, together with its Subsidiaries: (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries; or (ii) as of the end of such fiscal year, was the owner of more than

10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year.
          “Special Record Date” for payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.12.
          “Stated Maturity” means (i) with respect to any security, the date specified in such security as the fixed date on which the final installment of principal of such security is due and payable and (ii) with respect to any scheduled installment of principal of or interest on any security, the date specified in such security as the fixed date on which such installment is due and payable.
          “Subordinated Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary which is expressly subordinated in right of payment to the Second Priority Securities, including no payments of principal or accrued and unpaid interest whether by stated maturity, acceleration or otherwise until a date that is at least six months following the discharge of the Second Priority Obligations.
          “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity or are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Indenture shall refer to a Subsidiary or Subsidiaries of the Company or to a Subsidiary or Subsidiaries of a Subsidiary of the Company.
          “Tax Ruling” means a private letter ruling or administrative rule issued by the Ministry of Finance and Public Credit of Mexico confirming that the Company is entitled to apply the 4.9% withholding tax rate on the interest paid to the holders of the Second Priority Securities regardless of the fact that such holders may as a consequence of the financial restructuring of the Company take on the nature of creditors and shareholders of the Company, provided all other applicable requirements for entitlement to the 4.9% withholding tax rate are met.
          “Taxes” means any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other liability related thereto) imposed or levied by or on behalf of a Taxing Authority.
          “Taxing Authority” means any government, political subdivision, territory, or similar body or entity, or any possession, authority, or agency in or of such government, political subdivision, territory, or similar body or entity, that has (on its own or in combination with one or more other government, political subdivision, territory, or similar body or entity, or possession, authority or agency) any power to tax, levy tax, assess tax, or collect tax.

          “TIA” means the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb), as in effect on the date of the execution of this Indenture, except as otherwise provided in Section 7.3.
          “Trade Payables” means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.
          “Trust Officer” means any officer within the corporate trust administration division (or any successor group) of the Trustee including without limitation any vice president, any assistant vice president, secretary, assistant secretary, treasurer, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by the Persons who at that time shall be such officers, and also means, with respect to a particular corporate trust matter, any other officer of the Trustee to whom such trust matter is referred because of such Officers’ knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.
          “Trustee” each means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture, and thereafter “Trustee” shall mean such successor.
          “Trustee Change of Control Notice” shall have the meaning set forth in Section 3.4(b).
          “Trustee Redemption Notice” shall have the meaning set forth in Section 3.3(c).
          “U.S.” and “United States” means the United States of America.
          “U.S. Government Obligations” means direct obligations of, or obligations guaranteed by, the United States for the payment of which the full faith and credit of the United States is pledged and which are not callable or redeemable at the issuer’s option.
          “United States — Mexico Tax Treaty” means the convention between the Government of the United States of America and the Government of the United Mexican States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income dated September 18, 1992, as amended, modified, supplemented and in effect from time to time.
          “Unrestricted Subsidiary” means (a) Enlaces Integra, so long as it is a Subisidiary of the Company, unless Enlaces Integra shall be designated as a Restricted Subsidiary by the Company after the Issue Date in accordance herewith and (b) any Subsidiary of the Company that at the time of determination, which shall be after the Issue Date, shall have been designated an Unrestricted Subsidiary by the chief financial officer of the Company or customary Mexican equivalent with the approval of either the Board of Directors or a majority of the shareholders of the Company, in the manner and subject to the conditions and limitations provided below and which remains so designated at the time of determination, together with any Subsidiary of such

Unrestricted Subsidiary. The chief financial officer of the Company with the approval of either the Board of Directors or a majority of the shareholders may, by a resolution delivered to the Trustee, designate any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Restricted Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary (other than a Subsidiary of the Subsidiary to be so designated) or owns a satellite or a Concession; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) the Subsidiary to be so designated has total assets of $1,000 or less. The chief financial officer of the Company with the approval of either the Board of Directors or a majority of the shareholders of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture. Any designation by the chief financial officer pursuant to this paragraph shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors or of the shareholders’ meeting of the Company, as the case may be, giving effect to such designation and an Officers’ Certificate certifying that such designation complies with the foregoing provisions.
          “Wholly-Owned” means, with respect to any Subsidiary of any Person, such Subsidiary if all the outstanding Capital Stock in such Subsidiary (other than any directors’ qualifying shares or, to the extent mandated by applicable law, shares held by any other Person) is owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.
          “Withholding Taxes” shall have the meaning set forth in Section 4.2(a).
          SECTION 1.2 Incorporation by Reference of TIA.
          Whenever this Indenture refers to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture. The following TIA terms used in this Indenture have the following meanings:
          “indenture securities” means the Second Priority Securities.
          “indenture securityholder” means a Second Priority Holder.
          “indenture to be qualified” means this Indenture.
          “indenture Trustee” or “institutional Trustee” means the Trustee.
          “obligor” on the indenture securities means the Company, and any other obligor on the Second Priority Securities.

          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by an SEC rule or regulation and not otherwise defined herein have the meanings assigned to them thereby.
          SECTION 1.3 Rules of Construction.
          Unless the context otherwise requires:
          (1) a term has the meaning assigned to it herein;
          (2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;
          (3) “or” is not exclusive;
          (4) words in the singular include the plural, and words in the plural include the singular,
          (5) references to amounts in U.S. dollars in this Indenture (including the relevant definitions referred to therein) shall be deemed to include equivalent amounts in other currencies based upon prevailing exchange rates at the date of determination;
          (6) provisions apply to successive events and transactions;
          (7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
          (8) the words “including,” “includes,” and similar words shall be deemed to be followed by “without limitation”;
          (9) for avoidance of doubt, and further to the provisions of Section 12.16, references to cash, payments, currency, and similar terms shall be deemed to be references in U.S. dollars unless otherwise specified; and
          (10) references to Sections, Articles or Exhibits mean reference to such Section, Article or Exhibit in this Second Priority Indenture, unless stated otherwise.
ARTICLE II
THE SECOND PRIORITY SECURITIES
          SECTION 2.1 Form and Dating.
          The Second Priority Securities and the Trustee’s certificate of authentication, in respect thereof, shall be substantially in the form of Exhibit A. The Second Priority Securities may have notations, legends or endorsements required by law, stock exchange rule or usage or the terms hereof. The Company shall approve the form of the Second Priority Securities and any notation, legend or endorsement thereon. Any such notations, legends or endorsements not contained in the form of the Second Priority Security attached as Exhibit A shall be delivered in writing to the Trustee. Each Second Priority Security shall be dated the date of its authentication.
          The terms and provisions contained in the form of Second Priority Securities shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Company, and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.
          Each Global Security shall represent such of the outstanding Second Priority Securities as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Second Priority Securities from time to time endorsed thereon and that the aggregate principal amount of outstanding Second Priority Securities represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and issuances of Additional Second Priority Securities. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Second Priority Securities represented thereby shall be made by the Trustee or the Second Priority Securities Custodian, at the direction of the Trustee, in accordance with instructions given by the Second Priority Holder thereof as required by Section 2.6 hereof.
          SECTION 2.2 Execution and Authentication.
          Two (2) Officers shall sign, or one (1) Officer shall sign and one (1) Officer shall attest to, the Second Priority Security for the Company by manual or facsimile signature.
          If an Officer whose signature is on a Second Priority Security was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Second Priority Security, the Second Priority Security shall be valid nevertheless and the Company shall nevertheless be bound by the terms of the Second Priority Securities and this Indenture.
          A Second Priority Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Second Priority Security. Such signature shall be conclusive evidence that the Second Priority Security has been authenticated pursuant to the terms of this Indenture.
          The Trustee shall authenticate or cause to be authenticated the Initial Second Priority Securities for original issue in the aggregate principal amount of $140,000,000 and after the Issue Date, any Additional Second Priority Securities as contemplated by Section 4.1(b) hereof, in each case upon a written order of the Company in the form of an Officers’ Certificate. The Officers’ Certificate shall specify the amount of Second Priority Securities to be authenticated and the date on which the Second Priority Securities are to be authenticated. The aggregate principal amount of Second Priority Securities outstanding at any time may not exceed the sum of Second Priority Securities issued on the Issue Date plus the principal amount of any Additional Second Priority Securities except as provided in Section 2.7. Upon the written order of the Company in the form of an Officers’ Certificate, the Trustee shall authenticate Second

Priority Securities in substitution of Second Priority Securities originally issued to reflect any name change of the Company.
          The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Second Priority Securities. Unless otherwise provided in the appointment, an authenticating agent may authenticate Second Priority Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Company, any Affiliate of the Company, or any of their respective Subsidiaries.
          Second Priority Securities shall be issuable only in fully registered form, without coupons, in denominations of $1.00 and integral multiples thereof.
          SECTION 2.3 Registrar and Paying Agent.
          The Company shall maintain (i) an office or agency in the Borough of Manhattan, The City of New York, where Second Priority Securities may be presented for registration of transfer or exchange (“Registrar”) and (ii) an office or agency in The City of New York where Second Priority Securities may be presented for payment (“Paying Agent”) and where notices and demands to or upon the Company in respect of the Second Priority Securities may be served. The Registrar shall keep a register of the Second Priority Securities and of their transfer and exchange. The Company may have one or more co-Registrars and one or more additional Paying Agents (each such co-Registrar and Additional Paying Agent having an office in The City of New York) and may designate a Paying Agent as Principal Paying Agent under this Indenture and the Second Priority Securities (the “Principal Paying Agent”). The term “Registrar” includes any co-Registrar and the term “Paying Agent” includes any additional Paying Agent. The Company may at any time change any Paying Agent or Registrar without notice to any Second Priority Holder. The Company or any of its Subsidiaries may act as Registrar or Paying Agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such.
          The Company initially appoints (i) the Trustee as Registrar and as Second Priority Securities Custodian with respect to the Global Security and as Principal Paying Agent and (ii) The Depository Trust Company (“DTC”) as Depositary with respect to the Global Security.
          The Company shall enter into an appropriate written agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent, and shall furnish a copy of each such agreement to the Trustee. The Company shall promptly notify the Trustee in writing of the name and address of any such Agent.
          The Trustee is authorized to enter into a letter of representation with DTC in the form provided to the Trustee by the Company and to act in accordance with such letter.
          SECTION 2.4 Paying Agent to Hold Money in Trust.

          By 10:00 a.m. (New York City time), no later than one (1) Business Day prior to each payment date on any Second Priority Security, the Company will deposit with the Principal Paying Agent in immediately available funds a sum sufficient to pay the principal and cash portion of interest when so becoming due (including any Additional Amounts, if any). The Company will request that the bank through which such payment is to be made agree to supply to the Principal Paying Agent by 10:00 a.m. (New York City time) two (2) Business Days prior to the due date for any such payment an irrevocable confirmation (by tested telex or authenticated SWIFT MT 100 Message) of its intention to make such payment. The Principal Paying Agent shall arrange with all Paying Agents for the payment, from funds furnished by the Company pursuant to this Indenture, of the principal of, premium, if any, and cash portion of interest (including Additional Amounts, if any) on the Second Priority Securities and of the compensation of such Paying Agents for their services as such. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Second Priority Holders or the Trustee all money held by such Paying Agent for the payment of principal of, premium, if any, or cash portion of interest (including Additional Amounts, if any) on, the Second Priority Securities (whether such money has been distributed to it by the Company or any other obligor on the Second Priority Securities), and shall promptly notify the Trustee in writing of any Default in making any such payment. If either of the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate such money and hold it as a separate trust fund for the benefit of the Second Priority Holders or the Trustee. The Company at any time may require a Paying Agent to distribute all money held by it to the Trustee and account for any money disbursed and the Trustee may at any time during the continuance of any payment Default or any Event of Default, upon written request to a Paying Agent, require such Paying Agent to distribute all money held by it to the Trustee and to account for any money distributed. Upon distribution to the Trustee of all money that shall have been delivered by the Company to the Paying Agents, the Paying Agents (if other than the Company) shall have no further liability for such money.
          Payment by the Company of any amount payable under the Second Priority Securities to the Principal Paying Agent in accordance with the terms of the Second Priority Securities and this Indenture will satisfy the obligation of the Company to make such payment.
          SECTION 2.5 Second Priority Holder Lists.
          The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Second Priority Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Company shall furnish to the Trustee on or before the third (3rd) Business Day after each Record Date and at such other times as the Trustee or any such Paying Agent may request in writing a list in such form and as of such date as the Trustee reasonably may require of the names and addresses of Second Priority Holders and the Company shall otherwise comply with TIA § 312(a).
          SECTION 2.6 Transfer and Exchange.
          (a) Transfer and Exchange of Global Securities. A Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Global Securities will be exchanged by the Company for Definitive Securities if (i) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary or (ii) the Company in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and delivers a written notice to such effect to the Trustee or (iii) an Event of Default entitling the Second Priority Holders to accelerate shall have occurred and be continuing, Second Priority Holders desiring to exchange their Global Security for Definitive Securities have provided such notice to the Depositary and the Registrar has received a written request from the Depositary to issue Definitive Securities. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Securities shall be issued in denominations of $1.00 or integral multiples thereof and in such names as the Depositary shall instruct the Trustee in writing. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 2.7 and 2.8 hereof. Every Second Priority Security authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.6 or Section 2.7 or 2.8 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Second Priority Security other than as provided in this Section 2.6(a); however, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.6(b), (c) or (f) hereof.
          (b) Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Transfers of beneficial interests in the Global Securities also shall require compliance with either clause (i) or (ii) below, as applicable, as well as one or more of the other following clauses, as applicable:
                         (i) Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Security. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.6(b)(i).
                         (ii) All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.6(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar either (A)(1) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B)(1) a written order from a Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (B)(1) above.
          (c) Transfer or Exchange of Beneficial Interests for Definitive Securities. If any holder of a beneficial interest in a Global Security proposes to exchange such beneficial interest for a Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Security, then, upon satisfaction of the conditions set forth in Section 2.6(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Security to be reduced accordingly pursuant to Section 2.6(b) hereof, and the Company shall execute and the Trustee shall authenticate and mail or deliver to the Person designated in the instructions a Definitive Security in the appropriate principal amount. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 2.6(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail or deliver such Definitive Securities to the Persons in whose names such Second Priority Securities are so registered.
          (d) Transfer and Exchange of Definitive Securities for Beneficial Interests in the Global Securities. A Second Priority Holder of a Definitive Security may exchange such Second Priority Security for a beneficial interest in a Global Security or transfer such Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in a Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Definitive Security and increase or cause to be increased the aggregate principal amount of one of the Global Securities.
          (e) Transfer and Exchange of Definitive Securities for Definitive Securities. (i) Upon request by a Second Priority Holder of Definitive Securities and such Second Priority Holder’s compliance with the provisions of this Section 2.6(e), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Second Priority Holder shall present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form reasonably satisfactory to the Registrar duly executed by such Second Priority Holder or by its attorney, duly authorized in writing. In addition, the requesting Second Priority Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.6(e).
                         (ii) Legends. Each Global Security shall bear a legend in substantially the following form:

“THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECOND PRIORITY SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.
UNLESS THIS SECOND PRIORITY SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECOND PRIORITY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”
          (f) Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or cancelled in whole and not in part, each such Global Security shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount of Second Priority Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Security, the principal amount of Second Priority Securities represented by such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.
          (g) Obligations with Respect to Transfers and Exchanges of Securities. Upon surrender for registration of transfer of any Second Priority Security at an office or agency of the Company designated for such purpose, and subject to the other provisions of this Section 2.6, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Second Priority Securities of any authorized denominations and of a like aggregate principal amount.
          At the option of the Second Priority Holder, and subject to the other provisions of this Section 2.6, Second Priority Securities may be exchanged for other Second Priority Securities of any authorized denominations and of a like aggregate principal amount, upon surrender of the Second Priority Securities to be exchanged at such office or agency. Whenever any Second Priority Securities are so surrendered for exchange, and subject to the other provisions of this Section 2.6, the Company shall execute, and the Trustee shall authenticate and deliver, the Second Priority Securities which the Second Priority Holder making the exchange is entitled to receive.
          All Second Priority Securities issued upon any registration of transfer or exchange of Second Priority Securities shall be the valid obligations of the Company, evidencing the same debt, and subject to the other provisions of this Section 2.6, entitled to the same benefits under this Indenture, as the Second Priority Securities surrendered upon such registration of transfer or exchange.
          Every Second Priority Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed, by the Second Priority Holder thereof or his attorney duly authorized in writing.
          No service charge shall be made for any registration of transfer or exchange of Second Priority Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Second Priority Securities, other than exchanges pursuant to Sections 2.2 (fourth paragraph), 2.10, 3.4, 4.1 or 7.5.
          SECTION 2.7 Replacement Second Priority Securities.
          If a mutilated Second Priority Security is surrendered to the Trustee or if the Second Priority Holder of a Second Priority Security claims and submits an affidavit or other evidence, satisfactory to the Trustee to the effect that the Second Priority Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee or any authenticating agent of the Trustee shall authenticate a replacement Second Priority Security if the Trustee’s requirements are met. If required by the Trustee or the Company, such Second Priority Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Company and the Trustee, to protect the Company, the Trustee or any Agent from any loss which any of them may suffer if a Second Priority Security is replaced. The Company may require the payment of a sum sufficient to cover any transfer tax, assessment or similar governmental charge that may be imposed in relation to the issuance of any new Second Priority Security and charge such Second Priority Holder for its reasonable, out-of-pocket expenses in replacing a Second Priority Security.
          Every replacement Second Priority Security is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Second Priority Securities duly issued hereunder.
          SECTION 2.8 Outstanding Second Priority Securities.
          Second Priority Securities outstanding at any time are all the Second Priority Securities that have been authenticated by the Trustee (including any Second Priority Security represented by a Global Security) except those cancelled by it, those delivered to it for cancellation and those described in this Section 2.8 as not outstanding. A Second Priority Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Second Priority Security, except as provided in Section 2.9.
          If a Second Priority Security is replaced pursuant to Section 2.7 (other than a mutilated Second Priority Security surrendered for replacement), it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Second Priority Security is held by a bona fide purchaser. A mutilated Second Priority Security ceases to be outstanding upon surrender of such Second Priority Security and replacement thereof pursuant to Section 2.7.
          If on a Redemption Date or the Maturity Date the Paying Agent (other than the Company or an Affiliate of the Company) holds cash or U.S. Government Obligations sufficient to pay all of the principal and interest and premium, if any, due on the Second Priority Securities payable on that date and payment of the Second Priority Securities called for redemption is not otherwise prohibited, then on and after that date such Second Priority Securities cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.9 Treasury Second Priority Securities.
          In determining whether the Second Priority Holders of the required principal amount of Second Priority Securities have concurred in any direction, amendment, supplement, waiver or consent, Second Priority Securities owned by the Company or by any Affiliate of the Company shall be considered as though not outstanding, including for the purposes of determining whether the Trustee shall be protected in relying on any such direction, amendment, supplement, waiver or consent. Notwithstanding the foregoing, Second Priority Securities that are to be acquired by the Company or an Affiliate of the Company pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Second Priority Securities passes to such entity.
          SECTION 2.10 Temporary Second Priority Securities.

          Until Definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Second Priority Securities. Temporary Securities shall be substantially in the form of Definitive Securities but may have variations that the Company reasonably and in good faith considers appropriate for temporary Second Priority Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Securities in exchange for temporary Second Priority Securities. Until so exchanged, the temporary Second Priority Securities shall in all respects be entitled to the same benefits under this Indenture as permanent Second Priority Securities authenticated and delivered hereunder.
          SECTION 2.11 Cancellation.
          The Company at any time may deliver Second Priority Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Second Priority Securities surrendered to it or them (as applicable) for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent (other than the Company or an Affiliate of the Company), and no one else shall return and cancel and shall dispose of all Second Priority Securities surrendered for registration of transfer, exchange, payment or cancellation. Subject to Section 2.7, the Company may not issue new Second Priority Securities to replace Second Priority Securities that have been paid or delivered to the Trustee for cancellation to the Company. No Second Priority Securities shall be authenticated in lieu of or in exchange for any Second Priority Securities cancelled as provided in this Section 2.11, except as expressly permitted in the form of Second Priority Securities and as permitted by this Indenture.
          SECTION 2.12 Defaulted Interest.
          Any interest on any Second Priority Security which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date, plus, to the extent lawful, any interest payable on the defaulted interest (“Defaulted Interest”) shall forthwith cease to be payable to the registered Second Priority Holder on the relevant Record Date and such Defaulted Interest may be paid by the Company, at its election in each case, as provided in clause (1) or (2) below:
          (1) The Company may elect to make payment of any Defaulted Interest to the persons in whose names the Second Priority Securities (or their respective predecessor Second Priority Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and the Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Second Priority Security and the date of the proposed payment, and at the same time the Company shall deposit with the Paying Agent an amount of cash equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Paying Agent for such deposit prior to the date of the proposed payment, such cash when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Second Priority Holder at his address as it appears in the Second Priority Security register not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been mailed as aforesaid, such Defaulted Interest shall be paid to the Persons in whose names the Second Priority Securities (or their respective predecessor Second Priority Securities) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).
          (2) The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Second Priority Securities may be listed, and upon such written notice as may be required by such exchange, if, after notice given by the Company to the Trustee and the Paying Agent of the proposed payment pursuant to this clause, such manner shall be deemed practicable by the Trustee and the Paying Agent.
          Subject to the foregoing provisions of this Section, each Second Priority Security delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Second Priority Security shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Second Priority Security.
          SECTION 2.13 CUSIP and/or CINS Numbers.
          The Company in issuing the Second Priority Securities may use “CUSIP” and/or “CINS” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” and/or “CINS” numbers in notices of redemption as a convenience to Company; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Second Priority Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Second Priority Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” or “CINS” numbers.
ARTICLE III
REDEMPTION
          SECTION 3.1 Optional Redemption.
          The Company may redeem the Second Priority Securities, in whole or in part, at any time, subject to compliance with Section 3.3 and indefeasible payment of the Redemption Price to the Paying Agent on the Redemption Date for the benefit of the Second Priority Holders whose Second Priority Securities are being redeemed (each such redemption being an “Optional Redemption”).

          SECTION 3.2 Mandatory Redemption.
          (a) If on any date the Company or any Restricted Subsidiary shall receive or be entitled to receive Net Cash Proceeds from any Asset Sale (other than any Asset Sale that constitutes a Change of Control and other than any Asset Sale described in Section 4.18(a) (1) through (5)), then all such Net Cash Proceeds over $2.5 million, less the amount of Net Cash Proceeds with respect to which a Reinvestment Notice has been delivered and is effective, shall be applied within thirty (30) days to redeem the Second Priority Securities at the Redemption Price, and each such date shall be a Redemption Date; provided, however, that:
(i)	no Reinvestment Notice may be delivered if an Event of Default has occurred and is continuing, and

(ii)	the Net Cash Proceeds of Asset Sales with respect to which Reinvestment Notices have been delivered may not exceed $15.0 million in the aggregate, and

(iii)	any Reinvestment Redemption Amount shall be applied on the Reinvestment Redemption Date to redeem the Second Priority Securities at the Redemption Price, and each such Reinvestment Redemption Date shall be a Redemption Date, and

(iv)	the Net Cash Proceeds of an Asset Sale that are subject to a Reinvestment Notice shall be deposited and held either in a Company Segregated Account or in a Second Priority Collateral Trustee Segregated Account, as required under Section 4.25 hereof, pending disbursement or redemption in accordance herewith and in accordance with the Second Priority Collateral Trust Agreement, and

(v)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of an Asset Sale with respect to an entire Existing Satellite or an Additional Satellite;
provided further, however, that, notwithstanding the foregoing provisions of this Section 3.2(a), the Company shall not be required to redeem the Second Priority Securities pursuant to this Section 3.2(a) until all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged.
          (b) If on any date the Company or any Restricted Subsidiary shall receive or be entitled to receive Net Cash Proceeds from any Recovery Event, then all such Net Cash Proceeds, less the amount of Net Cash Proceeds with respect to which a Reinvestment Notice has been delivered and is effective, shall be applied within thirty (30) days to redeem the Second Priority Securities at the Redemption Price, and each such date shall be a Redemption Date; provided, however, that

(i)	no Reinvestment Notice may be delivered if an Event of Default has occurred and is continuing, and

(ii)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of a Recovery Event that is a total loss of an Existing Satellite or an Additional Satellite, and

(iii)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of a Recovery Event that is a partial loss of an Existing Satellite or an Additional Satellite to the extent that such Net Cash Proceeds, together with the Net Cash Proceeds of any other Recovery Event that is a partial loss of an Existing Satellite or an Additional Satellite, exceed $25.0 million, and

(iv)	no Reinvestment Notice may be delivered or be effective for any Net Cash Proceeds of a Recovery Event that is not a total loss or a partial loss of an Existing Satellite or an Additional Satellite to the extent that such Net Cash Proceeds, together with the Net Cash Proceeds of any other Recovery Event that is not a total loss or a partial loss of an Existing Satellite or an Additional Satellite, exceed $2.5 million, unless such Recovery Event results from a loss or partial loss of a Ground Control Station, and

(v)	any Reinvestment Redemption Amount shall be applied on the Reinvestment Redemption Date to redeem the Second Priority Securities at the Redemption Price, and each such Reinvestment Redemption Date shall be a Redemption Date, and

(vi)	the Net Cash Proceeds of a Recovery Event that are subject to a Reinvestment Notice shall be deposited and held in a Second Priority Collateral Trustee Segregated Account pending disbursement or redemption in accordance herewith and in accordance with the Second Priority Collateral Trust Agreement.
provided further, however, that, notwithstanding the foregoing provisions of this Section 3.2(b), the Company shall not be required to redeem the Second Priority Securities pursuant to this Section 3.2(b) until all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged.
          (c) If, for any fiscal quarter of the Company and its Restricted Subsidiaries commencing with the fiscal quarter ending March 31, 2007, there shall be Excess Cash Flow, then the Company shall, on the relevant Excess Cash Flow Application Date, apply all of such Excess Cash Flow to redeem the Second Priority Securities at the Redemption Price, and each such Excess Cash Flow Application Date shall be a Redemption Date. The Company shall give the Second Priority Indenture Trustee written notice of the amount of such prepayment or redemption applicable to the Second Priority Securities, in the form of a Trustee Redemption Notice, no later than thirty (30) days before the end of the fiscal quarter with respect to which such prepayment is made. The Trustee Redemption Notice shall contain a calculation of Excess Cash Flow for the applicable quarter and shall be accompanied by an Officers’ Certificate signed by the chief financial officer of the Company that certifies the correctness and completeness of the calculation and the reasonableness of the estimates included therein. Each payment of Excess Cash Flow to the Paying Agent to redeem the Second Priority Securities shall be made on a date (an “Excess Cash Flow Application Date”) no later than the last day of the calendar quarter for which the Excess Cash Flow is calculated;
provided further, however, that, notwithstanding the foregoing provisions of this Section 3.2c), the Company shall not be required to redeem the Second Priority Securities pursuant to this Section 3.2(c) until all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged.
          (d) Each of the types of redemption referenced in paragraphs (a), (b), and (c) of this Section 3.2 shall be referred to as types of “Mandatory Redemption,” and the Company shall be obligated to redeem the Second Priority Securities upon the occurrence of the circumstances and subject to the limitations described in each of the paragraphs (a), (b), and (c) of this Section 3.2.
          SECTION 3.3 Reserved. SECTION 3.4 Process for Optional Redemption and Mandatory Redemption.
          (a) Optional Redemption. If the Company elects to redeem Second Priority Securities pursuant to Section 3.1, then the Company shall (i) provide the Trustee with a Trustee Redemption Notice at least thirty (30) but not more than sixty (60) days prior to the Redemption Date, and (ii) pay the Redemption Price to Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (b) Mandatory Redemption. If the Company is required to redeem Second Priority Securities pursuant to Section 3.2, then the Company shall (i) provide the Trustee with a Trustee Redemption Notice within thirty (30) days prior to the Redemption Date or, in the case of a Mandatory Redemption pursuant to Section 3.2(b), within the period of time specified in Section 3.2(b); and (ii) pay the Redemption Price to the Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (c) Trustee Redemption Notice. Each Trustee Redemption Notice shall be in writing and shall state all of the following (and each notice satisfying the requirement of this Section 3.4(c) shall be a “Trustee Redemption Notice”):
(i) the CUSIP number of the Second Priority Securities to be redeemed;

(ii) the Redemption Date;
(iii) the aggregate principal amount of Second Priority Securities to be redeemed;
(iv) the applicable Redemption Price and an explanation of how the applicable Redemption Price was calculated, including allocation by principal, interest, premium, and Additional Amounts, as applicable;
(v) a statement that the Second Priority Securities called for redemption must be surrendered to a Paying Agent at the address specified in such notice to collect the Redemption Price with respect to such Second Priority Securities;
(vi) a statement that interest on Second Priority Securities called for redemption shall cease to accrue on and after the Redemption Date and the only remaining right of the Second Priority Holders of such Second Priority Securities being redeemed is to receive payment of the Redemption Price upon surrender to a Paying Agent of the Second Priority Securities to be redeemed, unless (i) the Company is in default of its obligation to pay to the Paying Agent cash in an amount to fund the Redemption Price, or (ii) payment of the Redemption Price to the Second Priority Holders is otherwise prohibited;
(vii) if any Second Priority Security is being redeemed in part, an identification of the portion of the principal amount equal to $1.00 or any integral multiple thereof, of such Second Priority Security to be redeemed and that, after the Redemption Date, and upon surrender of such Second Priority Security, a new Second Priority Security or Second Priority Securities in aggregate principal amount equal to the unredeemed portion thereof will be issued;
(viii) if less than all the Second Priority Securities are to be redeemed, an identification of the particular Second Priority Securities (or portion thereof) to be redeemed, as well as the aggregate principal amount of such Second Priority Securities to be redeemed and the aggregate principal amount of Second Priority Securities to be outstanding after such partial redemption;
(ix) whether the redemption will occur pursuant to an Optional Redemption or a Mandatory Redemption, and, if a Mandatory Redemption, whether pursuant to Section 3.2(a), 3.2(b), or 3.2(c);
(x) for any Mandatory Redemption under Section 3.2(c), the calculation of Excess Cash Flow required under Section 3.2(c) (the Officers’ Certificate required by Section 3.2(c) shall be attached to the

Trustee Redemption Notice for any Mandatory Redemption under that section); and
(xi) a statement of whether the Company elects to have the Trustee give notice of redemption to the Second Priority Holders on behalf of and at the expense of the Company or whether the Company elects to give notice of redemption on its own behalf.
          (d) Holder Redemption Notice. The Company shall provide each Second Priority Holder whose Second Priority Securities are to be redeemed with advance written notice of the redemption at least thirty (30) but not more that sixty (60) days prior to the Redemption Date for any Optional Redemption and within thirty (30) days following the Redemption Date for any Mandatory Redemption (the “Holder Redemption Notice”); provided, however, that in the case of a Mandatory Redemption pursuant to Section 3.2(c), the Holder Redemption Notice shall be sent to the Second Priority Holders within three (3) Business Days of the date that the Second Priority Trustee receives the corresponding Trustee Redemption Notice. The Holder Redemption Notice shall include (i) all of the information required under Section 3.4(c) to be included in a Trustee Redemption Notice, with the exception of Section 3.4(c)(xi); (ii) for any Mandatory Redemption, a statement that the Redemption Price has been paid to the Paying Agent; and (iii) a detailed description of the process for redemption, including the address(es) of the Paying Agent(s) and Trustee. The Company may elect that the Trustee provide the Holder Redemption Notice on behalf of the Company, at the Company’s expense, and, if made, such election shall be stated by the Company in the Trustee Redemption Notice; provided, however, that in the event of such election by the Company, the Trustee shall be notified by the Company at least thirty-five (35) days prior to the Redemption Date.
          (e) Effectiveness of Notices. Any Trustee Redemption Notice relating to a Mandatory Redemption shall be irrevocable and non-cancelable once sent. Any Trustee Redemption Notice relating to an Optional Redemption may be cancelled by the Company, at any time prior to the mailing of the corresponding Holder Redemption Notice, by means of a written notice of cancellation from the Company to the Trustee, which cancellation shall be effective as of the time that the cancellation notice is received by the Trustee. Any Holder Redemption Notice shall be irrevocable and non-cancelable once sent. Once any Trustee Redemption Notice or Holder Redemption Notice becomes irrevocable and non-cancelable, the Second Priority Securities called for redemption therein become due and payable on the Redemption Date and at the Redemption Price. No failure by the Company, any Restricted Subsidiary, any Guarantor, or the Trustee to comply with the procedures of this Section 3.4 shall in any way impair the rights of the Second Priority Holders to receive the Redemption Price in connection with any Optional Redemption or Mandatory Redemption.
          (f) Payment to Second Priority Holders. Upon surrender of such Second Priority Securities called for Mandatory Redemption or Optional Redemption, the Redemption Price for such Second Priority Securities shall be paid to the Second Priority Holders by the Paying Agent, to the extent that the Paying Agent has received the Redemption Price. Upon surrender of a Second Priority Security that is to be redeemed in part under an Optional Redemption or Mandatory Redemption, the Company shall execute, and the Trustee shall authenticate and deliver to the Second Priority Holder, without service charge to the Second Priority Holder, a new Second Priority Security or Second Priority Securities equal in principal amount to the unredeemed portion of the Second Priority Security surrendered. Second Priority Holders whose interests are reflected in Certificated Securities, as a condition to having such Certificated Securities redeemed pursuant to this Section 3.4, shall surrender their Certificated Securities to the Paying Agent for delivery to the Trustee (or directly to the Trustee if the Trustee is acting as Paying Agent) for cancellation.
          (g) Selection of Second Priority Securities to be Redeemed. If less than all of the Second Priority Securities are to be redeemed pursuant to an Optional Redemption or a Mandatory Redemption, then the Trustee shall select the Second Priority Securities or portions thereof for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Second Priority Securities are listed, or if the Second Priority Securities are not so listed, then by lot, on a pro rata basis, or by such other method as the Trustee shall deem fair and appropriate in compliance with this Indenture and the law applicable hereto, or, with respect to a Global Security, in accordance with the procedures of the Depositary. The Trustee shall make the selection from the Second Priority Securities outstanding and not previously called for redemption and shall promptly notify the Company in writing of the Second Priority Securities selected for redemption and, in the case of any Second Priority Security selected for partial redemption, the principal amount thereof to be redeemed. The Trustee may select for redemption portions (equal to $1.00 or any integral multiple thereof) of the principal of Second Priority Securities that have denominations larger than $1.00. Provisions of this Indenture that apply to Second Priority Securities called for Mandatory Redemption and/or Optional Redemption also apply to portions of First Priority Securities called for Mandatory Redemption and/or Optional Redemption, provided, however, that partial redemptions of Second Priority Securities under an Optional Redemption shall be in an aggregate principal amount of $1.00 or a whole multiple thereof.
          SECTION 3.5 Change of Control Redemption.
          (a) Unless (i) the Requisite Second Priority Holders shall waive the provisions of this Section 3.5 with respect to such Change of Control following receipt of a Holder Change of Control Notice or (ii) the Buyer is an Approved Buyer, as evidenced by a certificate of the Board provided to the Trustee and to each Second Priority Holder in the same manner as the Holder Change of Control Notice, upon any Change of Control, the Second Priority Holders shall have the right to have their Second Priority Securities redeemed at the Redemption Price (a “Change of Control Redemption”).
          (b) Not more than ninety (90) days and not less than sixty (60) days prior to any Change of Control, the Company shall deliver a notice of the Change of Control to the Trustee (the “Trustee Change of Control Notice”). The Trustee Change of Control Notice shall include (i) an explanation of the Change of Control; (ii) an offer by the Company to pay the Redemption Price to any or all of the Second Priority Holders on or before the Change of

Control Date; (iii) the Change of Control Date and, if prior to the Change of Control Date, the Redemption Date; (iv) the applicable Redemption Price and an explanation of how the applicable Redemption Price was calculated, including allocation by principal, interest, premium, and Additional Amounts, as applicable; (v) all of the information required to be included in a Trustee Redemption Notice under Section 3.4(c)(i), (v), (vi), (vii), and (viii); (vi) the most recent annual and quarterly financial statements of the Company and its Restricted Subsidiaries and any other information required by applicable law to be included therein; (vii) the date by which a Second Priority Holder must elect to have all or part of its Second Priority Securities redeemed (the “Change of Control Election Date”); (viii) a form by which each Second Priority Holder may elect to have all or part of its Second Priority Securities redeemed (the “Change of Control Election Form”); and (ix) a statement of whether the Company elects to have the Trustee give notice of the Change of Control to the Second Priority Holders on behalf of and at the expense of the Company or whether the Company elects to give notice of redemption on its own behalf. In addition to the requirements above, the Company shall also provide to each Holder of Second Priority Securities and the Trustee such documents that it is required to furnish under the First Priority Indenture and any indenture governing Indebtedness refinancing the First Priority Securities; provided however, the Company shall not be obligated to provide any documents to the Holders of the Second Priority Securities or the Trustee that it is required to furnish under an indenture governing Indebtedness refinancing the First Priority Securities, if such documentation was not also required to be delivered under the First Priority Indenture.
          (c) Not more than ninety (90) and not less than sixty (60) days prior to any Change of Control, the Company shall deliver to each Second Priority Holder a notice of the Change of Control (the “Holder Change of Control Notice”). The Holder Change of Control Notice shall include (i) all of the information required to be included in a Trustee Change of Control Notice under Section 3.5(b); and (ii) a detailed description of the process for redemption, including the address(es) of the Paying Agent(s) and Trustee. The Company may elect that the Trustee provide the Holder Change of Control Notice on behalf of the Company, at the Company’s expense, and, if made, such election shall be stated by the Company in the Trustee Change of Control Notice. Whether delivered by the Company or by the Trustee, the Second Priority Holders shall receive the Holder Change of Control Notice not less than thirty (30) nor more than sixty (60) days prior to earlier of the Change of Control Date and the corresponding Redemption Date and not less than fifteen (15) days prior to the applicable Change of Control Election Date.
          (d) Only those Second Priority Holders who return a properly completed Change of Control Election Form to the Trustee by the Change of Control Election Date shall be entitled to have their Second Priority Securities redeemed. The Trustee shall promptly notify the Company of the principal amount of the Second Priority Securities of the Second Priority Holders who have timely returned a Change of Control Election Form. Other than delivering the Change of Control Election Form (or assisting any members of, or participants in, the Depositary (“Agent Members”) in the execution and delivery of the Change of Control Election Form), holders of interests in Global Securities are not required to take any action in order to have such Global Securities redeemed, to the extent of such interests, pursuant to this Section 3.5. Second Priority Holders whose interests are reflected in

Definitive Securities, as a condition to having such Certificated Priority Securities redeemed pursuant to this Section 3.5, shall surrender their Definitive Securities to the Paying Agent for delivery to the Trustee (or directly to the Trustee if the Trustee is acting as Paying Agent) for cancellation.
          (e) As required under Section 3.6 hereof, and in any event on or before the date that any Change of Control occurs, the Company shall pay to the Paying Agent the aggregate Redemption Price for all Second Priority Securities for which a properly completed Change of Control Election Form was timely delivered to the Trustee (the “Change of Control Amount”). To the extent that the Paying Agent receives the Change of Control Amount, the Paying Agent shall promptly pay the respective portions of the Change of Control Amount to the Second Priority Holders who timely elected to have their Second Priority Securities redeemed.
          (f) Upon payment of the Change of Control Amount to the applicable Second Priority Holders, the Trustee shall reduce, by means of an appropriate adjustment in its records, the principal amount of the Global Security by an amount equal to the Change of Control Amount paid to the Second Priority Holders of the Global Security (or shall deem surrendered, and shall cancel, the Global Security if all interests under the Global Security have been redeemed) and shall promptly cancel all Certificated Securities surrendered to the Paying Agent in accordance with Section 3.5(d) (upon delivery of such Certificated Securities by the Paying Agent to the Trustee if the Trustee is not acting as Paying Agent). If part but not all of a Definitive Security is sought to be redeemed by a Second Priority Holder, then, upon cancellation of the surrendered Definitive Security, the Company shall execute and the Trustee shall authenticate and deliver to the Second Priority Holder of the Certificated Security so surrendered and cancelled, without charge, a new Certificated Security in a principal amount equal to (x) the principal amount of the surrendered and cancelled Certificated Security of such Second Priority Holder, less (y) the Change of Control Amount distributed to such Second Priority Holder.
          (g) Any Trustee Change of Control Notice and any Holder Change of Control Notice shall be irrevocable and non-cancelable once sent. Once any Trustee Change of Control Notice or Holder Change of Control Notice becomes irrevocable and non-cancelable, the Second Priority Securities called for redemption therein become due and payable on the Redemption Date and at the Redemption Price. No failure by the Company, any Restricted Subsidiary, any Guarantor, or the Trustee to comply with the procedures of this Section 3.4 shall in any way impair the rights of the Second Priority Holders to receive the Redemption Price in connection with any Change of Control.
          SECTION 3.6 Deposit of Redemption Price for Mandatory Redemption, Optional Redemption, and Change of Control Redemption.
          (a) The Company shall deposit in a U.S. account with the Principal Paying Agent or the Trustee, as required, by 10:00 a.m. (New York City time) no later than one (1) Business Days prior to the Redemption Date, cash sufficient to pay the amounts due on account of all Second Priority Securities to be redeemed on such Redemption Date for any

Mandatory Redemption, Optional Redemption, or Change of Control Redemption (other than Second Priority Securities or portions thereof called for redemption on that date that have been delivered by the Company to the Trustee for cancellation). The Company shall request that the bank through which such deposit is to be made agree to supply the Principal Paying Agent or Trustee, as applicable, by 10:00 a.m. (New York City time) one (1) Business Day prior to the due date for any such deposit an irrevocable confirmation (by tested telex or SWIFT MT 100 Message) of its intention to make such deposit. The Principal Paying Agent shall promptly return to the Company any cash so deposited which is not required for that purpose upon the written request of the Company.
          (b) If the Company complies with the preceding paragraph and the other provisions of Sections 3.1, 3.2, 3.3, 3.4 and 3.5, as applicable, and payment of the Second Priority Securities called for redemption is not otherwise prohibited, interest on the Second Priority Securities to be redeemed will cease to accrue on the applicable Redemption Date, whether or not such Second Priority Securities are presented for payment. Notwithstanding anything herein to the contrary, if any Second Priority Security surrendered for redemption in the manner provided in the Second Priority Securities shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph or the provisions of Sections 3.1, 3.2, 3.3, 3.4 and 3.5, as applicable, then interest (including any Additional Amounts, if any) shall continue to accrue and be paid from the Redemption Date until such payment is made on the unpaid principal, and, to the extent lawful, on any interest (and Additional Amounts and premiums (including Optional Redemption Premiums and Change of Control Redemption Premiums, if any)) not paid on such unpaid principal, in each case at the rate and in the manner provided herein and in the Second Priority Security, including any applicable default rates.
ARTICLE IV
COVENANTS
          SECTION 4.1 Payment of Second Priority Securities.
          (a) The Company shall pay the principal of, premium, if any, cash portion of any interest and Additional Amounts, if any, on the Second Priority Securities on the dates and in the manner provided herein and in the Second Priority Securities. An installment of principal, premium, if any, cash portion of interest or Additional Amounts, if any, in respect of the Second Priority Securities shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of the Company) holds for the benefit of the Second Priority Holders, on or before 10:00 a.m. (New York City time) on that date, cash deposited and designated for and sufficient to pay the installment. In certain circumstances set forth in Section 4.1(b) below, a portion of the interest (including, without limitation, any paid in-kind defaulted interest plus paid in-kind interest on such paid in-kind defaulted interest) from time to time due and payable on the Second Priority Securities may be paid in-kind through the issuance of Additional Second Priority Securities in lieu of cash. The Company shall pay interest on overdue principal and on overdue installments of interest at the rate specified in the Second Priority Securities, including any applicable default rates, and all such interest shall be compounded quarterly, to the extent lawful.
          (b) Notwithstanding the provisions of Section 4.1(a), until the earlier of (i) November 30, 2011, (ii) the date that all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged, and (iii) the date that the Company shall Incur any Indebtedness pursuant to Section 4.10(a) hereof, make a Restricted Payment pursuant to Section 4.11(a) hereof or make any Capital Expenditure pursuant to Section 4.24(b) hereof, a portion of the interest on the Second Priority Securities may be payable in cash and a portion of the interest on the Second Priority Securities may be payable in-kind in accordance with the percentages set forth below through the issuance of additional Second Priority Securities in lieu of cash (the “Additional Second Priority Securities”), as applicable, during the 12-month period ending on December 31 of the years set forth below:

	Interest Payable in Additional Second
Year	Priority Securities	Interest Payable in Cash
2007	10.125%	0.0%
2008	8.125%	2.0%
2009	8.125%	2.0%
2010	8.125%	2.0%
2011	8.125%	2.0%
Notwithstanding the foregoing, with respect to the 12-month period ended on December 31, 2007, such 12-month period shall mean the period from the Issue Date to November 30, 2007.
          (c) If the Company pays any portion of the interest in-kind through the issuance of Additional Second Priority Securities in lieu of cash pursuant to paragraph (b) above, then the Company shall promptly deliver to the Trustee an Officers’ Certificate notifying the Trustee of the aggregate amount of such Additional Second Priority Securities to be issued, and specifying the amount of Additional Second Priority Securities to be issued through the issuance of additional Definitive Securities and the amounts to be issued through increases in the Global Security. On or after the date of such Officers’ Certificate but not less than two (2) Business Days prior to the relevant Interest Payment Date, the Company shall deliver to the Trustee any such additional Definitive Securities to be issued, which Definitive Securities shall have been duly executed by the Company in the manner provided in Section 2.2. On the relevant Interest Payment Date the Trustee shall record increases in the Global Security and authenticate such additional Definitive Securities, as appropriate, in the aggregate principal amounts required to pay such portion of the interest.
          (d) Each Additional Second Priority Security is an additional obligation of the Company and the Guarantors and shall be governed by, and entitled to the benefits of, this

Indenture and shall be subject to the terms of this Indenture (including the Guaranty provisions), shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Second Priority Securities (except, as the case may be, with respect to the issuance date and aggregate principal amount), and shall have the benefit of all Liens securing Second Priority Securities.
          SECTION 4.2 Payment of Additional Amounts.
          (a) Any and all payments made by the Company or the Restricted Subsidiaries or Guarantors to the Second Priority Holders, under or with respect to the Second Priority Securities shall be made free and clear of and without withholding or deduction for or on account of any Taxes imposed or levied by, on behalf of, or within any Relevant Taxing Jurisdiction ( “Withholding Taxes”), unless the withholding or deduction of such Withholding Taxes is required by law or by the interpretation or administration thereof. In the event any Withholding Taxes are required to be so withheld or deducted, the Company will and will cause its Restricted Subsidiaries to, and the Guarantors will, (x) pay such additional amounts ( “Additional Amounts”) in cash as will result in receipt by the Second Priority Holders of such amounts as would have been received by them had no such withholding or deduction been required, (y) deduct or withhold such Withholding Taxes and (z) remit the full amount so deducted or withheld to the relevant taxing or other authority. Notwithstanding the foregoing, no such Additional Amounts shall be payable for or on account of:
     (i) any Withholding Taxes which would not have been imposed or levied on a Second Priority Holder but for the existence of any present or former connection between the Second Priority Holder, or beneficial owner of the Second Priority Security, and the applicable Relevant Taxing Jurisdiction, including, without limitation, such Second Priority Holder or beneficial owner (A) being or having been a citizen or resident of the applicable Relevant Taxing Jurisdiction, (B) maintaining or having maintained an office, permanent establishment, fixed base or branch in the applicable Relevant Taxing Jurisdiction or (C) being or having been present or engaged in trade or business in the applicable Relevant Taxing Jurisdiction, except for a connection solely arising from the mere direct or indirect ownership of, or receipt of payment under, such Second Priority Security or interest therein or any other debt or equity security issued by the Company (including any Capital Stock of the Company or any of its Subsidiaries, or interest therein), or the exercise of rights under such Second Priority Security, such Capital Stock or this Indenture;
     (ii) any Withholding Taxes that are imposed or levied by reason of the failure by the Second Priority Holder or beneficial owner of such Second Priority Security to comply with any certification, identification, information, documentation, declaration or other reporting requirement which is required or imposed by a statute, treaty, regulation, general rule, or administrative practice as a precondition to exemption from, or reduction in the rate of, the imposition, withholding, or deduction of any Withholding Taxes; provided, however, that at least sixty (60) days prior to (A) the first payment date with respect to which the Company shall apply this clause (ii), and (B) in the event of a change in such certification, identification, information, documentation, declaration, or other reporting requirement, the first payment date subsequent to such change, the Company shall have notified the Trustee, in writing, that the Second Priority Holders or beneficial owners of the Second Priority Securities will be required to provide such certification, identification, information or documentation, declaration, or other reporting and provided, further, that such Second Priority Holder or beneficial owner of such Second Priority Security is legally able or entitled to provide such certification, identification, information, documentation, declaration or other information;
     (iii) any Withholding Taxes that are imposed or levied by reason of the failure by the Second Priority Holder or beneficial owner of such Second Priority Security to comply on a timely basis (subject to the conditions set forth below) with a written request by or on behalf of the Company to provide for tax purposes information, documentation or other evidence concerning the nationality, residence, identity, or registration with the Ministry of Finance and Public Credit of Mexico (the “Finance Ministry”) of the Second Priority Holder or beneficial owner of such Second Priority Security that is necessary from time to time to determine the appropriate rate of deduction or withholding of Withholding Taxes applicable to such Second Priority Holder or beneficial owner; provided, however, that at least sixty (60) days prior to the first payment date with respect to which the Company shall apply this Section 4.2(a)(iii), the Company shall have notified the Trustee, in writing, that such Second Priority Holders or beneficial owners of the Second Priority Securities will be required to provide such information, documentation or other evidence; or
     (iv) except as otherwise provided, any estate, inheritance, gift, sales, transfer, or personal property or similar tax, assessment or other governmental charge; or
     (v) any combination of items (i), (ii), (iii), or (iv) above.
          (b) Notwithstanding the provisions of Section 4.2(a), the limitations on the Company’s or a Guarantor’s obligation to pay and to cause its Restricted Subsidiaries to pay Additional Amounts set forth in Section 4.2(a)(ii) and (iii) above shall not apply if the provision of the certification, identification, information, documentation, declaration or other evidence described in Section 4.2(a)(ii) and (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Second Priority Holder or beneficial owner of a Second Priority Security (taking into account any relevant differences between U.S. law and the law of the applicable Relevant Taxing Jurisdiction, regulation or administrative practice) than comparable information or other applicable reporting requirements imposed or provided for under U.S. federal income tax law (including the United States — Mexico Tax Treaty), regulation (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligation to pay and to cause its Restricted Subsidiaries to pay Additional Amounts set forth in Section 4.2(a)(ii) and (iii) above shall not apply if Rule 3.23.8 published in the Official Gazette of the Federation of Mexico (Diario Oficial de la Federación) on April 28, 2006, as amended, or a substantially similar successor of such rule is in effect, unless (x) the provision of the certification, identification, information, documentation, declaration or other evidence described in Section 4.2(a)(ii) and (iii) is expressly required by statute, regulation, general rules or administrative practice in order to apply Rule 3.23.8 (or a substantially similar successor of such rule), the Company cannot obtain such certification, identification, information, or satisfy any other reporting requirements, on its own through reasonable diligence and the Company otherwise would meet the requirements for application of Rule 3.23.8 (or such successor of such rule) or (y) in the case of a Second Priority Holder or beneficial owner of a Second Priority Security that is a pension fund or other tax-exempt organization, payments to such Second Priority Holder or beneficial owner would be subject to Withholding Taxes at a rate less than that provided by Rule 3.23.8 if the information, documentation, or other evidence required under Section 4.2(a)(iii) were provided. In addition, Section 4.2(a)(ii) above shall not be construed to require that a non-Mexican pension or retirement fund, a non-Mexican tax-exempt organization, a non-Mexican financial institution or any other Second Priority Holder or beneficial owner of a Second Priority Security register with the Ministry for the purpose of establishing eligibility for an exemption from or reduction of Withholding Taxes.
          (c) The Company and each Guarantor, as applicable, will promptly provide the Trustee and the Paying Agent with a duly certified or authenticated copy of an original receipt of the payment of Withholding Taxes which the Company or such Guarantor has withheld or deducted in respect of any payments made under or with respect to the Second Priority Securities, copies of which receipt shall be made available to Second Priority Holders upon request to the Company or Guarantor, as applicable, or to the Trustee or the Paying Agent.
          (d) In the event that Additional Amounts actually paid by the Company or a Guarantor with respect to any Second Priority Securities are based on Withholding Taxes in excess of the appropriate Withholding Taxes applicable to the Second Priority Holder or beneficial owner of such Second Priority Securities and, as a result thereof, such Second Priority Holder or beneficial owner is entitled to make a claim for a refund of such excess, or credit such excess against Withholding Taxes, then, to the extent it is able to do so without jeopardizing its entitlement to such refund or credit, such Second Priority Holder or beneficial owner shall, by accepting the Second Priority Securities, be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of such excess to the Company or Guarantor. By making such assignment and transfer, the Second Priority Holder or beneficial owner makes no representation or warranty that the Company or Guarantor will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto (including executing or delivering any documents and paying any costs or expenses of the Company or Guarantor relating to obtaining such refund). Nothing contained in this Section 4.2(d) shall interfere with the right of each Second Priority Holder or beneficial owner of a Second Priority Security to arrange its tax affairs in whatever manner it thinks fit nor oblige any Second Priority Holder or beneficial owner of a Second Priority Security to claim any refund or credit or to disclose any information relating to its tax affairs or any computations in respect thereof or to do anything that would prejudice its ability to benefit from any other credits, reliefs, remissions or repayments to which it may be entitled. Nothing in this Section 4.2(d) shall impair the right of a Second Priority Holder to full and timely payment of all amounts due hereunder and under the Second Priority Holder’s Second Priority Securities.
          (e) If the Company or a Guarantor is obligated to pay Additional Amounts with respect to any payment under or with respect to the Second Priority Securities, the Company or Guarantor will, upon written request, deliver to the Trustee an Officers’ Certificate stating the fact that such Additional Amounts are payable and the amounts so payable.
          (f) The Company and each Guarantor will also pay any stamp, issue, registration, documentary, or other similar taxes and other duties (including interest and penalties with respect thereto) imposed or levied by any Relevant Taxing Jurisdiction in respect of the creation, issue and offering of the Second Priority Securities, and any court or similar tax or duty payable in connection with the enforcement with the rights of the Second Priority Holders and the Trustee under this Indenture and the other Second Priority Documents.
          (g) The Company (and, to the extent applicable, each Guarantor) will:
     (i) at least ten (10) Business Days prior to the first Interest Payment Date (and at least ten (10) Business Days prior to each succeeding Interest Payment Date or any Redemption Date or Maturity Date if there has been any change with respect to the matters set forth in the below-mentioned Officers’ Certificate), deliver to the Trustee and each Paying Agent an Officers’ Certificate (A) specifying the amount, if any, of taxes described in this Section 4.2 (the “Relevant Withholding Taxes”) required to be deducted or withheld on the payment of principal of or interest on the Second Priority Securities to Second Priority Holders and the Additional Amounts, if any, due to Second Priority Holders in connection with such payment, and (B) certifying that the Company will pay such deduction or withholding;
     (ii) prior to the due date for the payment thereof, pay any such Relevant Withholding Taxes, together with any penalties or interest applicable thereto;
     (iii) within fifteen (15) days after paying such Relevant Withholding Taxes, deliver to the Trustee and each Paying Agent evidence of such payment of the remittance thereof to the relevant taxing or other authority as described in this Section 4.2; and
     (iv) pay any Additional Amounts due to Second Priority Holders on any Interest Payment Date, Redemption Date, Maturity Date, or other due date to the Trustee in accordance with the provisions of this Section 4.2 and Section 2.4.
          (h) The Company and each Guarantor hereby covenants to indemnify the Trustee, any predecessor to the Trustee, and each Paying Agent for, and to hold each harmless against, any and all loss, liability, claim, damage or expense reasonably incurred without gross negligence, bad faith or willful misconduct on such Person’s part, arising out of or in connection with actions taken or omitted by any of them in reliance on any Officers’ Certificate furnished pursuant to this Section 4.2 or the failure of the Trustee or any Paying Agent for any reason (other than its own gross negligence at least for Paying

Agent, bad faith or willful misconduct) to receive on a timely basis any such Officers’ Certificate or any information or documentation requested by it or otherwise required by applicable law or regulations to be obtained, furnished or filed in respect of such Relevant Withholding Taxes.
          (i) The Company and each Guarantor will make available, to any Second Priority Holder requesting the same, evidence that the applicable Relevant Withholding Taxes have been paid.
          (j) Any Officers’ Certificate required by this Section 4.2 to be provided to the Trustee and each Paying Agent will be deemed to be duly provided if sent by facsimile to and received by a Trust Officer of the Trustee and each Paying Agent.
          SECTION 4.3 Maintenance of Office or Agency.
          The Company shall maintain an office or agency where Second Priority Securities may be presented or surrendered for payment, where Second Priority Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Second Priority Securities and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.2, and the making or service of such presentations, surrenders, notices, and demands shall be deemed authorized by the Company and each First Priority Guarantor and valid for all purposes. The Company hereby initially designates the Corporate Trust Office as its New York office.
          The Company may also from time to time designate one or more other offices or agencies where the Second Priority Securities may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Company hereby initially designates the Trustee’s corporate trust office as such office.
          SECTION 4.4 Corporate Existence.
          Except as otherwise provided or permitted in Section 4.22 or elsewhere in this Indenture, the Company shall do or cause to be done all things necessary to preserve, renew, and otherwise keep in full force and effect (x) its corporate existence and the corporate existence of its Restricted Subsidiaries in accordance with their respective organizational documents (as the same may be amended from time to time) and (y) the rights and privileges (charter and statutory), concessions (including without limitation the Concessions), and corporate franchises of the Company and its Restricted Subsidiaries; provided, however, that clause (y) shall not apply to a right, privilege, concession, or franchise to the extent that the Board of Directors shall reasonably determine in good faith that such right, privilege, concession, or franchise is no longer desirable in the conduct of the business of the Company or the relevant Restricted Subsidiary and that a loss or impairment of such right, privilege, concession, or franchise could not be reasonably expected to have a Material Adverse Effect; and such determination is set forth in an Officers’ Certificate and delivered to the Trustee.
          SECTION 4.5 Payment of Taxes and Other Claims.
          The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except (i) as contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been taken to the extent required by GAAP or (ii) where the failure to effect such payment could not be reasonably expected to have a Material Adverse Effect.
          SECTION 4.6 Maintenance of Properties.
          The Company shall cause all material properties used or useful to the conduct of its business and the business of each of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgment may be necessary, so that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 4.6 shall (i) prohibit the Company or any of its Restricted Subsidiaries from engaging in any transaction permitted under Sections 4.18 or 4.24, subject, however, to the terms thereof or (ii) prevent the Company or any of its Restricted Subsidiaries from discontinuing any operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is (a) in the judgment of the Company desirable in the conduct of the business of such entity and the Company and the Restricted Subsidiaries as a whole and (b) could not be reasonably expected to have a Material Adverse Effect.
          SECTION 4.7 Compliance Certificate; Notice of Default.
          The Company shall furnish to Trustee, and to any Beneficial Owner of the Second Priority Securities upon written request, copies of, and shall maintain on the Company’s web site, accessible to all visitors, copies of:
          (a) within one hundred twenty (120) days after the end of its fiscal year, an Officers’ Certificate complying with Section 314(a)(4) of the TIA and stating that a review of its activities and the activities of its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and further stating, as to each such Officer signing such certificate, whether or not the signer knows of any failure by the Company to comply with any conditions or covenants in this Indenture or any Event of Default or Default which has occurred and is continuing and, if such signer does know of such a failure or default, the certificate shall describe such failure or default with particularity. The Officers’ Certificate shall also notify the Trustee should the relevant fiscal year end on any date other than the current fiscal year end date. The Company shall also comply with all other provisions of Section 314 of the TIA, including Section 314(b) thereof; and
          (b) so long as any of the Second Priority Securities are outstanding and promptly upon becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. The Trustee shall not be deemed to have knowledge of any Default or any Event of Default unless one of its Trust Officers receives written notice thereof from the Company or any of the Second Priority Holders at the Principal Corporate Trust Office of the Trustee and such notice references the Second Priority Securities (including CUSIP and/or CINS number) and this Indenture.
          SECTION 4.8 Reports to Holders.
          Whether or not the Company has a class of securities registered under the Exchange Act, the Company shall file with the SEC (whether or not the Company is a public reporting company at the time): (i) annual reports on Form 20-F within 180 days after the end of each fiscal year (or any successor form) containing the information required to be contained therein (or required in such successor form); (ii) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K (or any successor form) including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and unaudited quarterly financial statements of the Company; and (iii) promptly (but not necessarily in the time frames provided in Form 8-K) from time to time after the occurrence of an event required to be therein reported, such other reports on Form 6-K (or any successor form) containing substantially the same information required to be contained in Form 8-K (or required in any successor form). The Company shall also in any event within 15 days of each filing described under (i), (ii) and (iii) above, furnish without cost to each Holder of Second Priority Securities and the Trustee, such documents. Each of the reports required by this section shall be prepared in accordance with GAAP consistently applied and will be prepared in accordance with the applicable rules and regulations of the SEC. The Company shall not be obligated to file any such reports with the SEC if the SEC does not permit such filings. The Company shall also comply with the other provisions of Section 314(a) of the Trust Indenture Act. In addition to the requirements, above, the Company shall also provide to each Holder of Second Priority Securities and the Trustee such documents that it is required to furnish under the First Priority Indenture and any indenture governing Indebtedness refinancing the First Priority Securities; provided however, the Company shall not be obligated to provide any documents to the Holders of the Second Priority Securities or the Trustee that it is required to furnish under an indenture governing Indebtedness refinancing the First Priority Securities, if such documentation was not also required to be delivered under the First Priority Indenture.
          In addition, the Company shall deliver to the Trustee any “Reinvestment Notices” (as such term is defined in the First Priority Indenture) that are delivered to the trustee under the First Priority Indenture promptly after such delivery.

          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).
          The Company and each Guarantor shall, and the Company shall cause each Restricted Subsidiary to, furnish to the Trustee evidence of the recording of this Indenture and the Liens created hereby and by the other Second Priority Documents in compliance with TIA Section 314(b), including, without limitation, the following evidence:
     (i) promptly after the execution and delivery of this Indenture, an Opinion of Counsel stating in the opinion of such counsel this Indenture and all other necessary and appropriate documents have been properly recorded and filed so as to make effective the Lien and security interest intended to be created hereby and by the other Second Priority Documents and so as to establish the first priority of such Lien, and
     (ii) at least annually after the execution and delivery of this Indenture, an Opinion of Counsel either stating that in the opinion of such counsel such action has been taken with respect to the recording, filing, re-recording, and refilling of this Indenture and all other necessary and appropriate documents to maintain the Lien and security interest intended to be created hereby and by the other Second Priority Documents, including without limitation the priority thereof, or stating that in the opinion of such counsel no such action is necessary to maintain such Lien or security interest and the priority thereof.
          SECTION 4.9 Limitation on Status as Investment Company.
          The Company shall not, and shall not permit any of its Subsidiaries, to become an “investment company” (as that term is defined in the Investment Company Act) or otherwise become subject to regulation under the Investment Company Act.
          SECTION 4.10 Limitation on Incurrence of Indebtedness.
          (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) if:
(i)	after giving effect to the Incurrence of any such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Interest Coverage Ratio would be greater than 1.75 to 1.0;

(ii)	the Company shall have paid in cash all interest due on the Second Priority Notes on each of the prior four Interest Payment Dates;

(iii)	the Company shall use at least 50.0% of the net proceeds from such incurrence to refinance Indebtedness; and

(iv)	no Event of Default shall have occurred and be continuing.
          (b) The foregoing limitations on the Incurrence of Indebtedness will not apply to:
(i)	Indebtedness of any of the Company or any Guarantor pursuant to any Second Priority Document;

(ii)	Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of developing, constructing, insuring, and launching an Additional Satellite, if such Indebtedness is unsecured Subordinated Indebtedness;

(iii)	Indebtedness outstanding on the date hereof and listed on Schedule 4.10(b)(iii);

(iv)	unsecured guarantees of Indebtedness of any Restricted Subsidiary made in the ordinary course of business by the Company and the applicable Restricted Subsidiary, so long as the Indebtedness underlying the guarantees is itself permitted hereunder;

(v)	the Incurrence of Indebtedness by the Company and the Guarantors under the First Priority Obligations and any refinancing thereof, provided that in the case of a refinancing, (i) the aggregate principal amount outstanding after such refinancing is not greater than the aggregate amount of all obligations outstanding immediately prior to the refinancing with respect to the First Priority Securities, (ii) such refinancing does not have a shorter Average Life than the Indebtedness being replaced, and (iii) the interest rate and the cash interest payment terms on such refinancing is not greater or more favorable to the holders thereof than the interest rate and the cash interest payment terms of the Indebtedness being refinanced unless such greater or more favorable terms are commercially reasonable at the time of such refinancing (“Refinanced FPS”);

(vi)	refinancings, refundings, or renewals (without any increase in the principal amount except to the extent corresponding to the financing of redemption premiums or other transaction costs related to such refinancing) of any Indebtedness permitted under paragraphs (i) through (iv), provided, however, that Indebtedness under this Section 4.10(b)(vii) shall only be permitted if the Indebtedness resulting from the refinancings, refundings, or renewals are unsecured and expressly subordinated to the Second Priority Obligations to the same extent and in the same manner required for the Indebtedness that is refinanced, refunded, or renewed; and

(vii)	the Loral Grant, so long as the Loral Grant is not amended, modified, or supplemented in any respect that could have a Material Adverse Effect; and

(viii)	Indebtedness of the Company in respect of surety or performance bonds provided, or in respect of reimbursement obligations relating to letters of credit issued for the account of the Company and provided in the ordinary course of business in connection with the construction or operation of a Permitted Business; and

(ix)	unsecured Indebtedness incurred in an amount of up to $4.0 million per year and $7.0 million in the aggregate.
For purposes of determining compliance with this Section 4.10, (A) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP and (B) the amount of any Indebtedness denominated in a currency other than U.S. dollars will be the Dollar Equivalent of such currency at the date of its issuance.
          (c) The Company shall not, and shall not permit any Restricted Subsidiary to: (i) make or offer to make any payment, prepayment, repurchase, or redemption of, or otherwise defease or segregate funds with respect to any Indebtedness of the Company and/or its Restricted Subsidiaries except (x) payments on the First Priority Obligations, (y) regularly scheduled and ordinary course of business payments with respect to Indebtedness permitted under Section 4.10(b)(iii), (iv) (other than guarantees of Indebtedness permitted under Section 4.10(ii)), (vi) (other than Indebtedness permitted under Section 4.10(b)(ii)), (vii), (viii), and (ix) and (z) as permitted or required hereunder or under the other Second Priority Documents with respect to the Second Priority Obligations; (ii) amend, modify, waive, Refinance, or otherwise change, or consent or agree to any amendment, modification, waiver, Refinance, or other change to, any of the terms of any First Priority Obligations or any First Priority Documents, or any document related to the Loral Grant, except as permitted by the Second Priority Documents with respect to the Second Priority Obligations or as permitted under Section 4.10(b)(v); or (iiii) amend, modify, or otherwise change any document granting or evidencing the Concessions in any manner that would have a material adverse effect on the value of the Concessions or the validity or perfection of the Lien on the Concessions created hereunder and under the other Second Priority Documents.
          SECTION 4.11 Limitation on Restricted Payments.
          (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment; provided, however, the Company and any Restricted Subsidiary can make a Restricted Payment set forth in clause (iv) of the definition of a “Restricted Payment“if, at the time of, and after giving effect to, such Restricted Payment:
          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
          (ii) the Company would have been permitted to incur at least $1.00 of additional Indebtedness under the test set forth in Section 4.10(a),

          (iii) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Issue Date shall not exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Company or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter beginning immediately following the Issue Date and ending on the last day of the last fiscal quarter preceding the Transactions Date for which reports have been filed or provided to the Trustee pursuant to Section 4.8 plus (2) the aggregate Net Cash Proceeds received by the Company after the Issue Date from a capital contribution or the issuance and sale permitted by the Indenture of Capital Stock of the Company (other than Disqualified Stock) to a Person who is not a Subsidiary of the Company, including any issuance or sale permitted by the Indenture of Indebtedness of the Company for cash or Cash Equivalents subsequent to the Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Company, or from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options warrants or other rights that are redeemable at the option of the holders, or are required to be redeemed, prior to the Stated Maturity of the Second Priority Securities) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary. For purposes of determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value on the date of the Restricted Payment of the property proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be; and
          (iv) the Company shall have paid in cash all interest due on the Second Priority Notes on each of the prior four Interest Payment Dates.
          The Company shall not be permitted to make any Restricted Payments pursuant to this Section 4.11(a) in excess of $5.0 million in any fiscal year and $15.0 million in the aggregate.
          (b) The foregoing provision shall not prevent:
          (A) the repurchase, redemption or other acquisition of Capital Stock of the Company in exchange for, or out of the proceeds of, a substantially concurrent sale, other than to a Subsidiary of the Company, of shares of Capital Stock (other than Disqualified Stock) of the

Company; provided that any Net Cash Proceeds that are utilized for any such repurchase, redemption or other acquisition, and any Adjusted Consolidated Net Income resulting therefrom, shall be excluded from clause (iii) of the preceding paragraph;
          (B) Investments of any Person acquired by the Company or by any Restricted Subsidiary, which Investments were existing at the time of such acquisition; and
          (C) Investments in Unrestricted Subsidiaries made with the proceeds of a substantially concurrent (A) capital contribution to the Company or (B) issue or sale of Capital Stock (other than Disqualified Stock) of the Company; provided that any Net Cash Proceeds that are utilized for any such Investment, and any Consolidated Net Income resulting therefrom, shall be excluded from clause (iii) of the preceding paragraph.
          (c) In determining the amount of Restricted Payments permissible under this Section 4.11, amounts expended pursuant to clause (A) of the foregoing paragraph (but not amounts expended pursuant to the other clauses of the foregoing paragraph) shall be included as Restricted Payments.
          (d) For purposes of this Section 4.11, the amount of any Restricted Payment, if other than in cash or Cash Equivalents, shall be the Fair Market Value thereof, as determined in the good faith reasonable judgment of the Board of Directors.
          (e) Within 30 days of each Restricted Payment, the Company shall deliver an Officers’ Certificate to the Trustee describing in reasonable detail the nature of such Restricted Payment, the amount of such Restricted Payment and the provisions of this Indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with this Indenture.
          SECTION 4.12 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.
          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, assume or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary, (iii) make loans or advances to the Company or any other Restricted Subsidiary or (iv) sell, lease or transfer any of its property or assets to the Company or any other Restricted Subsidiary.
The foregoing provisions shall not restrict (A) in the case of clause (i) (ii), (iii) or (iv), any such encumbrance or restriction (I) existing under this Indenture, the First Priority Securities, the First Priority Documents, the Second Priority Securities and the Second Priority Documents; (II) existing under or by reason of applicable law; (III) existing on the Issue Date; (IV) existing under any instrument governing Acquired Indebtedness or Capital Stock of any Person or the property or assets of such Person acquired by the Company or any Restricted Subsidiary and existing at the time of such acquisition (except to the extent such Acquired Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (V) existing under any agreement or instrument that refinances any Indebtedness or replaces, renews or amends an agreement or instrument containing an encumbrance or restriction that is permitted by clauses (I), (III) and (IV) above, provided that the terms and conditions of any such restrictions taken as a whole are not less favorable to the Holders than those under or pursuant to the Indebtedness being refinanced or the agreements or instruments being replaced, renewed or amended; or (VI) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (B), in the case of clause (iv) only, any such encumbrance or restriction (I) that restricts in a customary manner the subletting, assignment or transfer of any property or asset subject to a lease or license, (II) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture or (III) relating to the Concessions and existing on the Issue Date. Nothing contained in this Section 4.12 shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.16 or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any Restricted Subsidiary, subject to compliance with Section 4.18.
          SECTION 4.13 Limitation on Negative Pledges.
          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or suffer to exist or become effective any agreement or other restriction which prohibits or limits the ability of the Company or any Restricted Subsidiary to create, incur, assume, or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Second Priority Obligations or, in the case of the Guarantors, their respective obligations under the Second Priority Guarantees, or any Liens in connection with an extension, renewal, refinancing, or replacement of the Second Priority Obligations, other than (a) this Indenture and the other Second Priority Documents, (b) the First Priority Indenture and the other First Priority Documents, (c) any agreements governing purchase money Indebtedness or Capital Lease Obligations otherwise permitted hereby (but only with respect to the assets financed thereby), and (d) customary anti-assignment restrictions in leases, licenses, and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and otherwise permitted hereby.
          SECTION 4.14 Limitation on Transactions with Shareholders and Affiliates.
          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease, exchange or transfer of property or assets, the rendering of any service, or the making of any payment, loan, advance or guarantee) with, or for the benefit of, any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of the Company or with any Affiliate of the Company or of any Restricted Subsidiary (any such Person, a “Related Person”), unless the terms to the Company or such Restricted Subsidiary (i) are at least as favorable to the Company or such Restricted Subsidiary as those that could be obtained at the time of such transaction in arm’s length dealings with a Person who is not a Related Person, and (ii) in the case of any transaction (or series of transactions) with a Related Person involving aggregate payments made on or after the Issue Date (a) in excess of $1 million in any fiscal year, (A) the Company shall deliver to the Trustee an Officers’ Certificate certifying that the Company has determined that such transaction meets the requirements specified in (i) above or (B) shall be approved by a majority of the disinterested members of the Board of Directors and (b) in excess of $5 million in any fiscal year, (A) shall be approved by a majority of the disinterested members of the Board of Directors or (B) shall be confirmed by an opinion of an Independent Financial Advisor to be fair, from a financial point of view, to the Company or such Restricted Subsidiary. Any transaction (or series of related transactions) between the Company or a Restricted Subsidiary and a Related Person involving payments made on or after the Issue Date which in the aggregate exceed $10.0 million in any fiscal year (provided that, (x) in the case of the provision of any management or related services, such threshold shall be $100,000 in any fiscal year, and (y) in the case of the Incurrence of any Indebtedness pursuant to Section 4.10(b)(ix), such threshold shall be $100,000), or in, the case of transactions subject to clause (ii) (a) (B) or clause (ii) (b) (A) above as to which there are no disinterested Board of Directors members, is subject to the further requirement that the Company obtain an opinion of an Independent Financial Advisor stating that the transaction (or series of related transactions) is fair, from a financial point of view, to the Company or such Restricted Subsidiary.
          The foregoing limitation does not limit, and shall not apply to (i) any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries, (ii) the Concessions, all as in effect on the Issue Date, (iii) payment of reasonable and customary compensation and fees to directors of the Company and the Restricted Subsidiaries who are not employees of the Company or any Restricted Subsidiary, (iv) the grant of stock options or similar rights to acquire Capital Stock (other than Disqualified Stock) to employees and directors of the Company pursuant to plans approved by the Board of Directors, (v) any agreement to provide broadcast telecommunications services to Affiliates of the Company in the ordinary course of business and at market rates, (vi) any Restricted Payments not prohibited by Section 4.11 and (vii) any Affiliate Transaction pursuant to any written agreement in effect on the Issue Date included on Schedule B hereto and any renewal or refinancing thereof provided that the terms of such renewal or refinancing is not less favorable to the Company than the terms of the scheduled Affiliated Transaction or renewal or replacement thereof.2
          SECTION 4.15 Limitation on Preferred Stock.
          The Company shall not, and shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly-Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Restricted Subsidiary of the Company) to own any Preferred Stock of the Company or of any

[2]	Subject to the approval of counsel to the HYB Committee.

Restricted Subsidiary of the Company; provided that subject to the Company being in compliance with all the provisions of the Indenture, the Company may issue to any Person Preferred Stock (other than Disqualified Stock unless by the terms thereof (i) such Preferred Stock is not mandatorily redeemable by the Company or at the option of the holder thereof prior to the first anniversary of the Stated Maturity of the Second Priority Securities and (ii) any option of the holder thereof to cause the redemption thereof will terminate upon the insolvency, bankruptcy, appointment of a Custodian, receiver, liquidation, trustee or assignee in bankruptcy or insolvency, or any admission by the Company of its inability to pay its debts generally as they become due, or any suspension of payments or failure generally to pay its debts or they become due by the Company).
          SECTION 4.16 Limitation on Liens.
          The Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for (collectively, the “Permitted Liens”):
          (a) Liens for taxes not yet due or which are being contested in good faith by the Company or its Restricted Subsidiaries, as applicable, through appropriate proceedings diligently conducted, provided, however, that Liens shall only be permitted under this Section 4.16(a) if adequate reserves with respect thereto are maintained on the books of the Company and any Restricted Subsidiaries, as the case may be, in conformity with GAAP and if no action against the Company or its Restricted Subsidiaries or their respective Property has been commenced;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by the Company and/or its Restricted Subsidiaries, as applicable, through appropriate proceedings diligently conducted so long as no action against the Company or its Restricted Subsidiaries or respective Property has been commenced;
          (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, and other obligations of a like nature, in each case incurred in the ordinary course of business;
          (e) easements, rights-of-way, restrictions, and other similar encumbrances, in each case incurred in the ordinary course of business and which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (f) Liens in existence on the date hereof, provided, however, that a Lien shall only be permitted under this Section 4.16(f) if, (x) such Lien does not cover, and is not spread or extended to cover, any additional Property after the Issue Date and (y) the amount of Indebtedness secured by such Lien is not increased;
          (g) Liens created pursuant to the Second Priority Security Documents;
          (h) Liens created pursuant to the First Priority Security Documents;
          (i) any interest or title of a lessor under any lease entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;
          (j) purchase money Liens and Liens in respect of Capital Lease Obligations, the Indebtedness related to which is otherwise permitted by Section 4.10;
          (k) the retained rights of Mexico with respect to the Concessions; provided, that such Liens do not extend to or cover any property or assets other than the rights granted under such agreements; and
          (l) the Loral Grant, so long as the Loral Grant is not amended, modified, or supplemented in any respect that could have a Material Adverse Effect.
          SECTION 4.17 Limitations on Sale and Leaseback Transactions.
          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, assume, guarantee or otherwise become liable with respect to any sale and leaseback transactions.
          SECTION 4.18 Limitation on Asset Sales.
          (a) Except as provided in Section 4.18(b), the Company shall not, and shall not permit any Restricted Subsidiary to, Dispose of any of its Property or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except for:
(1)	the Disposition of obsolete or worn out property in the ordinary course of business;

(2)	the sale of inventory in the ordinary course of business;

(3)	the sale or issuance of Capital Stock in any Restricted Subsidiary of the Company to the Company, or of Capital Stock of any of the Company’s Restricted Subsidiaries to a Restricted Subsidiary;

(4)	the Disposition of Cash Equivalents and Permitted Peso Investments in the ordinary course of business; and

(5)	the sale or lease of capacity on telecommunications satellite transponders in the ordinary course of business on an arm’s-length basis, but not including sales or end-of life leases of capacity on telecommunications satellite transponders that involve the sale or lease to a buyer or lessee (or a combination of related buyers or lessees) of all or substantially all of the capacity on one or more satellites in one or a series of related transactions.
          The Company shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary (including the amount of any released Indebtedness) is at least equal to the Fair Market Value of the assets sold or disposed of and (ii) at least 80% of the consideration received (excluding the amount of any released Indebtedness) consists of cash or Cash Equivalents.
          (b) After all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged, all proceeds of any Disposition, issuance, or sale not expressly permitted under clauses (1) through (5) above shall be held by the Second Priority Collateral Trustee in a Second Priority Collateral Trustee Segregated Account as cash collateral for the Second Priority Obligations, or, if permitted under Section 4.25, in a Company Segregated Account, until applied in payment of the Second Priority Obligations as a Mandatory Redemption under Section 3.2 of this Indenture or otherwise disbursed in accordance with the Second Priority Documents. Nothing in this Section 4.18 shall prohibit any Asset Sale so long as the requirements of this Indenture regarding Redemption, including without limitation the payment of the Redemption Price, are satisfied in connection with and as a condition to such Asset Sale.
          SECTION 4.19 Insurance.
          The Company shall, and shall cause each Restricted Subsidiary to, (a) keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on its Property in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. All material policies of insurance insuring Second Priority Collateral against damage or loss will name the Second Priority Collateral Trustee as loss payee, and, to the extent insurance companies will permit, additional insured. Except as provided below, without limiting the generality of the foregoing insurance requirements, the Company shall keep in effect in-orbit insurance issued by insurance companies that are internationally recognized, reputable space insurance carriers on each of the Existing Satellites and any Additional Satellite, in an amount equal to its net book value. Notwithstanding the foregoing, the Company shall not be required to keep in effect in-orbit insurance with regard to its Solidaridad 2 satellite after December 5, 2006, if the Board of Directors determines that the current and expected operating costs of Solidaridad 2, including orbital incentive payments, exceed the current and expected revenues, respectively, of Solidaridad 2 over the remaining useful life of Solidaridad 2. Any insured loss of an Existing Satellite or an Additional Satellite, whether a partial loss, total loss, or otherwise, shall constitute a Recovery Event. If all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged, then all Proceeds of any other Recovery Event shall be held by the Second Priority Collateral Trustee as cash collateral for the Second Priority Obligations until applied in payment of the Second Priority Obligations as a Mandatory Redemption to the extent provided under Section 3.2 or otherwise disbursed in accordance with the Second Priority Documents.
          SECTION 4.20 Limitation on Interest Rate and Currency Hedges.
          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Interest Rate Protection Agreements and currency exchange hedging transactions, other than those entered into by the Company in the ordinary course of business, provided, however, that the Company’s maximum termination liability and total realized losses under all such Interest Rate Protection Agreements and currency exchange hedging transactions shall not be secured or otherwise give rise to a Lien and shall not exceed $1.0 million during the term of the Second Priority Securities.
          SECTION 4.21 Business of the Company and the Restricted Subsidiaries.
          The Company shall not and shall not permit any of its Restricted Subsidiaries to, be principally engaged in any business or activity other than the Permitted Business. In addition, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, transfer to any of its Unrestricted Subsidiaries (i) any of the licenses, permits or authorizations used in the Permitted Business of the Company and the Restricted Subsidiaries on the Issue Date or at any time thereafter (including, without limitation, any of the Concessions) or (ii) any material portion of the “property and equipment” (as such term is used in the Company’s consolidated financial statements) of the Company and the Restricted Subsidiaries; provided that the Company and the Restricted Subsidiaries may make Asset Sales in accordance with Section 4.18.
          SECTION 4.22 Limitation on Merger, Sale or Consolidation.
          (a) The Company (i) shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise Dispose of all or substantially all of its Property and assets to any Person or liquidate, wind up, or dissolve itself (or suffer any liquidation, winding up, or dissolution); (ii) shall not permit any Person to merge with or into the Company directly or indirectly and in a single transaction or through a series of transactions; and (iii) shall not permit any of its Restricted Subsidiaries to enter into any such transaction described in (i) or (ii) above, unless in the cases contemplated in (i), (ii) and (iii): (A) the Company or such Restricted Subsidiary shall be the continuing Person, or the Person shall be a corporation organized and validly existing under the laws of the United States or Mexico and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company under this Indenture or of such Restricted Subsidiary under its Subsidiary Guaranty; (B) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (C) the surviving or continuing entity will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; (D) the Company would have been permitted to incur at least $1.00 of additional Indebtedness under the test set forth under Section 4.10(a) assuming that the Company paid only cash interest on the Second Priority Securities on each of the prior four Interest Payment Dates; (E) in the case any such transaction involves a Guarantor, the surviving entity shall have delivered to the Trustee a written instrument in form and substance satisfactory to the Trustee confirming its Second Priority Guarantee in accordance with the provisions of Section 4.24(b); and (F) the Company or the surviving entity delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (C)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with. Any merger, consolidation or amalgamation, or liquidation, wind up or dissolution by the Company or any Restricted Subsidiary and any Disposition of all or substantially all of the Property or business of the Company or any Restricted Subsidiary that occurs contemporaneously with a Change of Control is subject to Section 3.5 as well as this Section 4.22.
          (b) Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of a Person subject to, and in accordance with, this Section 4.22, the surviving entity shall succeed to, and be substituted for, and may exercise every right and power of the Company or such Guarantor, as the case may be, under this Indenture and the applicable Second Priority Guarantee with the same effect as if such surviving entity had been named as such.
          (c) Under this Indenture and for all purposes hereunder and under the Second Priority Securities (including the provisions of this Article IV), Subsidiaries of any surviving entity will, upon a transaction or series of transactions described in this Section 4.22, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the definition of “Unrestricted Subsidiary” and all Indebtedness, and all Liens on Property or assets, of the Company and the Restricted Subsidiaries immediately prior to such transaction or series of transactions will be deemed to have been incurred upon such transaction or series of transactions.
          SECTION 4.23 Waiver of Stay, Extension or Usury Laws.
          The Company, on its own behalf and on behalf of each Restricted Subsidiary, covenants (to the extent that it may lawfully do so) that it shall not at any time voluntarily insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive the Company or any Restricted Subsidiary from paying all or any portion of the principal of, premium of, or interest on the Second Priority Securities on other Second Priority Obligations, as the case may be, as contemplated herein (including any Additional Amounts), wherever enacted, now or at any time hereafter in force or which may affect the covenants or the performance of this Indenture;

and (to the extent that it may lawfully do so) the Company (to the extent that it may lawfully do so) hereby expressly waives on its own behalf and on behalf of each Restricted Subsidiary, all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee relating to any such law, but will suffer and permit the execution of every such power as though no such law had been enacted.
          SECTION 4.24 Limitation on Capital Expenditures.
          (a) Except as provided below, the Company shall not, and shall not permit any Restricted Subsidiary to, make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditures exceeding, for any fiscal year of the Company, the sum of (x) $5.0 million, and (y) up to $1.5 million in the aggregate in Capital Expenditures that were permitted under clause (a) of this Section 4.24 in the immediately prior fiscal year but not made or committed to be made within that fiscal year, provided that the maximum amount of such sum is $6.5 million per fiscal year.
          (b) Notwithstanding the provisions of Section 4.24(a) above, if
     (i) the Consolidated Fixed Charge Ratio of the Company is greater than 1.25 to 1.0,
     (ii) the Company shall have paid in cash all interest due on the Second Priority Notes on each of the prior four Interest Payment Dates; and
     (iii) no Event of Default shall have occurred or be continuing.
then the Company and its Restricted Subsidiaries may make and commit to make Capital Expenditures so long as the Consolidated Fixed Charge Coverage Ratio would be satisfied on a pro forma basis after giving effect to such Capital Expenditures and any Capital Expenditures made pursuant to the immediately preceding sentence.
          The Company shall not be permitted to make any Capital Expenditure pursuant to this Section 4.24(b) in excess of $5.0 million in any fiscal year and $15.0 million in the aggregate.
          (c) In addition to the Capital Expenditures above, the Company and any Restricted Subsidiary may make or commit to make Capital Expenditures of up to $3.0 million in the aggregate in 2007 and 2008 to conduct design, marketing, support, engineering and related activities to develop an Additional Satellite.
          Amounts used as permitted under Section 4.25(a)(y) and Section 4.25(b)(y),(z) and (aa) shall not be included in calculations of the foregoing $5.0 million and $1.5 million amounts set forth in clause (a) above.
          SECTION 4.25 Segregated Accounts.

          If all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged:
          (a) The Company shall and shall cause its Restricted Subsidiaries to deposit and hold all of the following in a Company Segregated Account: (i) all proceeds of issuances of Capital Stock, (ii) all proceeds of any Asset Sale, other than an Asset Sale pursuant to Section 4.18(a)(1) through (5), to the extent that the proceeds of all such Asset Sales exceed $2.5 million per fiscal year but do not exceed $15.0 million in the aggregate, and (iii) the proceeds of any litigation related to the Solidaridad I satellite received by the Company or any Restricted Subsidiary up to the lesser of (1) 10% of the proceeds received and (2) $2.0 million, and (iv) fifty percent (50%) of the aggregate net cash gain from Dispositions of Property that are end-of life leases of satellite transponders by the Company and its Restricted Subsidiaries. The Company and its Restricted Subsidiaries may use amounts in the Company Segregated Account (x) for any purpose permitted or required under this Indenture, if such amounts are (i) proceeds of issuances of Capital Stock or (ii) proceeds of any litigation related to the Solidaridad I satellite received by the Company or any Restricted Subsidiary; and (y) to redeem the Second Priority Securities or, if otherwise permitted under this Indenture, to acquire assets useful in the Permitted Business in which the Second Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected lien, if such amounts are proceeds of any Asset Sale, provided that, in the case of clause (y) of this Section 4.25(a), the Company and its Restricted Subsidiary may not use such amounts for any purpose other than to redeem the Second Priority Securities if such amounts are required to be used to redeem Second Priority Securities under Section 3.2(a) hereof or if an Event of Default has occurred and is continuing; and further provided that, in the case of clause (y) of this Section 4.25(a), if the amounts are net cash gain from Dispositions of Property that are end-of life leases of satellite transponders by the Company and its Restricted Subsidiaries, the Company and its Restricted Subsidiaries may not use such amounts for any purpose other than to redeem the Second Priority Securities or to pay when due the selling, general and administrative expenses (“SG&A”) of the Company and its Restricted Subsidiaries related to such end-of-life leases.
          (b) The Company shall and shall cause its Restricted Subsidiaries to deposit all of the following in a Second Priority Collateral Trustee Segregated Account: (i) all proceeds of issuances of Indebtedness permitted pursuant to Sections 4.10(a), 4.10(b)(ii) and 4.10(b)(ix) hereof, (ii) all proceeds of any Asset Sale, other than pursuant to Section 4.18(1) through (5), to the extent that the proceeds of all such Asset Sales exceed $15.0 million in the aggregate, and (iii) all proceeds of any Recovery Event. The Company shall provide to the Second Priority Collateral Trustee written notice of any such deposit. Subject to the Second Priority Collateral Trust Agreement, the Company and its Restricted Subsidiaries may use amounts in the Second Priority Collateral Trustee Segregated Account (x) for any purpose otherwise permitted or required under this Indenture, if such amounts are all proceeds of issuances of Indebtedness permitted pursuant to Section 4.10(b)(ix) hereof; (y) to redeem the Second Priority Securities or, if otherwise permitted under this Indenture, to acquire assets useful in the Permitted Business in which the Second Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition) a valid, enforceable, and perfected lien, if such amounts are (i) proceeds of any Asset Sale, or (ii) proceeds of any

Recovery Event ; provided that the Net Cash Proceeds of a Recovery Event that is a partial loss of an Existing Satellite or an Additional Satellite that are subject to a Reinvestment Notice must be used to replace any transponder capacity lost as a result of the Recovery Event; (z) for the purposes described in Section 4.10(a)(ii), if such amounts are proceeds of issuances of Indebtedness permitted under Sections 4.10(a)(ii) hereof; and (aa) to acquire assets in replacement of the Company’s Ground Control Station assets from which the Recovery Event proceeds derived, in which replacement assets the Second Priority Collateral Trustee has been granted (or, for assets not yet acquired, can be granted upon acquisition a valid, enforceable and perfected lien, if such amounts are proceeds of any Recovery Event based on a partial loss of a total loss of the Company’s Ground Control Station, provided that, in the case of clauses (y) and (z) of this Section 4.25(b), the Company and its Restricted Subsidiary may not use such amounts for any purpose other than to redeem the Second Priority Securities if such amounts are required to be used to redeem Second Priority Securities under Section 3.2(a) or Section 3.2(b) hereof or if an Event of Default has occurred and is continuing.
          Until all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged, the Company shall and shall cause its Restricted Subsidiaries to deposit all proceeds and other sums described in this Section 4.25 in a Company Segregated Account or a First Priority Collateral Trustee Segregated Account, as applicable, pursuant to Section 4.35 of the First Priority Indenture.
          SECTION 4.26 Transfer of Concessions.
          The Company shall not transfer any Concession existing on the Issue Date to any Unrestricted Subsidiary.
          SECTION 4.27 Reserved.
          SECTION 4.28 Further Assurances.
          (a) The Company agrees that from time to time, at its own cost and expense, it will, and will cause each Restricted Subsidiary to, promptly prepare, execute and deliver, and will cause to be executed and delivered, all further instruments and documents prepared and submitted to it by the Trustee, including, without limitation, financing and continuation statements, and will take all further action and will cause all further action to be taken in order to preserve, perfect and protect the rights and Lien of the Second Priority Collateral Trustee in the Collateral and the interest of the Second Priority Holders therein or to enable the Trustee to exercise and enforce its rights and remedies hereunder. If the Company shall at any time establish any additional place of business within the United States or elsewhere, it will, if the establishment of such additional place of business shall be reasonably expected to affect the validity of the rights and Lien of the Second Priority Collateral Trustee on the Collateral or otherwise adversely affect the Second Priority Holders’ interest in or right to the Collateral, notify the Trustee in writing upon the establishment thereof and will make any filings that may be necessary or advisable in order to preserve, perfect and protect the Lien of the Second Priority Collateral Trustee on the Collateral effected by this Indenture. The

Company on its own behalf and on behalf of each Restricted Subsidiary, hereby authorizes the Trustee and the Second Priority Collateral Trustee to file such financing or continuation statements, and amendments thereto, as the Company may prepare and furnish to the Trustee or the Second Priority Collateral Trustee and authorizes each Second Priority Holder, the Second Priority Collateral Trustee and the Trustee to take all such further action and execute all such further documents and instruments as may be necessary or desirable in order to create, preserve, perfect and protect the rights and Lien of the Second Priority Collateral Trustee on the Collateral and the interest of the Second Priority Holders therein, without the signature of the Company or any Restricted Subsidiary to the extent permitted by applicable law; provided, however, that the Trustee shall not be obligated to take any such action except pursuant to written directions by the Second Priority Holders as provided herein.
          (b) The Company shall not, and shall not permit any Restricted Subsidiary to, have any Subsidiary other than a Subsidiary that has, as of the later of the date of this Indenture and the Date that such Subsidiary becomes a Subsidiary of the Company or of such Restricted Subsidiary, (i) executed and delivered to the Trustee (x) a supplemental indenture by which the Subsidiary becomes a Guarantor hereunder, (y) a Guarantee Acknowledgment, which Guarantee Acknowledgement at all subsequent times remains in full force and effect, and (z) executed documents by which the Subsidiary becomes a party to the Intercreditor Agreement and all other Second Priority Documents as required by the Trustee; (ii) granted to the Second Priority Collateral Trustee, for the benefit of the Second Priority Collateral Trustee and the beneficiaries of the Second Priority Collateral Trust Agreement, a valid and enforceable security interest in and Lien on substantially all of the Subsidiary’s present and after-acquired assets and Property on substantially the same terms as the Second Priority Security Documents, and otherwise on terms acceptable to the Trustee and Second Priority Collateral Trustee, which security interest and Lien at all subsequent times remain in full force and effect; and (iii) complied with Section 4.28(c).
          (c) The Company and each Guarantor shall, and the Company shall cause each Restricted Subsidiary to, comply with the following requirements relating to Second Priority Collateral:
     (i) With respect to all Property of the Company and its Restricted Subsidiaries as of the Issue Date, the Company, each Guarantor, and each Restricted Subsidiary shall have granted to the Second Priority Collateral Trustee for the benefit of the beneficiaries under the Second Priority Collateral Trust Agreement, and the Second Priority Collateral Trustee for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement shall at all times have, a perfected security interest in and Lien on such Property as security for the Second Priority Obligations.
     (ii) With respect to any Property acquired after the Issue Date by the Company or any of its Restricted Subsidiaries or any Guarantor (other than (x) any Property described in paragraph (iii) or (iv) below, and (y) any Property subject to a Lien expressly permitted by Section 4.16(i), or (j)) as to which the Second Priority Collateral Trustee, for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, does not already have a perfected Lien, the Company, Guarantor, or

Restricted Subsidiary, as applicable, shall promptly (A) execute and deliver to the Second Priority Collateral Trustee such amendments to the Second Priority Guarantees or such other documents as the Second Priority Collateral Trustee deems necessary or advisable in order to grant to the Second Priority Collateral Trustee, for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, a perfected security interest in and Lien on such Property and (B) take all other actions as may be necessary or advisable to grant to the Second Priority Collateral Trustee, for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, a perfected security interest in and Lien on such Property.
     (iii) With respect to any fee interest in any real property having a Fair Market Value (together with improvements thereof) of at least $250,000 acquired after the Issue Date by the Company or any of its Restricted Subsidiaries or any Guarantor (other than any such real property subject to a Lien expressly permitted by Section 4.16(i)), the Company, Restricted Subsidiary, or Guarantor, as applicable, shall promptly (A) execute, deliver, and file with the real estate registry having jurisdiction over such Property a mortgage in favor of the Second Priority Collateral Trustee, for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, covering such real property; (B) if requested by the Second Priority Collateral Trustee, provide the Second Priority Collateral Trustee with (x) extended coverage insurance, if commercially available in Mexico, covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Second Priority Collateral Trustee) and (y) any consents or estoppels reasonably deemed necessary or advisable by the Second Priority Collateral Trustee in connection with such mortgage, each of the foregoing in form and substance reasonably satisfactory to the Second Priority Collateral Trustee; and (C) if requested by the Second Priority Collateral Trustee, deliver to the Second Priority Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Second Priority Collateral Trustee.
     (iv) With respect to any new Restricted Subsidiary created or acquired after the Issue Date by any of the Company or any Restricted Subsidiary, or any existing Subsidiary of the Company or of any of the Company’s Restricted Subsidiaries that becomes a Restricted Subsidiary after the Issue Date, promptly (A) join this Indenture as a Guarantor, (B) execute and deliver to the Second Priority Collateral Trustee such amendments to the Second Priority Guarantees or such additional Second Priority Guarantees, security agreements, mortgages, stock pledge trust agreements, and other documents and instruments as the Second Priority Collateral Trustee deems necessary or advisable in order to grant to the Second Priority Collateral Trustee, for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement, a perfected security interest in the Capital Stock of such new Restricted Subsidiary, (C) cause such Restricted Subsidiary to execute and deliver such Second Priority Guarantees, security agreements, mortgages, stock pledge trust agreements and other documents and instruments, and take such other actions, as may be requested by the Second Priority Collateral Trustee to grant a perfected security interest (subject only to Liens permitted by and pursuant to the terms of Section 4.16(i) and (j)) in all of such Restricted Subsidiary’s assets to the Second Priority Collateral Trustee as additional security for the Second Priority Obligations, and (D) if requested by the Second Priority Collateral Trustee, deliver to the Second

Priority Collateral Trustee legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Second Priority Collateral Trustee.
ARTICLE V
RESERVED
ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES
          SECTION 6.1 Events of Default.
          “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be caused voluntarily or involuntarily, or effected, without limitation, by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
          (a) failure to pay principal of or premium, if any, on any Second Priority Security when the same shall become due and payable at maturity, upon acceleration, redemption or otherwise;
          (b) failure to repurchase Second Priority Securities at the conclusion of the Change of Control Offer;
          (c) failure to pay interest on any of the Second Priority Securities (including Additional Amounts) when the same shall become due and payable, and such failure continues for a period of 30 days;
          (d) failure to perform or comply with Section 4.22;
          (e) failure to perform or the breach of any other covenant or agreement in this Indenture or under the Second Priority Securities (other than those referred to in clauses (a), (b), (c) and (d) above) and such failure or breach continues for a period of 30 consecutive days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Second Priority Securities then outstanding;
          (f) the occurrence with respect to any issue or issues of Indebtedness of the Company or any Significant Subsidiary having an outstanding principal amount of $5 million or more (or its equivalent in other currencies) in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, of (I) an event of default that has caused such Indebtedness to become, or the holders thereof to declare such

Indebtedness to be, due, and payable prior to its Stated Maturity and/or (II) the failure to make a payment of principal at Stated Maturity;
          (g) one or more final judgments or orders, for the payment of money in excess of $5 million, either individually or in the aggregate for all such final judgments or orders, shall be rendered against the Company or any Significant Subsidiary or any of their respective properties and shall not be paid or discharged, and there shall have been a period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $5 million during which a stay of enforcement of such final judgments or orders, by reason of a pending appeal or otherwise, shall not be in effect;
          (h) any government or governmental authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial portion of the assets or property of the Company or any Significant Subsidiary or the share capital of the Company or any Significant Subsidiary, or shall have assumed custody or control of such assets or property or of the business or operations of the Company or any Significant Subsidiary or of the share capital of the Company or any Significant Subsidiary, or shall have taken any action that would prevent the Company or any Significant Subsidiary or its officers from carrying on its business or operations or a substantial part thereof for a period of longer than 60 consecutive days and the result of any such action shall materially prejudice the ability of the Company to perform its obligations under the Second Priority Securities;
          (i) the Mexican Government shall declare a general suspension of payment or a moratorium on the payment of debt of the Company or any Guarantor (which does not expressly exclude the First Priority Securities or the applicable Subsidiary Guarantees and the Second Priority Securities and the applicable Subsidiary Guarantees, as the case may be);
          (j) a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudicating the Company or any of its Significant Subsidiaries as bankrupt, or suspension of payments, or insolvent, or approving as properly filed a petition seeking reorganization or suspension of payments of the Company or any of its Significant Subsidiaries under any concurso mercantil or bankruptcy or similar law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree, judgment or order of a court of competent jurisdiction appointing a receiver, liquidator, trustee, sindico, or assignee in bankruptcy or insolvency for the Company, any of its Significant Subsidiaries, or any substantial part of the property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days;
          (k) the Company or any of its Significant Subsidiaries shall institute a concurso mercantil proceeding to be adjudicated a voluntary bankrupt, or in suspension of payments or shall consent to the filing of a concurso mercantil or bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or suspension of payments under any concurso mercantil or bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a Custodian, receiver, liquidator, trustee, sindico, or assignee in a concurso mercantil or bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, fail generally to pay its debts as they become due, or take any corporate action in furtherance of any of the foregoing;
          (l) (1) it becomes unlawful for the Company to perform or comply with any one or more of its obligations under any of the Second Priority Securities or this Indenture or (2) it becomes unlawful for any Significant Subsidiary to perform or comply with any one or more of its obligations under the applicable Subsidiary Guarantee, and in the cases of (1) or (2), such unlawfulness continues for a period of 60 consecutive days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Second Priority Securities then outstanding; and
          (m) (1) any of the Concessions shall for any reason cease to grant the Company any right provided therein as of the date of this Indenture which is material to the operation of the business of the Company or any Restricted Subsidiary or (2) any of the Concessions shall for any reason be terminated provided however, that, in the case of clauses (1) and (2) above, it shall not be an Event of Default if the Concessions relating to an orbital slot shall cease to grant the Company a right; provided therein or if such Concession shall be terminated, if such cessation or termination is solely the result of (i) the end of life of the Solidaridad 2 satellite and (ii) the non-compliance with applicable regulations that require the placement of a satellite in the orbital slot within the prescribed periods, provided that Satmex shall have used commercially reasonable efforts to place a satellite in the orbital slot.
          SECTION 6.2 Acceleration of Stated Maturity; Rescission and Annulment.
          If an Event of Default (other than an Event of Default specified in clauses (j) or (k) of Section 6.1 above that occurs with respect to the Company) occurs and is continuing under this Indenture, the Trustee or the Second Priority Holders of at least 25% in aggregate principal amount then outstanding of Second Priority Securities, by written notice to the Company (and to the Trustee if such notice is given by the Second Priority Holders), may, and the Trustee at the request of such Second Priority Holders shall, declare the Second Priority Securities to be immediately due and payable at 100% of the principal amount thereof, plus accrued and unpaid interest thereon if any, and Additional Amounts, if any, to the date of such declaration. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest and Additional Amounts shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (f) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by the Company and/or the relevant Subsidiaries or waived by the holders of the relevant Indebtedness within thirty (30) days after the declaration of acceleration with respect thereto. If an Event of Default specified in clauses (j) or (k) of Section 6.1 above occurs with respect to the Company, the Second Priority Securities then outstanding shall automatically become and be immediately due and payable at 100% of the outstanding principal amount thereof, plus premium, if any, and accrued and unpaid interest thereon, if any, and Additional Amounts, if any, in each case without any declaration or other act on the part of the Trustee or any Second Priority Holder. The Requisite Second Priority Holders by written notice to the Company and to the Trustee, may rescind and annul a declaration of acceleration and its consequences if, in addition to certain other covenants, (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on such Second Priority Securities that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment, decree or order of a court of competent jurisdiction. The Requisite Second Priority Holders by written notice to the Trustee, may waive an existing Default or Event of Default and the consequences under this Indenture, except a Default in the payment of principal of, premium, if any, or interest on the Second Priority Securities or in respect of a covenant or provision of this Indenture that cannot be modified or amended without the consent of the Second Priority Holder of each outstanding Second Priority Security affected.
          SECTION 6.3 Collection of Indebtedness and Suits for Enforcement by Trustee.
          (a) The Company covenants that if an Event of Default specified in clause (a) or (c) of Section 6.1 occurs and is continuing, the Company shall, upon demand of the Trustee, pay to it, for the benefit of the Second Priority Holders of such Second Priority Securities, the whole amount then due and payable on such Second Priority Securities for principal, premium (if any) and interest, including Additional Amounts (if any), and to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate borne by the Second Priority Securities, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including compensation to, and expenses, disbursements and advances of the Trustee and its agents and counsel and all other amounts due the Trustee under Section 7.7.
          (b) If the Company and the Restricted Subsidiaries fail to pay such amounts described in Section 6.3(a) forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust in favor of the Second Priority Holders, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company, wherever situated, provided that the Requisite Second Priority Holders shall have the right to direct the time, method, and place of any such proceeding(s) in accordance with and pursuant to Section 6.11 and the Second Priority Collateral Trust Agreement.
          If an Event of Default occurs and is continuing, the Trustee may in its discretion and at the expense of the Company proceed to protect and enforce its rights and the rights of the Second Priority Holders by such appropriate judicial proceedings as the Trustee shall deem most effective to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy, provided that the Requisite Second Priority Holders shall have the right to direct the time, method, and place of any such proceeding(s) in accordance with and pursuant to Section 6.11 and the Second Priority Collateral Trust Agreement.
          SECTION 6.4 Trustee May File Proofs of Claim.
          (a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, concurso mercantil, arrangement, adjustment, composition, or other judicial proceeding of the Company or any Restricted Subsidiary or Guarantor or the property of the Company or any Restricted Subsidiary or Guarantor or their respective creditors, the Trustee, whether in the U.S., Mexico, or elsewhere (irrespective of whether the principal of the Second Priority Securities shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand on the Company for the payment of overdue principal, premium, interest, or Additional Amounts), shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions for the benefit of the Second Priority Holders, including
     (1) to file and prove one or more claims for the whole amount of principal, premium, interest, and Additional Amounts, and any other amounts owing on account of the Second Priority Obligations, owing and unpaid in respect of the Second Priority Securities (including without limitation any Global Security, without regard to any legend on such Global Security) and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel and all other amounts due the Trustee under Section 7.7) and of the Second Priority Holders allowed in such judicial proceeding, provided that any proof of claim filed by the Trustee may not impair the right of any Second Priority Holder to participate in such proceeding to the extent such participation is permissible under applicable law (including without limitation participation described in Section 6.4(b)), and
     (2) to collect and receive any moneys or other Property payable or deliverable on any such claims and to distribute the same in accordance with this Indenture and the other Second Priority Documents;
and any custodian, receiver, assignee, trustee, liquidator, síndico, conciliador, sequestrator or other similar official in any such judicial proceeding is hereby authorized and directed by each Second Priority Holder to make such payments to the Trustee unless and until, to the extent permitted by applicable law, the Requisite Second Priority Holders direct such official to make such payments directly to the Second Priority Holders, in which case such official is authorized and directed to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee and its agents and counsel, and any other amounts due the Trustee under Section 7.7.
          (b)(i) Any proof of claim filed by the Trustee under Section 6.4(a) in any concurso mercantil proceeding in Mexico shall state: (A) that the Trustee is acting for the benefit of the Second Priority Holders and other holders of beneficial interests in Second Priority Securities issued in the form of Global Second Priority Securities; (B) that certain of the holders of beneficial interests in the Global Second Priority Securities may own and hold their beneficial ownership through the indirect holdings system managed by the Depositary; (C) that, pursuant to this Indenture, the Trustee is empowered, authorized and entitled to file and prove the claim for and on behalf of the holders of the Global Second Priority Securities and other holders of beneficial interests in Second Priority Securities, and is empowered, authorized and entitled to take certain other legal actions in this proceeding for and on their behalf; and (D) that, to the extent permitted under applicable Mexican law, the Trustee reserves, for and on behalf of the Second Priority Holders and other holders of beneficial interests in Second Priority Securities, any rights that a Second Priority Holder or other holder of a beneficial interest in Second Priority Securities may have, under applicable law, to participate individually in the concurso proceeding on account of its interest in the Second Priority Securities.
          (b)(ii) Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Second Priority Holder any plan of reorganization, arrangement, adjustment, composition, or similar document or process affecting the Second Priority Securities or the rights of any Second Priority Holder thereof or to authorize the Trustee to vote in respect of the claim of any Second Priority Holder in any such proceeding, provided, however, that if, under the laws of Mexico the Trustee is or is deemed to be the only creditor permitted to vote on, execute or approve a plan of reorganization or similar document or process on account of the Second Priority Obligations, then each Second Priority Holder may, in its sole discretion, authorize and direct the Trustee to vote on, execute or approve such plan or similar document or process on its behalf and to the extent of its ratable beneficial interest in the Second Priority Obligations, through a writing signed by the Second Priority Holder and proof of its beneficial interests in the Second Priority Obligations that is reasonably satisfactory to the Trustee (with respect to beneficial interests in a Global Security, proof as described in Section 9.9, clauses (a) through (c), shall be reasonably satisfactory for purposes of this Section 6.4(b)) and, in this case, the Trustee shall be empowered, authorized and directed to vote on, execute or approve such plan or similar document or process on behalf of said Second Priority Holder and to the extent of its ratable beneficial interest in the Second Priority Obligations, and further provided that the Trustee shall have no liability to any Person (including without limitation the Company, its Restricted Subsidiaries, any Second Priority Holder, and any Second Priority Holder) based on a vote, execution or approval on behalf of a Second Priority Holder in accordance with this Section 6.4(b).
          SECTION 6.5 Trustee May Enforce Claims Without Possession of Second Priority Securities.
          All rights of action and claims under this Indenture or the Second Priority Securities may be prosecuted and enforced by the Trustee without the possession of any of the Second Priority Securities or the production thereof in any proceeding relating thereto, and the Company on its own behalf and on behalf of each Restricted Subsidiary waives any requirement to the contrary to the extent such waiver is permissible under applicable law. The Company agrees to issue, in accordance with Article II of this Indenture, Certificated Second Priority Securities if Certificated Second Priority Securities are required to be produced or possessed in connection with any prosecution or enforcement or rights of action or claims under this Indenture or the Second Priority Securities or other Second Priority Documents, and, to the extent that the Company fails to issue Certificated Second Priority Securities, the Company hereby irrevocably waives, on its own behalf and on behalf of each Restricted Subsidiary, any requirement that Certificated Second Priority Securities be so produced or possessed. Any enforcement proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust in favor of the Second Priority Holders, and any recovery of judgment shall, after provision for the payment of compensation to, and expenses, disbursements and advances of the Trustee, its agents and counsel and all other amounts due the Trustee under Section 6.7, be for the ratable benefit of the Second Priority Holders of the Second Priority Securities in respect of which such judgment has been recovered.
          SECTION 6.6 Priorities.
          Any money or property collected by the Trustee pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal, premium (if any) or interest (or Additional Amounts, if any) upon presentation of the Second Priority Securities and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
          FIRST: To the Trustee, its agents (including, among others, the Principal Paying Agent) and attorneys in payment of all amounts due pursuant to Section 7.7;
          SECOND: To the Second Priority Holders in payment of the amounts then due and unpaid for interest and Additional Amounts, if any, on the Second Priority Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Second Priority Securities for interest and Additional Amounts, if any, respectively;
          THIRD: To the Second Priority Holders in payment of the amounts then due and unpaid for principal, premium, if any, on the Second Priority Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts then due and payable on Second Priority Securities for principal, premium, if any;
          FOURTH: To pay any Second Priority Obligations other than those set forth in clauses FIRST, SECOND and THIRD above; and
          FIFTH: To the Company or such other Person as may be lawfully entitled thereto, the remainder, if any.
          The Trustee may, but shall not be obligated to, fix a record date and payment date for any payment to the Second Priority Holders under this Section 6.6.
          SECTION 6.7 Limitation on Suits.

          No Second Priority Holder of any Second Priority Security shall have any right to order or direct the Trustee to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder or otherwise pursue a remedy, unless
          (A) such Second Priority Holder has previously given written notice to the Trustee of a continuing Event of Default;
          (B) the Second Priority Holders of not less than 25% in aggregate principal amount of then outstanding Second Priority Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder,
          (C) such Second Priority Holder or Second Priority Holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities to be incurred or reasonably probable to be incurred in compliance with such request;
          (D) the Trustee for sixty (60) days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
          (E) no direction inconsistent with such written request has been given to the Trustee during such sixty (60) day period by the Requisite Second Priority Holders;
it being understood and intended that no one or more Second Priority Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Second Priority Holders, or to obtain or to seek to obtain priority or preference over any other Second Priority Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Second Priority Holders.
          SECTION 6.8 Unconditional Right of Second Priority Holders to Receive Principal, Premium and Interest.
          Notwithstanding any other provision of this Indenture, the Second Priority Holder of any Second Priority Security shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium (if any) and interest (and Additional Amounts, if any) on, such Second Priority Security on the respective dates such payments are due as expressed in such Second Priority Indenture and in such Second Priority Security (in the case of redemption, the Redemption Price on the applicable Redemption Date, and in the case of the Change of Control Purchase Price, on the applicable Change of Control Purchase Date) and to institute suit for the enforcement of any such payment after such respective dates, and such rights shall not be impaired without the consent of such Second Priority Holder.
          SECTION 6.9 Rights and Remedies Cumulative.
          Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Second Priority Securities in Section 2.7, no right or remedy herein conferred upon or reserved to the Trustee or to the Second Priority Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
          SECTION 6.10 Delay or Omission Not Waiver.
          No delay or omission by the Trustee or by any Second Priority Holder of any Second Priority Security to exercise any right or remedy arising upon any Event of Default shall impair the exercise of any such right or remedy or constitute a waiver of any such Event of Default. Every right and remedy given by this Article VI or by law to the Trustee or to the Second Priority Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Second Priority Holders, as the case may be.
          SECTION 6.11 Control by Second Priority Holders.
          (a) The Requisite Second Priority Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee; provided that
          (1) such direction shall not be in conflict with any rule of law or with this Indenture or involve the Trustee in personal liability,
          (2) the Trustee shall not determine in good faith that the action so directed would be prejudicial to the Second Priority Holders not taking part in such direction, and
          (3) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
          (b) The Requisite Second Priority Holders may release the Liens securing the Second Priority Obligations in accordance with the Common Representative Agreement.
          SECTION 6.12 Waiver of Past Default.
          Subject to Section 6.8, prior to the declaration of acceleration of the maturity of the Second Priority Securities, the Requisite Second Priority Holders may waive on behalf of all Second Priority Holders any past default hereunder and its consequences, except a default:
          (A) in the payment of the principal of, premium, if any, or interest (or Additional Amounts, if any) on any Second Priority Security as specified in clauses (a) and (b) of Section 6.1 and not yet cured; or
          (B) in respect of a covenant or provision hereof which, under Article IX, cannot be modified or amended without the consent of the Second Priority Holder of each outstanding Second Priority Security affected.

          Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair the exercise of any right arising therefrom.
          SECTION 6.13 Undertaking for Costs.
          All parties to this Indenture agree, and each Second Priority Holder of any Second Priority Security by his acceptance thereof shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted to be taken by it as Trustee, any court may in its discretion require the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 6.13 shall not apply to any suit instituted by the Company, to any suit instituted by the Trustee, to any suit instituted by any Second Priority Holder, or group of Second Priority Holders, holding in the aggregate more than 10% in aggregate principal amount of the outstanding Second Priority Securities, or to any suit instituted by any Second Priority Holder for enforcement of the payment of principal of, or premium (if any) or interest on, any Second Priority Security on or after the respective Maturity Date expressed in such Second Priority Security (including, in the case of redemption, on or after the Redemption Date).
          SECTION 6.14 Restoration of Rights and Remedies.
          If the Trustee or any Second Priority Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Second Priority Holder, then and in every case, subject to any determination in such proceeding, the Company, the Trustee and the Second Priority Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Second Priority Holders shall continue as though no such proceeding had been instituted.
ARTICLE VII
TRUSTEE
          The Trustee hereby accepts the trust imposed upon it by this Indenture and covenants and agrees to perform the same, as herein expressed, subject to the terms hereof.
          SECTION 7.1 Duties of Trustee.
          (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

          (b) Except during the continuance of an Event of Default:
          (1) The Trustee need perform only those duties as are specifically set forth in this Indenture and no others, and no covenants or obligations shall be implied in or read into this Indenture which are adverse to the Trustee, and
          (2) In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.
          (c) The Trustee may not be relieved from liability for its own gross negligent action, its own gross negligent failure to act, or its own willful misconduct, except that:
          (1) This paragraph does not limit the effect of paragraph (b) of this Section 7.1,
          (2) The Trustee shall not be liable for any error of judgment made in good faith by it, unless it is conclusively determined by a court of competent jurisdiction that the Trustee was grossly negligent in ascertaining the pertinent facts, and
          (3) The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Indenture.
          (d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability or otherwise in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or at the request, order or direction of the Second Priority Holders or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonable assured to it.
          (e) The Trustee shall not be liable for interest on any assets received by it except as the Trustee may agree in writing with the Company. Assets held in trust by the Trustee need not be segregated from other assets, except to the extent required by law.
          (f) The Trustee may act through its attorneys, agents, custodians and nominees (including any agent, including the Second Priority Collateral Agent, for the purpose of holding or foreclosing on Collateral in any jurisdiction) and shall not be responsible for the misconduct or negligence of any attorney, agent, custodian or nominee appointed with due care.
          (g) In no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond the Trustee’s control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Indenture.

          (h) The Trustee shall have no obligation to invest and reinvest any cash held in any account in the absence of timely and specific written investment direction from the Company. In no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon. The Trustee shall have no liability in respect of losses incurred as a result of the liquidation of any investment prior to its stated maturity or the failure of a secured party to provide timely written investment direction.
          (i) The Trustee shall have no obligation to give, execute, deliver, file, record, authorize of obtain any financing statements, notices, instruments, documents, agreements, consents or other papers as shall be necessary to (i) create, preserve, perfect or validate the security interest granted to the Trustee pursuant to the Second Priority Security Documents or (ii) enable the Trustee to exercise and enforce its rights under the Second Priority Security Documents with respect to such pledge and security interest. In addition, the Trustee has no responsibility or liability (i) in connection with the acts or omissions of the Company in respect of the foregoing or (ii) for or with respect to the legality, validity and enforceability of any security interest created in the Collateral or the perfection and priority of such security interest.
          (j) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), (c), (d), (f), (g), (h), (i), and (j) of this Section 7.1.
          SECTION 7.2 Rights of Trustee.
          Subject to Section 7.1:
          (a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;
          (b) Before the Trustee acts or refrains from acting, it may consult with counsel of its election and may require an Officers’ Certificate or an Opinion of Counsel, which shall conform to Sections 12.4 and 12.5. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or advice of counsel.
          (c) The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of any agent, attorney, custodian or nominee appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers conferred upon it by this Indenture, nor for any action permitted to be taken or omitted hereunder by any Agent.

               (e) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond, debenture, or other paper or document.
               (f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Second Priority Holders, pursuant to the provisions of this Indenture, unless such Second Priority Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.
               (g) Unless otherwise specifically provided for in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company, as applicable.
               (h) The Trustee shall have no duty to monitor or to inquire as to the performance of the Company’s covenants in Article IV hereof or as to the performance by any Agent of its duties hereunder. In addition, the Trustee shall not be deemed to have knowledge of any Default or Event of Default except any Default or Event of Default of which a Trust Officer of the Trustee shall have received written notification or with respect to which a Trust Officer shall have actual knowledge.
               (i) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for, nor have any duty to monitor, the performance or any action of the Company, the Second Priority Collateral Trustee, or any other party to the Second Priority Security Documents or any of their directors, members, officers, agents, affiliate or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The parties recognize that the accuracy and completeness of the information supplied by the Trustee hereunder may be dependent upon the accuracy and completeness of the information received by the Trustee from the Company and the other parties to the Second Priority Security Documents and from other sources and the Trustee shall not be responsible for any inaccuracy in the information so obtained or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.
               (j) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of negligence or bad faith on its part, rely upon an Officers’ Certificate.
               (k) The Trustee is hereby directed to execute, formalize, deliver, and perform its obligations and exercise its rights and remedies under the Common Representative Agreement, including to carry out any acts to formalize, grant and deliver the Common Representative Agreement under Mexican law and to give full legal effect thereto under the applicable Mexican laws pursuant to the written request and direction of the Issuer.

          In no event shall the Trustee be liable for any action taken or omitted to be taken by the Common Representative or any failure or delay in the performance by the Common Representative of its obligations under the Common Representative Agreement, and the Trustee shall have no duty to monitor or supervise the Common Representative or its performance of its obligations pursuant to the Common Representative Agreement.
               (l) Notwithstanding anything in any Second Priority Documents to the contrary, the rights, protections, immunities and indemnities afforded to the Trustee under the Indenture shall be afforded to the Trustee in respect of the performance of its duties and obligations pursuant to the Second Priority Documents. It is expressly understood and agreed that the Trustee shall have no obligation to execute and deliver any amendment, supplement, modification or waiver to any Second Priority Document which affects its own rights, duties, immunities or indemnities under such Second Priority Document or otherwise.
          SECTION 7.3 Individual Rights of Trustee.
          The Trustee in its individual or any other capacity may become the owner or pledgee of Second Priority Securities and may otherwise deal with the Company, any of its Subsidiaries, or its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
          SECTION 7.4 Trustee’s Disclaimer.
          The Trustee makes no representation as to the validity or adequacy of this Indenture or the Second Priority Securities and it shall not be accountable for the Company’s use of the proceeds from the Second Priority Securities, and it shall not be responsible for any statement in the Second Priority Securities, other than the Trustee’s certificate of authentication (if executed by the Trustee), or the use or application of any funds received by a Paying Agent other than the Trustee.
          SECTION 7.5 Notice of Default.
          If a Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to each Second Priority Holder notice of the uncured Default or Event of Default within ninety (90) days after the Trustee has actual knowledge of such Default or Event of Default. Except in the case of a Default or an Event of Default in payment of principal (or premium, if any) of, or interest on, any Second Priority Security (including the payment of the Redemption Price on the Change of Control Date, and the payment of the Redemption Price on the Redemption Date), the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers, of the Trustee in good faith determine that withholding the notice is in the interest of the Second Priority Holders.
          SECTION 7.6 Reports by Trustee to Second Priority Holders.

          Within sixty (60) days after each March 15, beginning with March 15, 2007, the Trustee shall, to the extent that any of the events described in TIA Section 313(a) occurred within the previous twelve (12) months, but not otherwise, mail to each Second Priority Holder a brief report dated as of such March 15 date that complies with TIA Section 313(a). The Trustee shall also comply with the TIA with respect to reports, including without limitation TIA Sections 313(b), 313(c), and 313(d). A copy of each report sent to Second Priority Holders under this Section 7.6 shall also be sent to the Company and filed with the SEC and each securities exchange, if any, on which the Second Priority Securities are listed. The Trustee may deliver to the Second Priority Holders copies of any notices, reports, opinions, certificates, or other documents delivered to the Trustee by the Collateral Trustee under the Second Priority Collateral Trust Agreement.
          The Company shall promptly notify the Trustee in writing if the Second Priority Securities become listed on any stock exchange or automated quotation system or delisted therefrom.
          A copy of each report at the time of its mailing to Second Priority Holders shall be mailed to the Company and filed with the SEC and each stock exchange, if any, on which the Second Priority Securities are listed.
          SECTION 7.7 Compensation and Indemnity.
          The Company agrees to pay to the Trustee from time to time the fees and expenses agreed in writing between the Company and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances incurred or made by it in accordance with this Indenture or any other documents executed in connection herewith. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents (including, among others, the Principal Paying Agent), accountants, experts and counsel.
          The Company agrees to indemnify each of the Trustee and any predecessor Trustee and each of its officers, directors, employees, representatives, attorneys-in-fact and agents for, and defend and hold it harmless against, any claim, demand, expense (including but not limited to reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel), loss, obligations, injuries (to person, property or natural resources), penalties, actions, judgments, damages, taxes (other than taxes based upon, measured by or determined by the income of the Trustee) or liability of whatever kind or nature regardless of their merit incurred by it, arising out of or in connection with the administration of this trust and its rights or duties hereunder including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel.

          To secure the Company’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Second Priority Securities on all assets held or collected by the Trustee, in its capacity as Trustee, except assets held in trust to pay principal and premium, if any, of or interest (or Additional Amounts, if any) on particular Second Priority Securities.
          When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(h) or (i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.
          The Company’s obligations under this Section 7.7 and any lien arising hereunder shall survive the resignation or removal of the Trustee and any rejection or termination of this Indenture under any Bankruptcy Law. The obligations of the Company under this Section 7.7 to compensate and indemnify the Trustee for expenses, disbursements and advances shall constitute additional indebtedness under this Indenture and shall survive the satisfaction and discharge of this Indenture.
          All indemnities to be paid under this Indenture, shall be payable immediately when due in U.S. dollars (the “Dollars”) in the full amount due, without deduction for any variation in any Rate of Exchange (as defined below). The Company agrees to indemnify the Trustee against any losses incurred by such the Trustee as a result of any judgment or order being given or made for the amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than Dollars and as a result of any variation as between (i) the rate of exchange at which the dollar amount is converted into Judgment Currency for the purpose of such judgment or order, and (ii) the Rate of Exchange at which the Trustee is then able to purchase Dollars with the amount of the Judgment Currency actually received by the Trustee. The indemnity set forth in this paragraph shall constitute a separate and independent obligation of the Company and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.
          The provisions of this Section 7.7 shall survive the termination of this Indenture or the earlier resignation or removal of the Trustee.
          SECTION 7.8 Replacement of Trustee.
          The Trustee may resign by so notifying the Company in writing, to become effective upon the appointment of a successor trustee. The Requisite Second Priority Holders may remove the Trustee by so notifying the Company and the Trustee in writing and may appoint a successor trustee with the Company’s consent. The Company may remove the Trustee if:
               (a) the Trustee fails to comply with Section 7.10;
               (b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under Bankruptcy Law;
               (c) a receiver, Custodian, or other public officer takes charge of the Trustee or its property; or

               (d) the Trustee becomes incapable of acting.
          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one (1) year after the successor Trustee takes office, the Requisite Second Priority Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Company.
          A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Immediately after that and; provided that all sums owing to the retiring Trustee provided for in Section 7.7 have been paid, the retiring Trustee shall transfer all property held by it as trustee to the successor Trustee, subject to the Lien provided in Section 7.7, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Second Priority Holder.
          If a successor Trustee does not take office within forty-five (45) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Second Priority Holder or Second Priority Holders of at least 10% in aggregate principal amount of the outstanding Second Priority Securities may at the expense of the Company petition any court of competent jurisdiction for the appointment of a successor Trustee.
          If the Trustee fails to comply with Section 7.10, any Second Priority Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Company’s obligations under Section 7.7 shall continue for the benefit of the retiring Trustee with respect to the period prior to the effective date of such removal.
          SECTION 7.9 Successor Trustee by Merger; Etc.
          Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting form any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the business of the Trustee shall be the successor of the Trustee hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.
          SECTION 7.10 Eligibility; Disqualification.
          The Trustee shall at all times satisfy the requirements of TIA § 310(a)(1), (2) and (5). The Trustee (together with its corporate parent) shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA § 310(b).
          SECTION 7.11 Preferential Collection of Claims Against Company.

          The Trustee shall comply with TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated.
ARTICLE VIII
RESERVED
ARTICLE IX
AMENDMENTS, SUPPLEMENTS AND WAIVERS
          SECTION 9.1 Supplemental Indentures Without Consent of Second Priority Holders.
          Without the consent of any Second Priority Holder, the Company, when authorized by Board resolutions, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:
          (1) to cure any ambiguity, omission, defect, or inconsistency, or make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture, provided such action pursuant to this clause shall not adversely affect the interests of any Second Priority Holder in any respect;
          (2) to add to the covenants of the Company for the benefit of the Second Priority Holders, or to surrender any right or power herein conferred upon the Company;
          (3) to provide for Guarantees of the Second Priority Securities (including the Second Priority Guarantees);
          (4) to evidence the succession of another Person to the Company, and the assumption by any such successor of the obligations of the Company or of a Restricted Subsidiary under its Subsidiary Guarantee, herein and in the Second Priority Securities in accordance with Section 4.22;
          (5) to comply with any requirement in connection with the qualification of this Indenture or any Guarantee under the TIA;
          (6) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Second Priority Securities;
          (7) to provide for Collateral for the Second Priority Securities; or
          (8) to release any Guarantee with respect to the Second Priority Securities.

          SECTION 9.2 Amendments, Supplemental Indentures and Waivers with Consent of Second Priority Holders.
               (a) Subject to Section 6.8, with the consent of the Requisite Second Priority Holders, by written act of said Second Priority Holders delivered to the Company and the Trustee, the Company, when authorized by Board resolutions, and the Trustee may amend or supplement this Indenture or the Second Priority Securities or enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Second Priority Securities or of modifying in any manner the rights of the Second Priority Holders under this Indenture or the Second Priority Securities. Subject to Section 6.8, the Requisite Second Priority Holders may waive compliance by the Company with any provision of this Indenture or the Second Priority Securities. Notwithstanding any of the above, however, no such amendment, supplemental indenture or waiver shall, without the written consent of the Second Priority Holder of each outstanding Second Priority Security affected thereby:
          (1) reduce the percentage of principal amount of Second Priority Securities whose Second Priority Holders must consent to an amendment, supplemental indenture or waiver of any provision of this Indenture or the Second Priority Securities;
          (2) reduce the rate or extend the time for payment of interest (including Additional Amounts) on any Second Priority Security;
          (3) reduce the principal or premium amount of any Second Priority Security, or reduce the Redemption Price;
          (4) change the Stated Maturity;
          (5) make any changes in the provisions concerning waivers of Defaults or Events of Default by Second Priority Holders of the Second Priority Securities or the rights of Second Priority Holders to recover the principal or premium of, interest (including Additional Amounts, if any) on, or redemption payment with respect to, any Second Priority Security, including without limitation any changes in Sections 6.8, 6.12 or this third sentence of this Section 9.2, except to increase any required percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Second Priority Holder of each outstanding Second Priority Security affected thereby;
          (6) make the principal of, premium, if any, or the interest (including or Additional Amounts, if any) on, any Second Priority Security payable with anything or in any manner other than as provided for in this Indenture (including changing the place of payment where, or the coin or currency in which, any Second Priority Security or any premium or the interest thereon is payable) and the Second Priority Securities as in effect on the date hereof;
          (7) make the Second Priority Securities subordinate in right of payment to any extent or under any circumstances to any other Indebtedness or make any change in the ranking or priority of any Second Priority Security that would adversely affect the Second Priority Holders; or

          (8) make any change in any Second Priority Guarantee or any Lien of any other Second Priority Documents that would adversely affect the rights of the Second Priority Holders.
          It shall not be necessary for the consent of the Second Priority Holders under this Section 9.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
          After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Company shall mail to the Second Priority Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.
          After an amendment, supplement or waiver under this Section 9.2 or Section 9.4 becomes effective, it shall bind each Second Priority Holder.
          In connection with any amendment, supplement or waiver under this Article IX, the Company may, but shall not be obligated to, offer to any Second Priority Holder who consents to such amendment, supplement or waiver, or to all Second Priority Holders, consideration for such Second Priority Holder’s consent to such amendment, supplement or waiver.
          SECTION 9.3 Compliance with TIA.
          Every amendment, waiver or supplement of this Indenture or the Second Priority Securities shall comply with the TIA as then in effect.
          SECTION 9.4 Revocation and Effect of Consents.
          Until an amendment, waiver or supplement becomes effective, a consent to it by a Second Priority Holder is a continuing consent by the Second Priority Holder and every subsequent Second Priority Holder of a Second Priority Security or portion of a Second Priority Security that evidences the same debt as the consenting Second Priority Holder’s Second Priority Security, even if notation of the consent is not made on any Second Priority Security. However, any such Second Priority Holder or subsequent Second Priority Holder may (subject to any agreement that such consent is irrevocable in whole or in part or unless one or more conditions to revocation are satisfied) revoke the consent as to his Second Priority Security or portion of his Second Priority Security by written notice to the Company or the Person designated by the Company as the Person to whom consents should be sent if such revocation is received by the Company or such Person before the date on which the Trustee receives an Officers’ Certificate certifying that the Second Priority Holders of the requisite principal amount of Second Priority Securities have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.
          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Second Priority Holders entitled to consent to any amendment, supplement or waiver, which record date shall be the date so fixed by the Company notwithstanding the provisions of the TIA. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Second Priority Holders at such record date, and only those Persons (or their duly designated proxies), shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Second Priority Holders after such record date. No such consent shall be valid or effective for more than ninety (90) days after such record date.
          After an amendment, supplement or waiver becomes effective, it shall bind every Second Priority Holder, unless it makes a change described in any of clauses (1) through (8) of Section 9.2, in which case, the amendment, supplement or waiver shall bind only each Second Priority Holder of a Second Priority Security who has consented to it and every subsequent Second Priority Holder of a Second Priority Security or portion of a Second Priority Security that evidences the same debt as the consenting Second Priority Holder’s Second Priority Security; provided that any such waiver shall not impair or affect the right of any other Second Priority Holder to receive payment of principal and premium of and interest on a Second Priority Security, on or after the respective dates set for such amounts to become due and payable expressed in such Second Priority Security, or to bring suit, for the enforcement of any such payment on or after such respective dates.
          SECTION 9.5 Notation on or Exchange of Second Priority Securities.
          If an amendment, supplement or waiver changes the terms of a Second Priority Security, the Trustee may require the Second Priority Holder of the Second Priority Security to deliver it to the Trustee or require the Second Priority Holder to put an appropriate notation on the Second Priority Security. The Trustee may place an appropriate notation on the Second Priority Security about the changed terms and return it to the Second Priority Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Second Priority Security shall issue and the Trustee shall authenticate a new Second Priority Security that reflects the changed terms. Any failure to make the appropriate notation or to issue a new Second Priority Security shall not affect the validity of such amendment, supplement or waiver.
          SECTION 9.6 Trustee to Sign Amendments, Etc.
          The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article IX; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article IX is authorized or permitted by this Indenture.
          SECTION 9.7 Trustee’s Application for Instructions from the Company.
          Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the

Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken by, or omission of, the Trustee in accordance with the proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken or omitted.
          SECTION 9.8 Supplemental Indentures Not Affecting Guarantees.
          The Guarantors shall not be required to sign any supplemental indenture except the supplemental indenture related to the granting, the terms and the release of such Second Priority Guarantee.
          SECTION 9.9 Second Priority Holders.
          Notwithstanding anything to the contrary in this Indenture or any Second Priority Security, in the case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, concurso mercantil, arrangement, adjustment, composition, or other judicial proceeding relative to the Company or any Restricted Subsidiary or Guarantor or the property of the Company or any Restricted Subsidiary or Guarantor or their respective creditors any Person holding a beneficial interest in any Second Priority Security as of a date shall qualify hereunder as a Second Priority Holder of that Second Priority Security, to the extent of its beneficial interest, as of that date, for the purposes of participating in any judicial proceeding regarding that Second Priority Security, including without limitation any proceeding under any Bankruptcy Law, and shall have the benefits hereunder of a Second Priority Holder of that Second Priority Security, to the extent of its beneficial interest, as of that date, upon providing to the Trustee written documentation of its beneficial interest as of that date that is reasonably satisfactory to the Trustee. For the purposes of the foregoing sentence, documentation of a beneficial interest in a Global Security will be reasonably satisfactory if it includes (a) a signed, notarized, and (if possible in the applicable jurisdiction) apostilled letter from the Depositary or its nominee that states that the Depositary or its nominee holds the Global Security, identifies an Agent Member that holds beneficial interests in the Global Security through the Depositary or its nominee, and identifies the portion of the outstanding principal amount of the Global Security to which the beneficial interests of the Agent Member relate, (b) a signed, notarized, and (if possible in the applicable jurisdiction) apostilled letter from the Agent Member identified by the Depositary or its nominee that states that the Agent Member holds beneficial interests in the Second Priority Securities through the Depositary or its nominee, identifies a Person on behalf of which the Agent Member holds such beneficial interests in the Second Priority Securities, and identifies the outstanding principal amount of the Second Priority Securities to which such beneficial interests relate (which principal amount must not be greater than the principal amount set forth in the corresponding letter signed by the Depositary or its nominee), and (c) a signed, notarized, and (if possible in the applicable jurisdiction) apostilled letter from the Person identified by the Agent Member that states that the Person holds beneficial interests in the Second Priority Securities through the Agent Member who signed the corresponding letter described in clause (b) and identifies the outstanding principal amount of the Second Priority Securities to which such beneficial interests relate (which principal amount must be identical to the principal amount set forth in the corresponding letter described in clause (b)).
ARTICLE X
GUARANTEE
          The following provisions shall apply to each Guarantor.
          SECTION 10.1 Unconditional Guarantee.
               (a) Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, unconditionally, and irrevocably guarantees, to each Second Priority Holder and to the Trustee and the Second Priority Collateral Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Second Priority Securities, or any other Second Priority Document, or the obligations of the Company or any other Guarantor under this Indenture, the Second Priority Securities, or any other Second Priority Document: (x) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Second Priority Securities when and as the same shall become due and payable, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Second Priority Securities (and any Additional Amounts related thereto), and (z) the due and punctual payment and performance of all other Second Priority Obligations and all other obligations of the Company and all other obligations of the other Guarantors (including without limitation under the Second Priority Guarantees) in, each case, to the Second Priority Holders, the Trustee, or the Second Priority Collateral Trustee under this Indenture, the Second Priority Securities, or any other Second Priority Document (including amounts due the Trustee under Section 7.7 hereof), all in accordance with the terms hereof and thereof (collectively, the “Second Priority Guarantee Obligations”); and (b) in case of any extension of time of payment or partial refinancing or renewal of any Second Priority Securities or any of such other obligations described in clause (a) of this Section 10.1, the due and punctual payment and performance of all Second Priority Guarantee Obligations in accordance with the terms of the extension, renewal or partial refinancing, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise. Upon any failure to make payment when due of any amount so guaranteed, or failing performance of any other obligations of the Company or any other Guarantor to the Second Priority Holders or the Trustee or the Second Priority Collateral Trustee or their respective successors and assigns under this Indenture or under the Second Priority Securities or any other Second Priority Document, for whatever reason, each Guarantor shall be obligated to pay, or to perform or cause the performance of, the same immediately. A Default or Event of Default under this Indenture, the Second Priority Securities, or any other Second Priority Document shall constitute an event of default under each and all of the Guarantees, and shall entitle the Second Priority Holders and the Trustee to accelerate the obligations of the Guarantors thereunder in the same manner and to the same extent as the obligations of the Company may be accelerated hereunder and under the Second Priority Securities.
               (b) Each of the Guarantors hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity, or enforceability of the Second Priority Securities, this Indenture, or any other Second Priority Document, the absence of any action to enforce the same, any waiver or consent by any Second Priority Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company or any Restricted Subsidiary, any action to enforce the same, whether or not a Guarantee is affixed to any Second Priority Security or to any particular Second Priority Security, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company or any Restricted Subsidiary, any right to require a proceeding first against the Company or any Restricted Subsidiary, protest, notice, and all demands whatsoever, and covenants that its Guarantee shall not be discharged except by complete performance of the Second Priority Obligations and Second Priority Guarantee Obligations. The Guarantee hereunder by each Guarantor is a guarantee of payment and not of collection. If any Second Priority Holder or the Trustee or the Second Priority Collateral Trustee or their respective successors and assigns is required by any court or otherwise to return to the Company or to any Guarantor, or any custodian, trustee, liquidator, or other similar official acting in relation to the Company or such Guarantor, any amount paid by the Company or such Guarantor to the Trustee or Second Priority Collateral Trustee or such Second Priority Holder, the Guarantee hereunder, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between it, on the one hand, and the Second Priority Holders and the Trustee and the Second Priority Collateral Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.2 for the purposes of the Guarantee hereunder, notwithstanding any stay, injunction, or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (b) in the event of any acceleration of such obligations as provided in Section 6.2 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of the Guarantee hereunder.
               (c) The obligations of each Guarantor hereunder and under its Guarantee shall be senior to any and all intercompany obligations of the Guarantor to the Company or any Restricted Subsidiary, and each Guarantor and the Company expressly agree that any and all such intercompany obligations are subordinate in all respects, including right of payment, to the obligations of the Guarantor hereunder and under its Guarantee.
          SECTION 10.2 Limitation on Guarantor Liability.
          Each Guarantor, and by its acceptance of Second Priority Securities, each Second Priority Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor hereunder does not and shall not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the United States Uniform Fraudulent Conveyance Act, the

United States Uniform Fraudulent Transfer Act, or any similar Mexican or U.S. federal or state law to the extent applicable to the Guarantee hereunder or to any Guarantor. To effectuate the foregoing intention, the Trustee, the Second Priority Holders, and each of the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Article X shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent transfer or conveyance.
          SECTION 10.3 Execution and Delivery of Guarantee Acknowledgement.
               (a) To further evidence its Guarantee set forth in Section 10.1, each Guarantor hereby agrees that a Guarantee Acknowledgement, substantially in the form of Exhibit C hereto, shall be endorsed on and affixed to each Second Priority Security authenticated and delivered by the Trustee. Such Guarantee Acknowledgement shall be executed on behalf of each Guarantor by either manual or facsimile signature of two officers or other Persons duly authorized by all necessary corporate action of the Guarantor who shall have been duly authorized to so execute by all requisite corporate action. The validity and enforceability of any Guarantee under this Article X shall not be affected by the fact that a Guarantee Acknowledgement is not affixed to any Second Priority Security or to any particular Second Priority Security.
               (b) Each of the Guarantors hereby agrees that its Guarantee set forth in Section 10.1 shall remain in full force and effect notwithstanding any failure to endorse on each Second Priority Security a Guarantee Acknowledgement.
               (c) If an officer of a Guarantor whose signature is on this Indenture or any Guarantee no longer holds that office at the time that the Trustee authenticates the Second Priority Security on which a Guarantee is endorsed or at any time thereafter, such Guarantor’s Guarantee shall nevertheless be valid.
               (d) The delivery of any Second Priority Security by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Guarantee set forth in this Indenture on behalf of each Guarantor.
          SECTION 10.4 Release of a Guarantor.
               (a) The Guarantee of a Guarantor hereunder and that Guarantor’s Guarantee will be released only:
          (i) upon the sale or disposition (including by way of merger or consolidation), to any Person that is not an Affiliate of the Company, of all the Capital Stock of that Guarantor held by the Company or any of its Restricted Subsidiaries or of all substantially all of the assets of that Guarantor; provided that such sale or other disposition is permitted by and made in accordance with this Indenture, including without limitation Article III hereof; or

          (ii) if the Company designates such Guarantor as an Unrestricted Subsidiary in accordance with this Indenture;
provided, however, in either case that any such termination shall occur only to the extent that all obligations of such Guarantor under all of its Guarantees of any Indebtedness of the Company or any Indebtedness of any other Guarantor shall also terminate upon such release and none of the Guarantor’s Capital Stock or other equity interests are or shall be pledged for the benefit of any holder of any Indebtedness of the Company or any Indebtedness of any Restricted Subsidiary.
               (b) The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Guarantor from its obligations under its Guarantee hereunder upon receipt of a request by the Company or such Guarantor accompanied by an Officers’ Certificate and an Opinion of Counsel certifying as to the compliance with this Section 10.4; provided, however, that the legal counsel delivering such Opinion of Counsel may rely as to matters of fact on one or more Officers’ Certificates of the Company.
               (c) Nothing contained in this Section 10.4 shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor or shall prevent any Disposition of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor so long as such consolidation, merger, or Disposition is otherwise permitted under this Indenture.
          SECTION 10.5 Waiver of Subrogation.
          Until this Indenture and all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged, each Guarantor hereby irrevocably waives and agrees not to exercise any claim or other rights which it may now or hereafter acquire against the Company or any other Guarantor that arise from the existence, payment, performance, or enforcement of the Company’s or such other Guarantor’s obligations under this Indenture, the Second Priority Securities, or any other Second Priority Document, and such Guarantor’s obligations under the Guarantee hereunder in any such instance. The immediately preceding sentence shall include, without limitation, any right of subrogation, reimbursement, exoneration, contribution, indemnification, and any right to participate in any claim or remedy of the Trustee, the Second Priority Collateral Trustee, or any Second Priority Holders against the Company or any other Guarantor that a Guarantor may have, whether or not such claim, remedy, or right arises in equity, or under contract, statute, common law, including, without limitation, the right to take or receive from the Company or any other Guarantor, directly or indirectly, in cash or other assets or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and any amounts owing to the Trustee, the Second Priority Collateral Trustee, or the Second Priority Holders under this Indenture, the Second Priority Security Documents, or any other Second Priority Documents, or any other Second Priority Obligations, shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Trustee, the Second Priority Collateral Trustee, or the Second Priority Holders and shall forthwith be paid to the Trustee for the benefit of itself or the Second Priority Holders to be credited and applied to the obligations in favor of the

Trustee or the Second Priority Holders, as the case may be, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and the other Second Priority Documents and that the waiver set forth in this Section 10.5 is knowingly made in contemplation of such benefits.
          SECTION 10.6 Immediate Payment.
          Each Guarantor agrees to make immediate payment to the Trustee on behalf of the Second Priority Holders of all Second Priority Guarantee Obligations and all obligations under Guarantees owing or payable to the respective Second Priority Holders upon receipt of a demand for payment therefor by the Trustee to such Guarantor in writing, provided, however, that this Section 10.6 does not limit the waiver of demand by each Guarantor as set forth in Section 10.1(b).
          SECTION 10.7 No Set-Off.
          Each payment to be made by a Guarantor hereunder or under a Guarantee shall be made in U.S. dollars without set-off, counterclaim, reduction, or diminution of any kind or nature, and shall be accompanied by payment of all Additional Amounts, if any.
          SECTION 10.8 Guarantee Obligations Absolute.
          The obligations of each Guarantor hereunder and under each Second Priority Guarantee are and shall be absolute and unconditional and any monies or amounts expressed to be owing or payable by each Guarantor hereunder which may not be recoverable from such Guarantor on the basis of a Guarantee hereunder shall be recoverable from such Guarantor as a primary obligor and principal debtor in respect thereof.
          SECTION 10.9 Guarantee Obligations Continuing.
          The obligations of each Guarantor hereunder and under each Second Priority Guarantee shall be continuing and shall remain in full force and effect until all such obligations have been paid and satisfied in full. Each Guarantor agrees with the Trustee that it will from time to time deliver to the Trustee and Second Priority Collateral Trustee suitable acknowledgments of this continued liability hereunder and under any other instrument or instruments in such form as counsel to the Trustee may advise and as will prevent any action brought against it in respect of any default hereunder being barred by any statute of limitations now or hereafter in force and, in the event of the failure of a Guarantor so to do, it hereby irrevocably appoints the Trustee and, to the extent consistent with the Second Priority Collateral Trust Agreement, the Second Priority Collateral Trustee the attorney and agent of such Guarantor to make, execute and deliver such written acknowledgment or acknowledgments or other instruments as may from time to time become necessary or advisable, in the judgment of the Trustee or, as applicable, the Second Priority Collateral Trustee on the advice of counsel, to fully maintain and keep in force the liability of such Guarantor hereunder.
          SECTION 10.10 Guarantee Obligations Reinstated.

          The obligations of each Guarantor hereunder and under each Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced the obligations of any Guarantor hereunder (whether such payment shall have been made by or on behalf of the Company or by or on behalf of any Guarantor) is rescinded or reclaimed from the Trustee, the Second Priority Collateral Trustee, or any of the Second Priority Holders upon the insolvency, bankruptcy, liquidation, reorganization, or similar proceeding under Bankruptcy Law or any other law regarding the Company or any Guarantor or otherwise, all as though such payment had not been made. If demand for, or acceleration of the time for, payment by the Company or any other Guarantor is stayed upon the insolvency, bankruptcy, liquidation, reorganization, or similar proceeding under Bankruptcy Law or any other law regarding the Company or such Guarantor, all such Indebtedness otherwise subject to demand for payment or acceleration shall nonetheless be payable by each Guarantor as provided herein.
          SECTION 10.11 Guarantee Obligations Not Affected.
          The obligations of each Guarantor hereunder and under each Guarantee shall not be affected, impaired or diminished in any way by an act, omission, matter or thing whatsoever, occurring before, upon, or after any demand for payment hereunder (and whether or not known or consented to by any Guarantor or the Trustee, the Second Priority Collateral Trustee, or any of the Second Priority Holders) which, but for this provision, might constitute a whole or partial defense to a claim against any Guarantor hereunder or under any Guarantee or might operate to release or otherwise exonerate any Guarantor from any of its obligations hereunder or under any Guarantee or otherwise affect such obligations, whether occasioned by default of the Trustee, the Second Priority Collateral Trustee, or any of the Second Priority Holders or otherwise, including, without limitation:
               (a) any limitation of status or power, disability, incapacity, or other circumstances relating to the Company or any other Person, including any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding-up, or other proceeding involving or affecting the Company, any Guarantor, or any other Person;
               (b) any irregularity, defect, unenforceability, or invalidity in respect of any Indebtedness or other obligation of the Company, any Guarantor, or any other Person under this Indenture, the Second Priority Securities, any other Second Priority Document, or any other document or instrument;
               (c) any failure of the Company or any other Guarantor, whether or not without fault on its part, to perform or comply with any of the provisions of this Indenture, the Second Priority Securities, or any other Second Priority Document, or any failure to give notice hereunder or under any other Second Priority Document to any Guarantor;
               (d) the taking or enforcing or exercising or the refusal or neglect to take or enforce or exercise any right or remedy from or against the Company, any Guarantor, or any other Person or their respective assets or the release or discharge of any such right or remedy;

               (e) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges, or other indulgences to the Company, any Guarantor, or any other Person;
               (f) any change in the time, manner, or place of payment of, or in any other term of, any of the Second Priority Securities or other Second Priority Obligations, or any other amendment, variation, supplement, replacement, or waiver of, or any consent to departure from, any of the Second Priority Securities or this Indenture, including, without limitation, any increase or decrease in the principal amount of or premium, if any, or interest (or Additional Amounts) on any of the Second Priority Securities;
               (g) any change in the ownership, control, name, objects, businesses, assets, capital structure, or constitution of the Company or any Guarantor;
               (h) any merger or amalgamation of the Company or any Guarantor with any Person or Persons;
               (i) the occurrence of any change in the laws, rules, regulations, or ordinances of any jurisdiction by any present or future action of any Governmental Authority or court amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce, or otherwise affect, any of the Second Priority Guarantee Obligations or the obligations of any Guarantor under any Guarantee; and
               (j) any other circumstance, including release of a Guarantor pursuant to Section 10.4 (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of the Company under this Indenture, the Second Priority Securities, or any other Second Priority Document or any other Second Priority Obligation or of a Guarantor in respect of its Guarantee hereunder or under its respective Guarantee.
          SECTION 10.12 Waiver.
          Without in any way limiting the provisions of Section 10.1, each Guarantor hereby waives notice of acceptance hereof, notice of any liability of any Guarantor hereunder, notice or proof of reliance by the Second Priority Holders upon the obligations of any Guarantor hereunder, and diligence, presentment, demand for payment on the Company, protest, notice of dishonor or non-payment of any of the Second Priority Guarantee Obligations or obligations of a Guarantor under any Guarantee, or other notice or formalities to the Company or any Guarantor of any kind whatsoever.
          SECTION 10.13 No Obligation to Take Action against the Company.
          Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies against the Company, any Guarantor, or any other Person or any Property of the Company or any other Person before the Trustee or such other Person is entitled to demand payment and performance by any or all Guarantors of their liabilities and obligations under their Guarantees or under this Indenture.

          SECTION 10.14 Dealing with the Company and Others.
          The Second Priority Holders and the Trustee (subject to the other provisions of this Indenture) may, and, to the extent permitted under the Second Priority Collateral Trust Agreement, the Second Priority Collateral Trustee may, without releasing, discharging, limiting or otherwise affecting in whole or in part the obligations and liabilities of any Guarantor hereunder and without the consent of or notice to any Guarantor:
               (a) grant time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to the Company or any other Person;
               (b) take or abstain from taking security or Collateral from the Company or any other Person or from perfecting security or Collateral of the Company or any other Person;
               (c) release, discharge, compromise, realize, enforce, or otherwise deal with or do any act or thing in respect of (with or without consideration) any and all Collateral, mortgages, or other security given by the Company or any other Person with respect to the obligations or matters contemplated by this Indenture, the Second Priority Securities, or any other Second Priority Document or any other Second Priority Obligations;
               (d) accept compromises or arrangements from the Company or any other Person;
               (e) apply all monies at any time received from the Company or any other Person or from any security upon such part of the Second Priority Guarantee Obligations or other obligations hereunder of the Guarantor as the Second Priority Holders may see fit or change any such application in whole or in part from time to time as the Second Priority Holders may see fit; and
               (f) otherwise deal with, or waive or modify their right to deal with, the Company and all other Persons and any security as the Second Priority Holders or the Trustee or Second Priority Collateral Trustee may see fit.
          SECTION 10.15 Default and Enforcement.
          If any Guarantor fails to pay any amount hereunder or under any Guarantee, the Trustee may proceed in its name as trustee hereunder in the enforcement of the Guarantor’s obligations hereunder and under any Guarantee by any remedy provided by law, whether by legal proceedings or otherwise, and to recover from such Guarantor all amounts due.
          SECTION 10.16 Acknowledgment.
          Each Guarantor hereby acknowledges communication of the terms of this Indenture, the Second Priority Securities, and all other Second Priority Documents, and consents to and approves of the same.

          SECTION 10.17 Costs and Expenses.
          Each Guarantor shall pay on demand by the Trustee any and all costs, fees, and expenses (including, without limitation, legal fees on a solicitor and client basis) incurred by the Trustee, its agents, advisors, and counsel or any of the Second Priority Holders in enforcing any of their rights under this Article X or any Guarantee.
          SECTION 10.18 No Merger or Waiver; Cumulative Remedies.
          No Guarantee shall operate by way of merger of any of the obligations of a Guarantor under any other agreement, including, without limitation, this Indenture and any Second Priority Security. No failure to exercise and no delay in exercising, on the part of the Trustee, Second Priority Collateral Trustee, or the Second Priority Holders, any right, remedy, power, or privilege under this Indenture, the Second Priority Securities, or any other Second Priority Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege under this Indenture, the Second Priority Securities, or any other Second Priority Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges in the Guarantees and under this Indenture, the Second Priority Securities, each other Second Priority Document, and any other document or instrument between a Guarantor and the Company or between a Guarantor and the Trustee are cumulative and not exclusive of any rights, remedies, powers, and privilege provided by law.
          SECTION 10.19 Survival of Guarantee Obligations.
          The obligations of each Guarantor hereunder shall survive the payment in full of the obligations of such Guarantor under its Guarantee and each other Guarantee and shall be enforceable against such Guarantor without regard to and without giving effect to any defense, right of offset, or counterclaim available to or which may be asserted by the Company or any other Guarantor.
          SECTION 10.20 Guarantee in Addition to Other Guarantee Obligations.
          The obligations of each Guarantor under its Guarantee and this Indenture are in addition to and not in substitution for any other obligations to the Trustee, the Second Priority Collateral Trustee, and to any of the Second Priority Holders in relation to this Indenture, the Second Priority Securities, and each other Second Priority Document and any Guarantees or security at any time held by or for the benefit of any of them.
          SECTION 10.21 Successors and Assigns.
          Each Guarantee and all of the obligations of each Guarantor hereunder shall be binding upon each Guarantor and inure to the benefit of the Trustee and Second Priority Collateral Trustee and the Second Priority Holders and their respective successors and permitted assigns, except that no Guarantor may assign any of its obligations hereunder or thereunder without the prior written consent of the Trustee.

          SECTION 10.22 Guarantee Obligations Not Reduced.
          The obligations of each Guarantor hereunder and under each Second Priority Guarantee shall not be satisfied, reduced, or discharged solely by the payment of such principal, premium, if any, interest, fees and other monies or amounts as may at any time prior to discharge of this Indenture and the Second Priority Obligations pursuant to Section 12.17 be or become owing or payable under or by virtue of or otherwise in connection with this First Priority Indenture or the Second Priority Securities or any other Second Priority Document.
ARTICLE XI
COLLATERAL
          SECTION 11.1 Second Priority Security Documents.
          In order to secure the due and punctual payment of the principal of any interest on the Second Priority Securities when the same becomes due and payable, whether at the Stated Maturity, upon acceleration, Redemption, or other Maturity Date or otherwise, in accordance with the terms of the Second Priority Securities and this Indenture, the Company has created and granted a Lien in the Second Priority Collateral in favor of the Second Priority Collateral Trustee, and each Guarantor has created and granted a second-priority Lien in the Second Priority Collateral in favor of the Second Priority Collateral Trustee. The Second Priority Obligations shall be equally and ratably secured by such Liens and by any and all other Liens that may secure the Second Priority Obligations.
          SECTION 11.2 Second Priority Collateral Trust Agreement.
          The Second Priority Collateral Trust Agreement shall govern the possession, use, release, and disposition of the Second Priority Collateral in accordance with the terms and subject to the conditions thereof, provided that, to the extent applicable, the Company shall cause TIA Section 314(d) to be complied with relating to the release of any Second Priority Collateral. For the avoidance of doubt, so long as the other provisions of the Second Priority Collateral Trust Agreement are complied with and so long as no Event of Default hereunder has occurred and is continuing, the Company, its Restricted Subsidiaries, and each Guarantor may, without the release of the Trustee or Second Priority Collateral Trustee, and notwithstanding any limitations in other sections of this Indenture (other than as made applicable through clause (y) below):
(a)	sell or transfer inventory in the ordinary course of business;

(b)	liquidate accounts receivable in the ordinary course of business;

(c)	renegotiate and terminate customer contracts in the ordinary course of business;

(d)	sell or discard obsolete equipment or materials in the ordinary course of business on an arm’s-length basis; and

(e)	make cash payments from deposit accounts in the ordinary course of business;
provided, however, that, in each of the above cases (a) through (e), (w) such sale, transfer, liquidation, renegotiation, termination, discard, or payment must be on an arm’s-length basis and must not otherwise violate any term of this Indenture and must not be to or in favor of an Affiliate of the Company, any Restricted Subsidiary, or any Guarantor, (x) all proceeds or replacements generated as a result of such sale, transfer, liquidation, renegotiation, termination, discard, or payment must be subject to and covered by a valid and enforceable Lien in favor of the Second Priority Collateral Trustee on the same or equivalent basis as the Second Priority Collateral so sold, transferred, liquidated, renegotiated, terminated, discarded, or paid, (y) all proceeds or replacements generated as a result of such sale, transfer, liquidation, renegotiation, termination, discard, or payment may not be used except as permitted under this Indenture, and (z) the Company shall provide to the Trustee, on a quarterly basis, an Officers’ Certificate setting forth the aggregate amount or value of all such sales, transfers, liquidations, renegotiations, terminations, discards, and payments that occurred with respect to the Company and each Restricted Subsidiary and Guarantor within the preceding quarter and certifying that all such sales, transfers, liquidations, renegotiations, terminations, discards, and payments complied with the requirements of this Section 11.2.
          SECTION 11.3 Limitation on Trustee’s Duty in Respect of Second Priority Collateral.
          Beyond its duties as to the custody thereof expressly provided herein, in the Second Priority Collateral Trust Agreement, and in any other Second Priority Document, and to account to the Second Priority Holders and the Company for moneys and other Property received by it hereunder, under the Second Priority Collateral Trust Agreement, and under any other Second Priority Document, the Trustee shall not have any duty to the Second Priority Holders or the Company as to any Second Priority Collateral in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon, or as to the preservation of rights against prior parties or any other rights pertaining thereto.
ARTICLE XII
MISCELLANEOUS
          SECTION 12.1 TIA Controls.
          If any provision of this Indenture limits, qualifies, or conflicts with the duties imposed by operation of the TIA, the imposed duties, upon qualification of this Indenture under the TIA, shall control.
          SECTION 12.2 Notices.
          Any notices or other communications to the Company, the Trustee, the Principal Paying Agent, the Registrar, or the Second Priority Securities Custodian, required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
if to the Company:
Satélites Mexicanos, S.A. de C.V.
Rodolfo Gaona #86
Col. Lomas de Sotelo
México D.F. 11200
MEXICO
Attention: Cynthia Pelini Addario
Telephone: (52) (55) 2629-5808
Telecopy: (52) (55) 2629-5895
if to any Guarantor, to such Guarantor at the address set forth in the notices provisions of the applicable Second Priority Guarantee if to the Trustee or the initial Registrar (as Registrar or as Second Priority Securities Custodian) or the initial Principal Paying Agent:
Wells Fargo Bank, National Association
Corporate Trust Services
Sixth Street and Marquette Avenue
MAC N9303-120
Minneapolis, MN 55479
Attention: Satelites Mexicanos Administrator
Phone: (612) 677-2344
Fax: (612) 677-9825
          Any party by notice to each other party may designate additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party shall be deemed to have been given or made as of the date so delivered, if personally delivered; when receipt is acknowledged, if telecopied; and five (5) Business Days after mailing if sent by registered or certified mail, postage prepaid (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).
          Any notice or communication mailed to a Second Priority Holder shall be mailed to him or her by first-class mail or other equivalent means at his or her address as it appears on the registration books of the Registrar and shall be sufficiently given to him or her if so mailed within the time prescribed. Any notice or communication shall also be mailed to any Person described in TIA § 313(c) to the extent required by the TIA.
          Failure to mail a notice or communication to a Second Priority Holder or any defect in it shall not affect its sufficiency with respect to other Second Priority Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
          SECTION 12.3 Communications by Second Priority Holders with Other Second Priority Holders.
          Second Priority Holders may communicate pursuant to TIA § 312(b) with other Second Priority Holders with respect to their rights under this Indenture or the Second Priority Securities. The Company, the Trustee, the Registrar and any other Person shall have the protection of TIA § 312(c).
          SECTION 12.4 Certificate and Opinion as to Conditions Precedent.
          Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:
          (1) an Officers’ Certificate (in form and substance reasonably satisfactory to the Trustee) stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been met; and
          (2) an Opinion of Counsel (in form and substance reasonably satisfactory to the Trustee) stating that, in the opinion of such counsel, all such conditions precedent have been met;
          provided, however, that in the case of any such request or application as to which the furnishing of particular documents is specifically required by any provision of this Indenture, no additional certificate or opinion need be furnished under this Section 12.4.
          SECTION 12.5 Statements Required in Certificate or Opinion.
          Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:
          (1) a statement that the Person making such certificate or opinion has read such covenant or condition;
          (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
          (3) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

          (4) a statement as to whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided however, that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.
          SECTION 12.6 Rules by Trustee, Paying Agent, Registrar.
          The Trustee may make reasonable rules for action by or at a meeting of Second Priority Holders. The Paying Agent or Registrar may make reasonable rules for its functions.
          SECTION 12.7 Non-Business Days.
          If a payment date is not a Business Day at such place, payment may be made at such place on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.
          SECTION 12.8 Governing Law.
          THIS INDENTURE AND THE SECOND PRIORITY SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW RULES. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND TO THE COURTS OF ITS OWN CORPORATE DOMICILE IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE SECOND PRIORITY SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND WAIVES ANY RIGHT TO WHICH IT MAY BE ENTITLED, ON ACCOUNT OF PLACE OF RESIDENCE OR DOMICILE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
          SECTION 12.9 No Adverse Interpretation of Other Agreements.
          This Indenture may not be used to interpret another indenture, loan or debt agreement of the Company or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.
          SECTION 12.10 No Recourse against Others.

          No direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company, including any liability under Article 229 paragraph (V) and Article 233 of the Mexican General Law of Commercial Organizations (Ley General de Sociedades Mercantiles), under the Second Priority Securities or this Indenture by reason of his, her or its status as such stockholder, partner, employee, officer or director. Each Second Priority Holder by accepting a Second Priority Security waives and releases all such liability, including any liability under Article 229 paragraph (V) and Article 233 of the Mexican General Law of Commercial Organizations (Ley General de Sociedades Mercantiles). Such waiver and release are part of the consideration for the issuance of the Second Priority Securities.
          SECTION 12.11 Successors.
          All agreements of the Company in this Indenture and the Second Priority Securities shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successor.
          SECTION 12.12 Duplicate Originals.
          All parties may sign any number of copies or counterparts of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.
          SECTION 12.13 Severability
          In case any one or more of the provisions in this Indenture or in the Second Priority Securities shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
          SECTION 12.14 Table of Contents, Headings, Etc.
          The Table of Contents and headings of the Articles and the Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
          SECTION 12.15 Agent for Service; Submission to Jurisdiction; Waiver of Immunities.
          By the execution and delivery of this Indenture or any amendment or supplement hereto, the Company (i) acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, currently located at 111 Eighth Avenue, 13th Floor, New York, NY 10011 , as its authorized agent upon which process may be served in any suit, action or proceeding with respect to, arising out of, or relating to, the Second Priority Securities or this Indenture that may be instituted in any Federal or state court in the State of New York, The City of New York, the Borough of Manhattan, or brought under U.S. Federal or state securities laws or brought by the

Trustee (whether in its individual capacity or in its capacity as Trustee hereunder), and acknowledges that CT Corporation System has accepted such designation and (ii) agrees that service of process upon CT Corporation System shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Indenture shall be in full force and effect; provided that the Company may and shall (to the extent CT Corporation System ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee, designate such additional or alternative agents for service of process under this Section 12.15 that (A) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (B) are either (x) counsel for the Company or (y) a corporate service company which acts as agent for service of process for other Persons in the ordinary course of its business and (C) agrees to act as agent for service of process in accordance with this Section 12.15. Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Upon the request of any Second Priority Holder, the Trustee shall deliver such information to such Second Priority Holder. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for the Company appointed and acting in accordance with this Section 12.15.
          To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Indenture and the Second Priority Securities, to the extent permitted by law.
          Each party hereto hereby irrevocably and unconditionally: (i) submits for itself and its Property in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this Second Priority Security or the Indenture or any other Second Priority Document, whether commenced by the Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, appellate courts from any thereof and to the courts of its own corporate domicile in respect of actions brought against it as a defendant; (ii) consents that any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this Second Priority Security or the Indenture or any other Second Priority Document, whether commenced by the Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, may be brought in the courts set forth in this Section 12.15 and waives, to the fullest extent it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such suit, action, or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the agent for service of process described above; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
          SECTION 12.16 Currency of Account Conversion of Currency; Foreign Exchange Restrictions.
               (a) U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the Second Priority Securities or this Indenture, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Company or otherwise) by any Second Priority Holder of the Second Priority Securities in respect of any sum expressed to be due to it from the Company shall only constitute a discharge to the Company to the extent of the dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that dollar amount is less than the dollar amount expressed to be due to the recipient under the Second Priority Securities, the Company shall indemnify it against any loss sustained by it as a result as set forth in Section 12.16(b). In any event, the Company shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 12.16, it will be sufficient for the Second Priority Holder of a Second Priority

Security to certify in a satisfactory manner (indicating sources of information used) that it would have suffered a loss had an actual purchase of dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of dollars on such date had not been practicable, on the first date on which it would have been practicable, it being required that the need for a change of date be certified in the manner mentioned above). The indemnities set forth in this Section 12.16 constitute separate and independent obligations from other obligations of the Company, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Second Priority Holder of the Second Priority Securities and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under the Second Priority Securities.
               (b) The Company covenants and agrees that the following provisions shall apply to conversion of currency in the case of the Second Priority Securities and this Indenture:
          (i) (A) If for the purpose of obtaining judgment in, or enforcing the judgment of, any court in any country, it becomes necessary to convert into a currency (the “Judgment Currency”) an amount due in any other currency (the “Base Currency”), then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or the order of enforcement is made, as the case may be (unless a court shall otherwise determine); and
          (B) If there is change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given or an order of enforcement is made, as the case may be (or such other date as a court shall determine), and the date of receipt of the amount due, the Company will pay such additional (or, as the case may be, such lesser) amount, if any, as may be necessary so that the amount paid in the Judgment Currency when converted at the rate of exchange prevailing on the date of receipt will produce the amount in the Base Currency originally due.
          (ii) In the event of the winding-up of the Company at any time while any amount or damages owing under the Second Priority Securities and this Indenture, or any judgment or order rendered in respect thereof, shall remain outstanding, the Company shall indemnify and hold the Second Priority Holders and the Trustee harmless against any deficiency arising or resulting from any variation in rates of exchange between (1) the date as of which the U.S. Dollar Equivalent of the amount due or contingently due under the Second Priority Securities and this Indenture (other than under this Subsection (b) (ii)) is calculated for the purposes of such winding-up and (2) the final date for the filing of proofs of claim in such winding-up. For the purpose of this Subsection (b) (ii), the final date for the filing of proofs of claim in the winding-up of the Company shall be the date fixed by the liquidator or otherwise in accordance with the relevant provisions of applicable law as being the latest practicable date as at which liabilities of the Company may be ascertained for such winding-up prior to payment by the liquidator or otherwise in respect thereto.

          (iii) The obligations contained in subsections (a), (b)(i)(B) and (b)(ii) of this Section 12.16 shall constitute separate and independent obligations from the other obligations of the Company under this Indenture, shall give rise to separate and independent causes of action against the Company, shall apply irrespective of any waiver or extension granted by any Second Priority Holder or the Trustee or either of them from time to time and shall continue in full force and effect notwithstanding any judgment or order or the filing of any proof of claim in the winding-up of the Company for a liquidated sum in respect of amounts due hereunder (other than under Subsection (b) (ii) above) or under any such judgment or order. Any such deficiency as aforesaid shall be deemed to constitute a loss suffered by the Second Priority Holders or the Trustee, as the case may be, and no proof or evidence of any actual loss shall be required by the Company or the liquidator or otherwise or any of them. In the case of Subsection (b) (ii) above, the amount of such deficiency shall not be deemed to be reduced by any variation in rates of exchange occurring between the said final date and the date of any liquidating distribution.
          (iv) The term “rate(s) of exchange” shall mean the rate of exchange quoted by Reuters at 10:00 a.m. (New York City time) for spot purchases of the Base Currency with the Judgment Currency other than the Base Currency referred to in subsections (b) (i) and (b) (ii) above and includes any premiums and costs of exchange payable.
          SECTION 12.17 Satisfaction and Discharge
     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration, or transfer or exchange of the Second Priority Securities, as expressly provided for in this Indenture) as to all outstanding Second Priority Securities when all of the following have occurred: (i) either (a) all the Second Priority Securities theretofore authenticated and delivered (except lost, stolen or destroyed Second Priority Securities which have been replaced or paid and Second Priority Securities for whose payment money has theretofore been deposited in trust with the Trustee) have been delivered to the Trustee for cancellation; or (b) all Second Priority Securities not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Second Priority Securities not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest and Additional Amounts, if any, on the Second Priority Securities to the date of payment together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof; (ii) the Company has paid all Second Priority Obligations and other sums payable under this Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

SATÉLITES MEXICANOS, S.A. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL
ASSOCIATION,
as Trustee

By:
Name:
Title:

SCHEDULE A
Approved Buyers
     Provided any of the following Persons (individually or as a group) shall constitute the Buyer, any of the following Persons (individually or as a group) shall be deemed to be an Approved Buyer:
a.	Alejandro Burillo Azcárraga and/or Pegaso Comunicaciones;

b.	Clemente Serna and/or Grupo Medcom;

c.	Teléfonos de México, S.A. de C.V. and/or Grupo Carso;

d.	Grupo Televisa S.A. de C.V.;

e.	Loral Space & Communications Inc. or any controlled Affiliate thereof;

f.	Principia, S.A. de C.V. or any controlled Affiliate thereof (provided Principia or any such controlled Affiliate is wholly-owned (directly or indirectly) by Sergio M. Autrey Maza or his family);

g.	Olegario Vázquez Raña and any of his Affiliates;

h.	Maria Asunción Aramburuzabala and/or any of her Affiliates; and

i.	Miguel Alemán Magnani or any of his Affiliates.
Ex-A-1-1

SCHEDULE B
Affiliate Transactions

Ex-A-1-1

EXHIBIT A:
FORM OF SECOND PRIORITY SECURITY
[FORM OF FACE OF SECOND PRIORITY SENIOR SECURED NOTE DUE 2013]
THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECOND PRIORITY SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.6 OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.6(a) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.3
UNLESS THIS SECOND PRIORITY SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECOND PRIORITY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.4

[3]	This paragraph should only be added if the Second Priority Security is a Global Security.

[4]	This paragraph should only be added if the Second Priority Security is a Global Security.
Ex-A-1-2

SATÉLITES MEXICANOS, S.A. DE C.V.
SECOND PRIORITY SENIOR SECURED NOTE DUE 2013

CUSIP/ISIN NO.:	No. $___
          SATÉLITES MEXICANOS, S.A. DE C.V., a corporation organized under the laws of the United Mexican States (hereinafter called the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to                                         , or registered assigns, the principal sum of                      United States Dollars (U.S.$                    ), on November 29, 2013.
          Interest Payment Dates: March 31, June 30, September 30 and December 31.
          Record Dates: March 15, June 15, September 15 and December 15.
          Reference is made to the further provisions of this Second Priority Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.
          IN WITNESS WHEREOF, the Company has caused this Second Priority Security to be duly executed under its corporate seal.
Dated:

SATÉLITES MEXICANOS, S.A. DE C.V.

By:
Name:
Title:

By:
Name:
Title:
Ex-A-1-3

FORM OF TRUSTEE’S
CERTIFICATE OF AUTHENTICATION
This is one of the Second Priority Securities described in the within-mentioned Indenture.

as Trustee and Authenticating Agent

By:

Authorized Signatory
Name:

Title:

Dated:

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[FORM OF REVERSE OF SECOND PRIORITY SECURITY DUE 2013]
1. Interest.
          (a) SATÉLITES MEXICANOS, S.A. DE C.V., a company organized under the laws of the United Mexican States (hereinafter called the “Company,” which term includes any successors under the Indenture defined in paragraph 5 below), promises to pay interest on the outstanding principal amount of this Second Priority Security at 10 1/8% per annum from the date of issuance until maturity and Additional Amounts, if any.
          (b) The Company will pay interest (including any Additional Amounts) on each Interest Payment Date, commencing on February 28, 2007. Interest on this Second Priority Security will accrue from the most recent date to which interest has been paid or, if no interest has been paid on this Second Priority Security, from the date of issuance.
2. Interest Payments, Default Interest.
          (a) Interest Payment Dates.
          (i) the last day of each February, May, August and November commencing on March 31, 2007, [provided that, in the event the Company has not received the Tax Ruling issued by the Finance Ministry at least ten (10) Business Days before February 28, 2007, the first Interest Payment Date shall be May 31, 2007. The Company shall provide a copy of the Tax Ruling to the Trustee promptly upon receipt thereto.]*
          (ii) (x) If all or a portion of the principal amount of this Second Priority Security shall not be paid when due (whether at the stated maturity, at redemption, by acceleration or otherwise), this Second Priority Security shall bear interest at a rate per annum which is equal to the rate that would otherwise be applicable thereto pursuant to Paragraph 1(a) plus 2% and (y) if all or a portion of any interest payable hereon or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, to the extent permitted by applicable law, bear interest at a rate per annum equal to that would otherwise be applicable thereto pursuant to Paragraph 1(a) plus 2%, in each case, with respect to clauses (x) and (y) above, from the date of such non-payment until such amount is paid in full (as well after, to the extent permitted by applicable law, as before judgment).
          (iii) Interest shall be payable in arrears on each Interest Payment Date, provided, however, that interest accruing pursuant to Paragraph (i) of this Paragraph 2(a) shall be payable from time to time on demand.

*	To be deleted if the Tax Ruling is received before the Effective Date.

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          (iv) Interest payable pursuant to this Second Priority Security shall be calculated on the basis of a 360-day year for the actual days elapsed.
          (b) Computation of Interest and Fees. Calculations of interest, fees, and other amounts under this Second Priority Security shall be made by the Trustee. Each determination of an interest rate by the Trustee pursuant to any provision of this Second Priority Security or the Indenture shall be conclusive and binding on the Company and the Second Priority Holders in the absence of manifest error.
          (c) Payments. Notwithstanding the provisions of Section 4.1(a) of the Indenture, until the earlier of (i) November 30, 2011, (ii) the date that all of the First Priority Obligations and all Refinanced FPS have been paid in full or otherwise discharged, and (iii) the date that the Company shall Incur any Indebtedness pursuant to Section 4.10(a) of the Indenture, make a Restricted Payment pursuant to Section 4.11(a) of the Indenture or make any Capital Expenditure pursuant to Section 4.24(b) of the Indenture, a portion of the interest on the Second Priority Securities may be payable in cash and a portion of the interest on the Second Priority Securities may be payable in-kind in accordance with the percentages set forth below through the issuance of additional Second Priority Securities in lieu of cash (the “Additional Second Priority Securities”), as applicable, during the 12-month period ending on December 31 of the years set forth below:

	Interest Payable in Additional Second
Year	Priority Securities	Interest Payable in Cash
2007	10.125%	0.0%
2008	8.125%	2.0%
2009	8.125%	2.0%
2010	8.125%	2.0%
2011	8.125%	2.0%
Notwithstanding the foregoing, with respect to the 12-month period ended on November 30, 2007, such 12-month period shall mean the period from the Issue Date to November 30, 2007.
          (A) If the Company pays any portion of the interest in-kind through the issuance of Additional Second Priority Securities in lieu of cash pursuant to paragraph (b) above, then the Company shall promptly deliver to the Trustee an Officers’ Certificate notifying the Trustee of the aggregate amount of such Additional Second Priority Securities to be issued, and specifying the amount of Additional Second Priority Securities to be issued through the issuance of additional Definitive Securities and the amounts to be issued through increases in the Global Security. On or after the date of such Officers’ Certificate but not less than two (2) Business Days prior to the relevant Interest Payment Date, the Company shall deliver to the Trustee any
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such additional Definitive Securities to be issued, which Definitive Securities shall have been duly executed by the Company in the manner provided in Section 2.2 of the Indenture. On the relevant Interest Payment Date the Trustee shall record increases in the Global Security and authenticate such additional Definitive Securities, as appropriate, in the aggregate principal amounts required to pay such portion of the interest.
     (B) Each Additional Second Priority Security is an additional obligation of the Company and the Guarantors and shall be governed by, and entitled to the benefits of, this Indenture and shall be subject to the terms of this Indenture (including the Guaranty provisions), shall rank pari passu with and be subject to the same terms (including the rate of interest from time to time payable thereon) as all other Second Priority Securities (except, as the case may be, with respect to the issuance date and aggregate principal amount), and shall have the benefit of all Liens securing Second Priority Securities.
     The Paying Agent shall distribute such payments to the Second Priority Holders promptly upon receipt in like funds as received. If any payment becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
     (d) Requirements of Law. (i) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Second Priority Holder with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Issue Date:
          (A) shall subject any Second Priority Holder to any tax of any kind whatsoever with respect to this Second Priority Security, or change the basis of taxation of payments to such Second Priority Holder in respect thereof;
          (B) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Second Priority Holder which is not otherwise included in the determination of the Eurodollar Rate hereunder; or
          (C) shall impose on such Second Priority Holder any other condition;
and the result of any of the foregoing is to increase the cost to such Second Priority Holder, by an amount which such Second Priority Holder deems to be material, of continuing or maintaining this Second Priority Security, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall promptly pay such Second Priority Holder, upon its demand, any additional amounts necessary to compensate such Second Priority Holder for such increased cost or reduced amount receivable. If any Second Priority Holder becomes entitled to

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claim any additional amounts pursuant to this Paragraph 2(d)(i), then it shall promptly notify the Company (with a copy to the Trustee) of the event by reason of which it has become so entitled.
     (ii) If any Second Priority Holder shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Second Priority Holder or any corporation controlling such Second Priority Holder with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Second Priority Holder’s or such corporation’s capital as a consequence of its obligations hereunder or under the Indenture to a level below that which such Second Priority Holder or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Second Priority Holder’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Second Priority Holder to be material, then from time to time, after submission by such Second Priority Holder to the Company (with a copy to the Trustee) of a written request therefor, the Company shall pay to such Second Priority Holder such additional amount or amounts as will compensate such Second Priority Holder for such reduction.
     (iii) A certificate as to any additional amounts payable pursuant to this Paragraph 2(d) submitted by any Second Priority Holder to the Company (with a copy to the Trustee) shall be conclusive in the absence of manifest error. The obligations of the Company pursuant to this Paragraph 2(d) shall survive the maturity or redemption, as the case may be, of this Second Priority Security and all other amounts payable hereunder.
3. Method of Payment. The Company shall pay interest (including any Additional Amounts) on this Second Priority Security (except defaulted interest) to the Persons who are the Second Priority Holders at the close of business on the March 15, June 15, September 15 or December 15 immediately preceding the applicable Interest Payment Date(s). Except as specified in Section 2(c) above in regards to certain interest payable in Additional Second Priority Securities, the Company shall pay principal, interest, premiums, Additional Amounts, and all other amounts in cash in U.S. dollars. This Second Priority Security will be payable as to principal, premium, if any, and interest (including any Additional Amounts) and this Second Priority Security may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose within or without the Borough of Manhattan, the City and State of New York or, at the option of the Company, payment of interest (including any Additional Amounts), may be made by check mailed to the Second Priority Holders at their addresses set forth in the register of Second Priority Holders, and provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium, if any, and interest and any Additional Amounts on all Global Securities and all other Second Priority Securities the Second Priority Holders of which shall have provided wire transfer instructions to an account within the United States to the Company or the Paying Agent. Until otherwise designated by the Company, the Company’s office or agency will be the corporate trust office of the Trustee presently located at the Trustee’s agency at Wells Fargo Bank, National Association, Corporate Trust Services, Sixth Street and Marquette Avenue, MAC N9303-120 Minneapolis, MN 55479.

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4. Paying Agent and Registrar. Initially, Wells Fargo Bank, National Association (the “Trustee,” which term includes any successor Trustee under the Indenture) will act as Paying Agent, Registrar, and Principal Paying Agent. The Company may change any Paying Agent, Principal Paying Agent, Registrar, or co-Registrar without notice to the Second Priority Holders; provided, however, that neither the Company nor any of its Subsidiaries or Affiliates may act as a Paying Agent, Principal Paying Agent, Registrar, or co-Registrar.
5. Indenture. The Company issued the Second Priority Securities under a Indenture, dated as of November 29, 2006 (as such may be amended or supplemented from time to time, the “Indenture”), among the Company, the Guarantors, and the Trustee. Capitalized terms herein are used as defined in the Indenture, unless otherwise defined herein. This Second Priority Security is subject to all of the terms of the Indenture, and Second Priority Holders of Second Priority Securities are referred to the Indenture for a statement of such terms. The Second Priority Securities are senior, secured general obligations of the Company, limited in aggregate principal amount to $140,000,000 except as otherwise provided herein and under the Indenture.
6. Optional Redemption. The Company may redeem the Second Priority Securities, in whole or in part, at any time, subject to Section 3.4 of the Indenture and indefeasible payment of the Redemption Price to the Paying Agent on the Redemption Date for the benefit of the Second Priority Holders whose Second Priority Securities are being redeemed (each such redemption being an “Optional Redemption”).
7. Mandatory Redemption. If all of the First Priority Obligations and all Refinanced FPS have been repaid in full or otherwise discharged, and if the Company is required to redeem Second Priority Securities pursuant to Section 3.2 of the Indenture, then the Company shall (i) provide the Trustee with a Trustee Redemption Notice within thirty (30) days prior to the Redemption Date or, in the case of a Mandatory Redemption pursuant to Section 3.2(c) of the Indenture, within the period of time specified in Section 3.2(c) of the Indenture; and (ii) pay the Redemption Price to the Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
8. Process for Optional Redemption and Mandatory Redemption.
          (a) Optional Redemption. If the Company elects to redeem Second Priority Securities pursuant to Paragraph 6, then the Company shall (i) provide the Trustee with a Trustee Redemption Notice at least thirty (30) but not more than sixty (60) days prior to the Redemption Date, and (ii) pay the Redemption Price to Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (b) Mandatory Redemption. If the Company is required to redeem Second Priority Securities pursuant to Paragraph 7, then the Company shall (i) provide the Trustee with a Trustee Redemption Notice within thirty (30) Business Days prior to the Redemption Date or, in

Ex-A-2-5

the case of a Mandatory Redemption pursuant to Section 3.2(c) of the Indenture, within the period of time specified in Section 3.2(c) of the Indenture; and (ii) pay the Redemption Price to the Paying Agent on the Redemption Date, provided, however, that if a Redemption Date is a non-Business Day, payment shall be made on the next succeeding Business Day and no interest shall accrue for the period from such Redemption Date to such succeeding Business Day.
          (c) Trustee Redemption Notice. Each Trustee Redemption Notice shall be in writing and shall state all of the items required in Section 3.4(c) of the Indenture (and each notice satisfying the requirements of Section 3.4(c) shall be a “Trustee Redemption Notice”).
          (d) Holder Redemption Notice. The Company shall provide each Second Priority Holder whose Second Priority Securities are to be redeemed with advance written notice of the redemption at least thirty (30) but not more that sixty (60) days prior to the Redemption Date for any Optional Redemption and within thirty (30) Business Days following the Redemption Date for any Mandatory Redemption (unless a shorter notice shall be agreed in writing by the Trustee) (the “Holder Redemption Notice”); provided, however, that in the case of a Mandatory Redemption pursuant to Section 3.2(c) of the Indenture, the Holder Redemption Notice shall be sent to the Second Priority Holders within three (3) Business Days of the date that the Trustee receives the corresponding Trustee Redemption Notice. The Holder Redemption Notice shall include all of the information required under Section 3.4(c) of the Indenture, with the exception of Section 3.4(c)(xi). The Company may elect that the Indenture Trustee provide the Holder Redemption Notice on behalf of the Company, at the Company’s expense, and, if made, such election shall be stated by the Company in the Trustee Redemption Notice.
9. Change of Control Redemption.
          (a) Except as otherwise provided in Section 3.5 of the Indenture, upon any Change of Control, the Second Priority Holders shall have the right to have their Second Priority Securities redeemed at the Redemption Price (a “Change of Control Redemption”).
          (b) Not more than ninety (90) days and not less than sixty (60) days prior to any Change of Control, the Company shall deliver a notice of the Change of Control to the Trustee (the “Trustee Change of Control Notice”). The Trustee Change of Control Notice shall include, together with all other information required under Section 3.5(b) of the Indenture, (a) the date by which a Second Priority Holder must elect to have all or part of its Second Priority Securities redeemed (the “Change of Control Election Date”); and (b) a form by which each Second Priority Holder may elect to have all or part of its Second Priority Securities redeemed (the “Change of Control Election Form”).
          (c) Not more than ninety (90) and not less than sixty (60) days prior to any Change of Control, the Company shall deliver to each Second Priority Holder a notice of the Change of Control (the “Holder Change of Control Notice”). The Holder Change of Control Notice shall include (a) all of the information required to be included in a Trustee Change of Control Notice under Paragraph 9(b); and (b) a detailed description of the process for redemption, including the address(es) of the Paying Agent(s) and Trustee. The Second Priority Holders shall receive the Holder Change of Control Notice not less than thirty (30) nor more than

Ex-A-2-6

sixty (60) days prior to earlier of the Change of Control Date and the corresponding Redemption Date.
          (d) Only those Second Priority Holders who return a properly completed Change of Control Election Form to the Trustee by the Change of Control Election Date shall be entitled to have their Second Priority Securities redeemed.
          (e) On or before the date that any Change of Control occurs, the Company shall pay to the Paying Agent a cash price in U.S. dollars (the “Redemption Price”) equal to 100% of the principal amount thereof, together with (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such repurchase date and subject to the terms of the Indenture) accrued and unpaid interest, if any (including any Additional Amounts, if any), to the Redemption Date (the “Change of Control Amount”).
10. Denominations: Transfer; Exchange. The Second Priority Securities are in fully registered form, without coupons, in denominations of $1.00. A Holder may register the transfer of Second Priority Securities in accordance with the Indenture. No service charge will be made for any registration of transfer or exchange of the Second Priority Securities, but the Company may require a Second Priority Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes or other governmental charge payable in connection therewith. Under certain circumstances set forth in the Indenture, the Registrar need not register the transfer of or exchange any Second Priority Securities.
11. Additional Amounts. Any and all payments by the Company and Second Priority Guarantors in respect of the Second Priority Securities will be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed, levied, collected, withheld or assessed by, on behalf, or within any Relevant Taxing Jurisdiction, unless such withholding or deduction is required by law. In that event, the Company and Second Priority Guarantors will pay to each Second Priority Holder such Additional Amounts as may become payable under Section 4.2 of the Indenture.
12. Unclaimed Money. If money for the payment of principal or interest paid by the Company to, and held by, Trustee or Paying Agent(s) remains unclaimed for two (2) years, then the Trustee or the Paying Agent(s), as applicable, will pay the money back to the Company. After that, all liability of the Trustee and any such Paying Agent(s) with respect to such money shall cease.
13. Amendment; Supplement; Waiver. Subject to Section 6.8 of the Indenture, with the consent of the Requisite Second Priority Holders, by written act of said Second Priority Holders delivered to the Company and the Trustee, the Company, when authorized by Board resolutions, and the Trustee may amend or supplement this Indenture or the Second Priority Securities or enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or the Second Priority Securities or of modifying in any manner the rights of the Second Priority Holders under this Indenture or the Second Priority Securities. Subject to Section 6.8 of the

Ex-A-2-7

Indenture, the Requisite Second Priority Holders may waive compliance by the Company with any provision of this Indenture or the Second Priority Securities. Notwithstanding any of the above, however, no such amendment, supplemental indenture or waiver shall, without the written consent of the Second Priority Holder of each outstanding Second Priority Security affected thereby, affect the rights of the Second Priority Holders in the manner described in Section 9.2(a)(1), (2), (3), (4), (5), (6), (7), and (8). Without notice to or consent of any Second Priority Holder, the parties thereto may under certain circumstances amend or supplement the Indenture and the Second Priority Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Second Priority Holder of a Second Priority Security or to comply with any requirement in connection with the qualification of the Indenture under the U.S. Trust Indenture Act of 1939, as amended.
14. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Indebtedness and issue Capital Stock, pay dividends or make certain other Restricted Payments, enter into certain transactions with Affiliates, incur Liens, sell assets, merge or consolidate with any other Person or transfer (by lease, assignment or otherwise) substantially all of the properties and assets of the Company. The limitations are subject to a number of important qualifications and exceptions. The Company must periodically report to the Trustee on compliance with such limitations.
15. Notation of Guarantee. As set forth more fully in the Second Priority Guarantees (which may be attached to this Second Priority Security), each of the Persons constituting Second Priority Guarantors from time to time in accordance with the provisions of the Indenture, unconditionally and irrevocably guarantees, to each Second Priority Holder and to the Trustee and the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Second Priority Securities, or any other Second Priority Document, or the obligations of the Company or any other Second Priority Guarantor under the Indenture, the Second Priority Securities, or any other Second Priority Document: (x) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Second Priority Securities when and as the same shall become due and payable, whether at maturity, upon Redemption or repurchase, by acceleration, or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Second Priority Securities (and any Additional Amounts related thereto), and (z) the due and punctual payment and performance of all other Second Priority Obligations and all other obligations of the Company and all other obligations of the other Second Priority Guarantors (including without limitation under all Second Priority Guarantees) in, each case, to the Second Priority Holders or the Trustee under the Indenture, the Second Priority Securities, or any other Second Priority Document (including amounts due the Trustee under Section 7.7 of the Indenture), all in accordance with the terms hereof and thereof (collectively, the “Second Priority Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal or refinancing of any Second Priority Securities or any of such other Second Priority Guarantee Obligations, the due and punctual payment and performance of all Second Priority Guarantee Obligations in accordance with the terms of the extension, renewal, or refinancing, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise.

Ex-A-2-8

16. Successors. When a successor to the Company or a Second Priority Guarantor assumes all the obligations of its predecessor under the Second Priority Securities and the Indenture in accordance with the terms of the Indenture and becomes a permitted successor thereunder, the predecessor will be released from those obligations.
17. Defaults and Remedies. If an Event of Default occurs and is continuing (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization), then, subject to the Second Priority Collateral Trust Agreement, in every such case, unless the principal of all of the Second Priority Securities shall have already become due and payable, either the Trustee or the Requisite Second Priority Holders may declare all the Second Priority Securities to be due and payable in the manner and with the effect provided in the Indenture. Second Priority Holders may not enforce the Indenture or the Second Priority Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Second Priority Securities. Subject to certain limitations, Requisite Second Priority Holders may direct the Trustee in its exercise of any trust or power.
18. No Recourse Against Others. No direct or indirect stockholder, partner, employee, officer or director, as such, past, present or future, of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Second Priority Securities or the Indenture by reason of his, her or its status as such stockholder, partner, employee, officer or director. Each Second Priority Holder by accepting a Second Priority Security waives and releases all such liability. Such waiver and release are part of the consideration for the issuance of the Second Priority Securities.
19. Currency of Account: Conversion of Currency. U.S. dollars are the sole currency of account and payment for all sums payable by the Company under or in connection with the Second Priority Securities, the Indenture, and all other Second Priority Documents, including damages. The Company has agreed that the provisions of Section 12.16 of the Indenture shall apply to conversion of currency in the case of the Second Priority Securities and the Indenture.
20. Governing Law. THE INDENTURE AND THE SECOND PRIORITY SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
21. Agent for Service; Waiver of Immunities; Submission to Jurisdiction.
          (a) Each of the Company and the Second Priority Guarantors (i) designates and appoints, and acknowledges that it has, by separate written instrument, designated and appointed CT Corporation System, located at 111 Eighth Ave, New York, NY 10011, as its authorized agent upon which process may be served in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, the Second Priority Securities or the Indenture or any other Second Priority Document, whether commenced by the Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in

Ex-A-2-9

respect thereof, and acknowledges that CT Corporation System has accepted such designation and (ii) agrees that service of process upon CT Corporation System at the foregoing address shall be deemed in every respect effective service of process upon the Company or any Second Priority Guarantor, as the case may be, in any such suit, action or proceeding. Each of the Company and the Second Priority Guarantors further agrees to take any and all action, including the execution and filing of any and all such documents and instruments as may be necessary to continue such designation and appointment of CT Corporation System in full force and effect so long as this Second Priority Security shall be in full force and effect; provided, however, that each of the Company and the Second Priority Guarantors may and shall (to the extent CT Corporation System ceases to be able to be served on the basis contemplated herein), by written notice to the Trustee, designate such additional or alternative agents for service of process under this Paragraph 21(a) that (i) maintains an office located in the Borough of Manhattan, The City of New York in the State of New York, (ii) are either (x) counsel for the Company or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business and (iii) agrees in writing, a copy of which is delivered to the Trustee, to act as agent for service of process in accordance with this Paragraph 21(a). Such notice shall identify the name of such agent for process and the address of such agent for process in the Borough of Manhattan, The City of New York, State of New York. Notwithstanding the foregoing, there shall, at all times, be at least one agent for service of process for each of the Company and the Second Priority Guarantors appointed and acting in accordance with this Paragraph 21(a).
          (b) To the extent that the Company or any Second Priority Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, or otherwise) with respect to itself or its property, each of the Company and the Second Priority Guarantors hereby irrevocably waives such immunity in respect of its obligations under the Indenture, this Second Priority Security, and the other Second Priority Documents, to the extent permitted by law.
          (c) Each party hereto hereby irrevocably and unconditionally: (i) submits for itself and its Property in any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this Second Priority Security or the Indenture or any other Second Priority Document, whether commenced by the Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any

Ex-A-2-10

judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, appellate courts from any thereof and to the courts of its own corporate domicile in respect of actions brought against it as a defendant; (ii) consents that any suit, action, or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this Second Priority Security or the Indenture or any other Second Priority Document, whether commenced by the Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, may be brought in the courts set forth in this Paragraph 21 and waives, to the fullest extent it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such suit, action, or proceeding was brought in an inconvenient court, and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the agent for service of process described above; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
22. Authentication. This Second Priority Security shall not be valid until the Trustee or authenticating agent signs the Certificate of Authentication on the other side of this Second Priority Security.
23. Abbreviations and Defined Terms. Customary abbreviations may be used in the name of a Second Priority Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
24. CUSIP and CINS/ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company will cause CUSIP and/or CINS/ISIN numbers to be printed on the Second Priority Securities.
The Company will furnish to any Second Priority Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Satélites Mexicanos, S.A. de C.V.
Rodolfo Gaona #86
Col. Lomas de Sotelo
México D.F. 11200
MEXICO
Attention: Cynthia Pelini Addario
Telephone: (52) (55) 2629-5808
Telecopy: (52) (55) 2629-5895

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ASSIGNMENT
I or we assign this Second Priority Security to:

(Print or type name, address and zip code of assignee)
Please insert Social Security or other identifying number of assignee:
I or we irrevocably appoint                      as agent to transfer this Second Priority Security on the books of the Company. The agent may substitute another to act for him.
Dated:
Signed:
(Sign exactly as name appears on the other side of this Second Priority Security)
SIGNATURE MUST BE GUARANTEED BELOW.

Signature Guarantee5
Signature Guarantee:

[5]	NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized Signature Guaranty Programs: (i) The Securities Transfer Agent Medallion Program (Stamp); (ii) The New York Stock Exchange Medallion Program (MSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) in such other guarantee program acceptable to the Trustee.

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SCHEDULE OF EXCHANGES OF SECOND PRIORITY SECURITIES 6
The following exchanges of a part of this Global Security have been made:

Signature of
			Principal Amount of	authorized officer
	Amount of decrease	Amount of increase	this Global	of Trustee or
	in Principal Amount	in Principal Amount	Security following	Second Priority
	of this Global	of this Global	such decrease (or	Securities
Date of Exchange	Security	Security	increase)	Custodian

[6]	This schedule should only be added if the Second Priority Security is a Global Security.

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EXHIBIT B: FORM OF GUARANTEE ACKNOWLEDGEMENT
GUARANTEE ACKNOWLEDGEMENT
     This GUARANTEE ACKNOWLEDGEMENT (this “Guaranty”) is entered into as of the ___day of                     ,                     , by the undersigned Second Priority Guarantor in connection with the Indenture (the “Second Priority Indenture”) dated as of November 29, 2006, by and among SATÉLITES MEXICANOS, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Company”), each of the Second Priority Guarantors named therein, and Wells Fargo Bank, National Association, a national banking association duly incorporated and existing under the laws of the United States, as trustee (the “Second Priority Indenture Trustee”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the First Priority Indenture.
     For value received, the undersigned Second Priority Guarantor hereby unconditionally and irrevocably guarantees, to each Second Priority Holder and to the Second Priority Collateral Trustee and the Second Priority Indenture Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Second Priority Indenture, the Second Priority Securities, or any other Second Priority Document, or the obligations of the Company or any other Second Priority Guarantor under the Second Priority Indenture, the Second Priority Securities, or any other Second Priority Document: (x) the due and punctual payment of the principal of, premium, if any, and interest (including Additional Amounts, if any) on the Second Priority Securities when and as the same shall become due and payable, whether at maturity, upon Redemption or repurchase, by acceleration, or otherwise, (y) the due and punctual payment of interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Second Priority Securities (and any Additional Amounts related thereto), and (z) the due and punctual payment and performance of all other Second Priority Obligations and all other obligations of the Company and all other obligations of the other Second Priority Guarantors (including without limitation under all Second Priority Guarantees) in, each case, to the Second Priority Holders, the Second Priority Indenture Trustee, or the Second Priority Collateral Trustee under the Second Priority Indenture, the Second Priority Securities, or any other Second Priority Document (including amounts due the Second Priority Indenture Trustee under Section 7.7 of the Second Priority Indenture), all in accordance with the terms hereof and thereof (collectively, the “Second Priority Guarantee Obligations”); and (b) in case of any extension of time of payment or renewal or refinancing of any Second Priority Securities or any of such other Second Priority Guarantee Obligations, the due and punctual payment and performance of all Second Priority Guarantee Obligations in accordance with the terms of the extension, renewal, or refinancing, whether at maturity, upon redemption or repurchase, by acceleration, or otherwise.
     Upon any failure to make payment when due of any amount so guaranteed, or failing performance of any other obligations of the Company or any other Second Priority Guarantor to the Second Priority Holders or the Second Priority Indenture Trustee or the Second Priority Collateral Trustee or their respective successors and assigns under the Second Priority Indenture or under the Second Priority Securities or any other Second Priority Document, for whatever reason, the undersigned Second Priority Guarantor shall be obligated to pay, or to perform or

Ex-B-1

cause the performance of, the same immediately. A Default or Event of Default under the Second Priority Indenture, the Second Priority Securities, or any other Second Priority Document shall constitute an event of default under this Guarantee, and shall entitle the Second Priority Holders and the Second Priority Indenture Trustee to accelerate the obligations of the Second Priority Guarantor hereunder in the same manner and to the same extent as the obligations of the Company may be accelerated under the Second Priority Indenture and under the Second Priority Securities.
     The obligations of the undersigned Second Priority Guarantor shall be senior to any and all intercompany obligations of the undersigned Second Priority Guarantor to the Company or any Restricted Subsidiary, and the undersigned Second Priority Guarantor expressly agrees that any and all such intercompany obligations are subordinate in all respects, including right of payment, to the obligations of the undersigned Second Priority Guarantor hereunder.
     This Guarantee is executed and delivered in accordance with Article X of the Second Priority Indenture, and the terms of the Second Priority Indenture, including without limitation Article X, shall be applicable to this Guarantee and the undersigned Guarantor as if they were incorporated herein. In the case of any conflict between the terms of this Guarantee and the terms of the Second Priority Indenture, the terms of the Second Priority Indenture shall govern.
     The validity and enforceability of any Guarantee shall not be affected by the fact that it is not affixed to any Second Priority Security or to any particular Second Priority Security.
     THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
     The undersigned Second Priority Guarantor hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, connected with, or relating to this Guarantee, the Second Priority Indenture, the Second Priority Securities, or any other Second Priority Document.
     This Guarantee is subject to release upon the terms set forth in the Second Priority Indenture.
     IN WITNESS WHEREOF, the undersigned Second Priority Guarantor has caused this Guarantee to be duly executed as of the date Second set forth above

SECOND PRIORITY GUARANTOR [NAME]

By:

Name:

Title:

Ex-B-2

Acknowledged and Agreed:
SATÉLITES MEXICANOS, S.A. de C.V.

By:

Name:

Title:

Ex-B-3

EXHIBIT C
FORM OF SECOND PRIORITY COLLATERAL TRUST AGREEMENT

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